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As filed with the Securities and Exchange Commission on May 7, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISANT HOLDING CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3911 (Primary Standard Industrial Classification Code Number)	90-0207875 (I.R.S. Employer Identification No.)
357 Main Street Armonk, New York 10504 (914) 595-8200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Marie D. Hlavaty, Esq. Visant Holding Corp. 357 Main Street Armonk, New York 10504 (914) 595-8200 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Risë B. Norman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

10 1/4 Senior Discount Notes due 2013	$247,200,000	100%	$247,200,000	(1)

(1)
Pursuant to Rule 457(q) under the Securities Act of 1933, as amended (the "Securities Act"), no filing fee is required.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 7, 2007

PRELIMINARY PROSPECTUS

VISANT HOLDING CORP.

$247,200,000 Principal Amount at Maturity
of 10 1/4% Senior Discount Notes Due 2013

The Company:

  •
  We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing markets.

The notes:

  •
  Maturity: December 1, 2013.

  •
  Interest Payment: Prior to December 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. Upon the date of their original issuance, the notes had an initial accreted value of $606.82 per $1,000 stated principal amount at maturity. The accreted value of each note will continue to increase until December 1, 2008, at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the stated principal amount at maturity on December 1, 2008. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2009, at a rate of 10 1/4% per annum.

  •
  Optional Redemption: We may redeem some or all of the notes at any time prior to December 1, 2008 at the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption. We may redeem some or all of the notes at any time on or after December 1, 2008 at the redemption prices listed under "Description of the Notes—Optional Redemption."

  •
  Ranking: The notes rank:

  •
  senior in right of payment to all of Visant Holding's future subordinated indebtedness;

  •
  equally in right of payment with all of Visant Holding's unsecured senior indebtedness;

  •
  junior to all of Visant Holding's future secured indebtedness to the extent of the value of the security for that indebtedness; and

  •
  effectively junior to all of the existing and future indebtedness and other liabilities and preferred stock of Visant Holding's subsidiaries.

        Consider carefully the "Risk Factors" beginning on page 9 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the securities. We do not intend to list the securities on any securities exchange. Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See "Plan of Distribution."

Credit Suisse

The date of this prospectus is                           , 2007.

i

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits thereto, at the Commission's Public Reading Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as we who file electronically with the Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and in accordance therewith, will file reports with the Commission. You may inspect and copy these reports and other information at the addresses set forth above. You may request copies of the documents, at no cost, by telephone at (914) 595-8200 or by mail to Visant Holding Corp., 357 Main Street, Armonk, New York 10504.

ii

SUMMARY

        This summary highlights material information appearing elsewhere in this prospectus. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. All references to a particular fiscal year of Visant Holding Corp. are to the four fiscal quarters ended the Saturday nearest to December 31.

Our Company

        In this document, references to "Visant Holding," "Holdings," the "Company," "we," "our," or "us" refer to Visant Holding Corp. and its consolidated subsidiaries, and references to "Visant" refer to our indirect subsidiary, Visant Corporation. Visant Corporation operates Jostens, Inc. and its subsidiaries ("Jostens"), Von Hoffmann Holdings Inc. and its subsidiaries ("Von Hoffmann"), AHC I Acquisition Corp. and its subsidiaries ("Arcade"), Dixon Direct Corp. ("Dixon") and Neff Holding Company and its subsidiary ("Neff").

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade.

        On June 8, 2006, we entered into definitive agreements to sell our Jostens Photography businesses, which previously comprised a reportable segment. The transactions closed on June 30, 2006. The discontinued operations of the Jostens Photography businesses are excluded from the consolidated financial statements retrospective from the date of disposition.

        On June 16, 2006, we acquired, through a wholly owned subsidiary, substantially all of the assets and assumed certain liabilities of the Dixon Web operation of the Sleepeck Printing Company, a provider of innovative marketing services and products located in Dixon, Illinois. At the time of acquisition, the name of the business was changed to Dixon Direct Corp. The results of Dixon's operations have been included in the consolidated financial statements since that date.

        On September 8, 2006, a newly formed subsidiary of ours acquired substantially all of the assets and assumed certain liabilities of the Vertis, Inc. fragrance sampling business. The acquired business currently operates under the Arcade Marketing name. The acquisition was a strategic step to continue to expand our Marketing and Publishing Services segment, which services the fragrance, cosmetic, personal care and other consumer product market segments. The results of these acquired operations have been included in the consolidated financial statements since that date.

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale. On January 3, 2007, we entered into a Stock Purchase Agreement (the "Von Hoffmann Stock Purchase Agreement") with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The regulatory review of the proposed transaction through a second request by the Federal Trade Commission has been completed, and we expect to close the transaction on or about May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented.

        On March 16, 2007, we acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff operates as a direct subsidiary of Visant under the Neff brand name and its results will be reported from the date of acquisition together with the results of the Jostens scholastic operations as the renamed Scholastic segment.

        Our three reportable segments as of December 30, 2006 consisted of:

  •
  Jostens Scholastic—provides services related to the marketing, sale and production of class rings, graduation products and other scholastic products;

  •
  Jostens Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks; and

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book covers and other components for educational publishers.

Jostens

        Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Founded in 1897, Jostens has a history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in two segments: (1) Scholastic and (2) Yearbook.

        Scholastic.    Jostens is one of the leading providers of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. In the Scholastic segment, Jostens primarily serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling its products to students and administrators through independent sales representatives. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Yearbook.    Jostens is one of the leading providers of services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segment, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also a leading producer of supplemental materials and related components such as decorative covers and plastic transparencies for educational publishers. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Company Background

        On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, and affiliates of DLJ Merchant Banking Partners III, L.P., or DLJMBP III (together with KKR, the "Sponsors"), completed a series of transactions, which created a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade (the "Transactions").

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., or DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, and affiliates of DLJMBP III held equity interests representing approximately 41.0% of Holdings' voting interest and 45.0% of Holdings' economic interest, with the remainder held by other co-investors and certain members of management. Approximately $175.6 million of the proceeds were distributed to certain stockholders, and certain treasury stock held by Von Hoffmann was redeemed. After giving effect to the issuance of equity to additional members of management, as of April 23, 2007, affiliates of KKR and DLJMBP III held approximately 49.0% and 41.0%, respectively, of Holdings' voting interest, while each continued to hold approximately 44.6% of Holdings' economic interest. As of April 23, 2007, the other co-investors held approximately 8.4% of the voting interest and 9.1% of the economic interest of Holdings, and members of management held approximately 1.6% of the voting interest and approximately 1.7% of the economic interest of Holdings.

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure.

(1)
As of April 23, 2007, affiliates of KKR and DLJMBP III held approximately 49.0% and 41.0%, respectively, of the voting interests of Visant Holding, while each continued to hold approximately 44.6% of the economic interests of Visant Holding. As of April 23, 2007, other co-investors held approximately 8.4% of the voting interests and approximately 9.1% of the economic interests of Visant Holding, while members of management held approximately 1.6% of the voting interest and approximately 1.7% of the economic interest.

(2)
Consists of 8 3/4% Senior Notes due 2013 of Visant Holding.

(3)
Consists of 10 1/4% Senior Discount Notes Due 2013 of Visant Holding.

(4)
Visant Secondary Holdings Corp. pledged the stock of Visant as security for the benefit of the lenders under Visant's senior secured credit facilities and is a guarantor of Visant's senior secured credit facilities.

(5)
Visant's senior secured credit facilities consist of a Term Loan C facility, with $716.5 million outstanding as of December 30, 2006, and a $250.0 million senior secured revolving facility. As of December 30, 2006, Visant had $233.3 million of availability under the revolving credit facility (net of $16.7 million in outstanding letters of credit). The Term Loan C facility matures in 2011 and the revolving credit facility matures in 2009.

(6)
Consists of the 7 5/8% Senior Subordinated Notes due 2012 of Visant.

Summary of Terms of the Notes

        The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Visant Holding Corp.
Securities	$247.2 million in aggregate principal amount at maturity of 10 1/4% senior discount notes due 2013.
Maturity	December 1, 2013.
Accretion; Interest	The notes were initially issued at a discount to their aggregate principal amount at maturity. Prior to December 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. Upon their original date of issuance, the notes had an initial accreted value of $606.82 per $1,000 stated principal amount at maturity. The accreted value of each note will increase until December 1, 2008, at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the stated principal amount at maturity on December 1, 2008. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2009, at a rate of 10 1/4% per annum.
Ranking	The notes are unsecured senior obligations of Visant Holding. The notes rank:
• senior in right of payment to all of Visant Holding's future subordinated indebtedness;
• equally in right of payment with all of Visant Holding's unsecured senior indebtedness (including its 8 3/4% Senior Notes due 2013);
• junior to all of Visant Holding's future secured indebtedness to the extent of the value of the security for that indebtedness; and
• structurally junior to all of the existing and future indebtedness and other liabilities and preferred stock of Visant Holding's subsidiaries.
As of December 30, 2006, Visant Holding's subsidiaries had $1,233.2 million of indebtedness outstanding, including $716.5 million of secured indebtedness under Visant's senior secured credit facilities and $500 million of senior subordinated notes of Visant and $16.7 million outstanding in the form of letters of credit. See "Description of the Notes—Ranking."

Optional Redemption	We may redeem some or all of the notes at any time prior to December 1, 2008 at the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption. We may redeem some or all of the notes at any time on or after December 1, 2008 at the redemption prices listed under "Description of the Notes—Optional Redemption."
Change of Control	If we experience a change of control (as defined in the indenture), we will be required to make an offer to repurchase the notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds to repurchase the notes upon a change of control. Furthermore, restrictions in Visant's senior secured credit facilities may limit our ability to repurchase the notes upon a change of control, as described under "Risk Factors—Risks Related to Our Indebtedness and the Notes—Visant Holding may not be able to repurchase the notes upon a change of control."
Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:
	•	incur or guarantee additional indebtedness or issue preferred stock;
	•	pay dividends or make distributions to our stockholders;
	•	repurchase or redeem capital stock or subordinated indebtedness;
	•	make investments;
	•	create liens;
	•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;
	•	enter into transactions with our affiliates; and
	•	merge or consolidate with other companies or transfer all or substantially all of our assets.
These limitations are subject to a number of exceptions and qualifications. See "Description of the Notes—Certain Covenants."
Risk Factors	You should refer to the section below entitled "Risk Factors" for an explanation of the material risks of investing in the notes.

Information About Us

        Visant Holding Corp. was incorporated in Delaware on June 16, 2003. Our principal executive offices are located at 357 Main Street, Armonk, New York 10504, and our telephone number is (914) 595-8200. We maintain a website at www.visant.net. Information contained on our websites does not constitute part of this prospectus and is not being incorporated by reference herein.

Summary Historical Consolidated Financial Data

        The tables below set forth a summary of our historical consolidated financial data at the dates and for the periods indicated. The summary historical consolidated financial data should be read in conjunction with "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

        As a result of our merger with a subsidiary established by DLJMBP III on July 29, 2003 (the "2003 Jostens merger"), Jostens applied purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens to their fair values. In addition, as a result of the 2003 Jostens merger, we have accounted for the combination of Visant, Von Hoffmann and Arcade as entities under common control. Our consolidated financial data set forth below consolidate the historical consolidated financial data of Jostens, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of Jostens, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. As described in the notes to our consolidated financial statements, certain operations of Von Hoffmann are presented as discontinued operations for all periods presented. Our summary consolidated financial data prior to July 29, 2003 are those of Jostens, as the predecessor of Visant, and have been prepared using Jostens' historical basis of accounting.

	(Successor)						Jostens, Inc. (Predecessor)
	2006		2005		2004	Five Months 2003	Seven Months 2003		2002
	In millions, except for ratios
Statement of Operations Data(1):
Net sales	$1,186.6		$1,110.7		$1,051.9	$326.2	$483.5		$702.2
Cost of products sold	587.6		562.2		586.2	201.2	203.0		289.2

Gross profit	599.0		548.5		465.7	125.0	280.5		413.0
Selling and administrative expenses	394.7		389.3		386.2	144.8	185.8		287.2
Gain on disposal of assets	(1.2)		(0.4)		(0.1)	(0.1)	—		—
Transaction costs(2)	—		1.2		6.8	0.2	31.0		—
Special charges(3)	2.4		5.4		11.8	—	—		—

Operating income (loss)	203.1		153.0		61.0	(19.9)	63.8		125.8
Loss on redemption of debt(4)	—		—		31.9	0.4	13.9		1.8
Interest expense, net	149.0		124.8		125.1	51.0	32.0		67.1
Other income	—		—		(1.1)	—	—		—

Income (loss) from continuing operations before income taxes	54.1		28.2		(94.9)	(71.3)	17.9		56.9
Provision for (benefit from) income taxes	15.7		10.5		(34.3)	(21.3)	10.5		25.4

Income (loss) from continuing operations	38.4		17.6		(60.7)	(50.0)	7.4		31.5
Gain (loss) on discontinued operations, net of tax	9.6		19.0		(40.0)	(1.1)	(4.4)		(1.6)
Cumulative effect of accounting change, net of tax	—		—		—	—	4.6		—

Net income (loss)	48.0		36.6		(100.7)	(51.1)	7.6		29.9
Dividends and accretion on redeemable preferred shares	—		—		—	—	(6.5)		(11.7)

Net income (loss) available to common stockholders	$48.0		$36.6		$(100.7)	$(51.1)	$1.1		$18.2

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$162.6		$168.5		$114.1	$103.0	$(6.8)		$55.5
Net cash used in investing activities	(52.6)		(39.1)		(37.9)	(552.3)	(11.9)		(22.8)
Net cash (used in) provided by financing activities	(111.9)		(193.7)		(40.5)	482.3	(12.9)		(64.8)
Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	1.4	x	1.2	x	—	—	1.5	x	1.8	x
Depreciation and amortization	$81.6		$87.6		$136.7	$37.3	$13.5		$25.6
Capital expenditures	$51.9		$28.7		$37.7	$17.4	$5.8		$22.3

	(Successor)				Jostens, Inc. (Predecessor)
	2006	2005	2004	2003	2003	2002
	In millions
Balance Sheet Data (at period end):
Cash and cash equivalents	$18.8	$20.7	$85.0	$49.1		$10.9
Property and equipment, net	160.6	137.9	144.9	156.4		60.4
Total assets	2,322.7	2,366.6	2,511.4	2,522.6		327.5
Total debt	1,770.7	1,513.1	1,695.5	1,476.4		589.4
Redeemable preferred stock(6)	—	—	—	—		70.8
Stockholders' (deficit) equity	(46.4)	255.3	212.3	173.9		(582.5)

(1)
Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of certain Von Hoffmann businesses in December 2006, our Jostens Photography businesses in June 2006 and the exit of Jostens' Recognition business in December 2001.

(2)
For 2005 and 2004, transaction costs represented $1.2 million and $6.8 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represented $0.2 million of expenses incurred in connection with the 2003 Jostens merger. For the predecessor period in 2003, transaction costs represented $31.0 million of expenses incurred in connection with the 2003 Jostens merger.

(3)
For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of Jostens former corporate office buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. For 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. For 2004, special charges consisted of $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions.

(4)
For 2004, loss on redemption of debt represented a loss of $31.5 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' 12.75% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.4 million in connection with the repurchase of $8.5 million principal amount of Jostens' 12.75% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' senior secured credit facility. For 2002, loss on redemption of debt represented a loss of $1.8 million in connection with the repurchase of $7.5 million principal amount of Jostens' 12.75% senior subordinated notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of Statement of Financial Accounting Standards ("SFAS") 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For 2004 and the successor period in 2003, earnings did not cover fixed charges by $94.9 million and $71.4 million, respectively.

(6)
Liquidation preference of redeemable preferred stock as of the end of 2003 and 2002 was $222.6 million and $86.3 million, respectively.

RISK FACTORS

        Your investment in the notes will involve substantial risks. You should carefully consider the following material factors in addition to the other information set forth in this prospectus before you decide to purchase the notes offered hereby. If any of the following risks actually occur, our business, financial condition, results of operations and our ability to make payments on the notes would likely suffer. In such case the trading price of the notes could fall, and you may lose all or part of your original investment.

Risks Relating to Our Business

        If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

        Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including marketing and selling strategies to drive growth, enhancing our core product and service offerings and continuing to improve operating efficiencies and asset utilization. We may not be able to successfully implement our business strategy or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

        Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty achieving our strategic objectives. We may also decide to alter or discontinue certain aspects of our business strategy at any time. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on our indebtedness.

        We may not be able to continue to realize all of our expected cost savings and benefits from the Transactions.

        Our original business plan anticipated net potential annualized cost savings of between $22 million and $30 million, with the cost to implement such plan being approximately $10 million. Our cost savings have been realized primarily through procurement initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses. The scope of our cost savings plan is broad and significant and may cause losses to our business that we cannot predict. A variety of factors could cause us not to continue to realize the annual benefits of the savings plan, including our inability to continue to obtain lower raw material prices. Our inability to continue to realize cost savings could adversely affect our business, financial condition and results of operations.

        We may not be able to consummate additional acquisitions and dispositions on acceptable terms, and future acquisitions and dispositions may be disruptive.

        As part of our business strategy, we may continue to pursue strategic acquisitions and dispositions to leverage our existing infrastructure, expand our geographic reach, broaden our product and service offerings and focus on our higher growth businesses. Acquisitions and dispositions involve a number of risks and present financial, managerial and operational challenges, including:

  •
  diversion of management attention from existing businesses;

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  difficulty with integration of personnel and financial and other systems;

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  increased expenses, including compensation expenses resulting from newly hired employees;

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  regulatory challenges; and

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  potential disputes with the sellers of acquired businesses, technologies, services or products or with the buyers of disposed businesses.

        Our ability to continue to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if any of the businesses that we have acquired or invested in have problems or liabilities of which we are not aware. We may not be able to continue to consummate acquisitions or dispositions, and we may experience disruption in our businesses as a result.

  We are subject to competition.

        We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. Because of substantial resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions and may face additional competition from new competitors, with respect to our existing product lines and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete or result in pricing pressures. Additionally, increases in competition could have an adverse effect on our business, financial condition and results of operations. To maintain a competitive advantage, we may need to make increased investment in product development, manufacturing capabilities and sales and marketing.

        The seasonality of our industries could have a material adverse effect on our business, financial condition and results of operations.

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for our continuing operations for fiscal 2006 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Net sales of textbooks are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. Our textbook business is currently presented as discontinued operations.

        The seasonality of our businesses requires us to manage our cash flows carefully over the course of the year. If we fail to manage our cash flows effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources accurately in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers' delivery requirements, we could jeopardize our relationships with our customers.

        A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition and results of operations.

        Our sampling system business is dependent on a limited number of customers. Our top five customers in our sampling system business represented approximately 9% of our net sales for 2006 in this business. We do not generally have long-term contracts for committed volume with any of these customers. We may be required by some customers to qualify our sampling system manufacturing operations under specified supplier standards. If we are unable to qualify under a supplier's standards, the customer may not continue to purchase sampling systems from us. An adverse change in our relationship with any of our significant sampling system customers could have a material adverse effect on the business, financial condition and results of operations of our sampling system business.

        Many of our customer arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

        Jostens relies on relationships with schools, school administrators and students for the sale of its products. Jostens' failure to deliver high quality products in a timely manner or failure to respond to changing consumer preferences could jeopardize its customer relationships. Significant customer losses at our Jostens business could have a material adverse effect on our business, financial condition and results of operations.

        Our textbook business, currently presented as discontinued operations, is also particularly dependent on a limited number of customers. Customers in our educational textbook business include, among others, many autonomous divisions of the four major educational textbook publishers. Each of these divisions maintains its own manufacturing relationships and generally makes textbook manufacturing decisions independently of other divisions. We do not have long-term contracts for committed volume with any of these publishers, who together accounted for a material portion of our textbook net sales. Accordingly, our ability to retain or increase our business with these customers depends upon our relationships with each customer's divisional managers and senior executives. Any cancellation, deferral or significant reduction in product sold to these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

        We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

        We are dependent upon the availability of raw materials to produce our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The price of gold increased dramatically during 2006, and we anticipate continued volatility in the price of gold for the foreseeable future. From time to time, we may enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Higher gold prices have impacted, and could further impact, our operating expenses as well as the level of spending by our customers. Our Marketing and Publishing Services business primarily use paper, ink and adhesives. Similarly, our sampling system business utilizes specific grades of paper and foil in producing its sampling products.

The price and availability of these raw materials is affected by numerous factors beyond our control. These factors include:

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  the level of consumer demand for these materials;

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  the supply of these materials;

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  foreign government regulation and taxes;

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  market uncertainty;

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  environmental conditions in the case of paper; and

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  political and worldwide economic conditions.

        Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in prices for gold, paper products or precious, semiprecious and synthetic stone and other materials could have a material adverse effect on our business, financial condition and results of operations.

        We rely on a limited number of suppliers for certain of our raw materials. For example, Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed to any significant extent, particularly during periods of peak demand for rings, Jostens' business would suffer. We may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of our ScentStrip® sampling systems, which accounted for a substantial portion of our net sales from our sampling system business for fiscal 2006, utilize specific grades of paper for which we rely primarily on two domestic suppliers, with whom we do not have a written supply agreement in place. A loss of this supply of paper and a resulting possible loss of our competitive advantage could have a material adverse effect on our sampling system business, financial condition and results of operations to the extent that we are unable to obtain the specific paper or in sufficient quantity from other suppliers or elsewhere. Moreover, certain of our primary label sampling systems, including ScentSeal®, LiquaTouch®, BeautiSeal® and BeautiTouch® products, utilize certain foil laminates that are presently sourced primarily from one supplier, with whom we do not have a written supply agreement in place. A loss of supply of these foil laminates could have a material adverse effect on our business, financial condition, results of operations and competitive advantage.

        Our educational textbook business, currently presented as discontinued operations, generally does not have long-term contracts with any of its raw material suppliers. Therefore, these suppliers may not continue to provide raw materials at attractive prices, or at all, or we may not be able to obtain raw materials in the future from these or other providers on favorable terms and on the scale and within the time frames required.

        Certain of our businesses, primarily our educational textbook business, are dependent on fuel and natural gas in their operations. Prices of fuel and natural gas have shown volatility over time. Unanticipated higher prices could impact our operating expenses.

        Any failure to obtain raw materials for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply, could have a material adverse effect on our business, financial condition, results of operations and competitve advantage.

        Changes in Jostens' relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

        The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens' network of independent sales representatives. Many of Jostens' relationships with customers and schools are cultivated and maintained by its independent sales representatives. Jostens' independent sales representatives typically operate under one- to three-year contracts for the sale of Jostens products and services. These contracts are generally terminable upon 90 days notice from the end of the current contract year. Jostens' sales representatives can terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant loss of its independent sales representatives, it could have a material adverse effect upon our business, financial condition and results of operations.

        Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

        Our businesses depend upon numerous information systems for operational and financial information and our billing operations. We are also increasingly dependent on our information technology systems for our e-commerce efforts. We may not be able to enhance existing information systems or implement new information systems that can integrate successfully our business efforts. Furthermore, we may experience unanticipated delays, complications and expenses in acquiring licenses for certain systems or implementing, integrating and operating the systems. In addition, our information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during periods of implementation. Implementation of these systems is further subject to our ability to license certain proprietary software in certain cases and the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The failure to successfully implement and maintain operational, financial and billing information systems at our businesses could have an adverse effect on our business, financial condition and results of operations.

        We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

        Our capital expenditure requirements have primarily related to our Jostens business and our educational textbook business, currently presented as discontinued operations. Additionally, we are required to invest capital in order to expand and update our capabilities in certain of our other segments, including our Marketing and Publishing Services segment. We expect our capital expenditure requirements in the Jostens business to continue to relate primarily to capital improvements, including information technology and e-commerce initiatives throughout the Jostens business. Our capital expenditure requirements in the Marketing and Publishing Services segment primarily relate to capacity increases and technological improvements to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new technologies, our business, financial condition and results of operations could be materially and adversely affected.

        Our businesses are subject to changes arising from developments in technology that could render our products obsolete or reduce product consumption.

        New emerging technologies, including those involving the Internet, could result in new distribution channels and new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer preferences and demands, including the use of the Internet. If we fail to anticipate or respond adequately to changes in technology and user preferences and demands or are unable to finance the capital expenditures necessary to respond to such changes, our business, financial condition and results of operations could be materially and adversely affected.

        Our results of operations are dependent on certain principal production facilities.

        We are dependent on certain key production facilities. Certain sampling system, direct mail and graduation announcement products are generally each produced in a dedicated facility. Any disruption of production capabilities at any of our key dedicated facilities could adversely affect our business, financial condition and results of operations.

        Our educational textbook business, currently presented as discontinued operations, is dependent on the Jefferson City, Missouri production facility for the production of four-color case-bound textbooks. Any disruption of production capabilities at this facility for a significant term could lead to the loss of customers during any period during which production is interrupted and adversely affect our business, financial condition and results of operations.

        Actions taken by the U.S. Postal Service could have a material adverse effect on our sampling system business.

        Sampling products are approved by the U.S. Postal Service, or USPS, for inclusion in subscription magazines mailed at periodical postage rates. USPS approved sampling systems have a significant cost advantage over other competing sampling products, such as miniatures, vials, packets, sachets and blisterpacks, because these competing products cause an increase from periodical postage rates to the higher third-class rates for a magazine's entire circulation. Subscription magazine sampling inserts delivered to consumers through the USPS are currently an important part of our sampling systems business. If the USPS approves other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or reclassifies our sampling products such that they would incur a postal surcharge, it could have a material adverse effect on our sampling system business, financial condition and results of operations.

        A deterioration in labor relations or labor availability could have an adverse impact on our operations.

        As of December 30, 2006, we had approximately 5,096 full-time employees (excluding the 1,469 employees employed at our discontinued operations). As of December 31, 2006, approximately 702 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007, and approximately 379 employees from our Marketing and Publishing Services business were represented under three collective bargaining agreements. These collective bargaining agreements expire at various times between March 2008 and March 2012. We also have 263 employees in our discontinued operations covered under three collective bargaining agreements that expire between September and November 2009.

        We are negotiating a first collective bargaining agreement covering approximately 140 employees at our Pennsauken, New Jersey location, following an election that occurred in February 2007.

        We may not be able to negotiate labor agreements on satisfactory terms. If any of the employees covered by the collective bargaining agreements were to engage in a strike, work stoppage or other slowdown, we could experience a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a further disruption of our operations and/or higher ongoing labor costs, which could adversely affect our businesses, financial condition and results of operations. Given the seasonality of our business, we utilize a high percentage of seasonal and temporary employees to maximize efficiency and manage our costs. If these seasonal or temporary employees were to become unavailable to us on acceptable terms, we may not be able to find replacements in a timely or cost effective manner.

        We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations have become more stringent and, accordingly, more costly over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing and other activities that have resulted or could result in environmental conditions giving rise to liabilities.

        We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

        We use a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those of our sampling system and direct mail businesses, which derive a substantial portion of revenue from processes or products with some proprietary protections. We generally enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of our manufacturing processes involved in the production of sampling systems and direct mail products are not covered by any patent or patent application. Furthermore, the patents that we use in our sampling system and direct marketing businesses will expire over time. There is no assurance that ongoing research and development efforts will result in new proprietary processes or products. Our competitors may independently develop equivalent or superior know-how, trade secrets processes or production methods to those employed by us.

        We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties from time to time may initiate litigation against us challenging our intellectual property rights or asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in any such litigation, and the results or costs of any such litigation may have a material adverse effect on our business, financial condition and results of operations. The expense involved in protecting our intellectual property in our Marketing and Publishing Services segment, for example, has been and could continue to be significant. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of its outcome.

        Our results of operations in our educational textbook business are subject to variations due to the textbook adoption cycle and government funding for education spending.

        Our educational textbook business, currently presented as discontinued operations, experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for education spending. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Our results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds, including as a result of economic conditions, can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations in our educational textbook business. Lower than expected sales by us due to the cyclicality of the textbook adoption cycle and pricing pressures that may result during any downturn in the textbook adoption cycle or as a reduction in government funding for education spending could have a material adverse effect on our cash flows and, therefore, on our ability to service our obligations with respect to our indebtedness.

        Our controlling stockholders, affiliates of KKR and DLJMBP III, may have interests that conflict with other investors.

        As a result of the Transactions, we are controlled by affiliates of KKR and DLJMBP III. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of our other investors and debtholders. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other investors and debtholders if the transactions resulted in our becoming more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our stockholders may conflict with those of our debtholders. In that situation, for example, our debtholders might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp. and Primedia Inc. Further, if they pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

  We are dependent upon certain members of our senior management.

        We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly Marc L. Reisch, our Chairman, President and Chief Executive Officer. The loss of Mr. Reisch's services or the services of other members of senior management could have a material adverse effect on our company.

Risks Related to Our Indebtedness and the Notes

        Visant Holding may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes.

        Visant Holding is a holding company with no operations or assets of its own. Visant Holding's only asset is its common equity interest in Visant Secondary Holdings, another holding company whose only asset is its common equity interest in Visant. Our operations are conducted through Visant and its subsidiaries, and Visant Holding's ability to make payments on the notes is dependent on the earnings and the distribution of funds from its subsidiaries through loans, dividends or otherwise. However, none of our subsidiaries is obligated to make funds available to Visant Holding for payment on the notes.

        The terms of Visant's senior secured credit facilities and the terms of the Visant senior subordinated notes each significantly restrict Visant and, in the case of the senior secured credit facilities, Visant Secondary Holdings from paying dividends and otherwise transferring assets to Visant Holding. The terms of each of those debt instruments provide Visant and Visant Secondary Holdings, as applicable, with a "basket" that can be used to make certain types of "restricted payments", including dividends or other distributions to Visant Holding. The basket in the Visant senior secured credit facilities is generally based on the cumulative amount of net income that has been generated by Visant and its subsidiaries since the credit facility was entered into. The basket in the indenture governing the Visant senior subordinated notes is generally based on 50% of the cumulative amount of net income that has been generated by Visant and its subsidiaries since the issuance of the senior subordinated notes, as well as certain additional specified items. However, the calculation of "net income" for each of these baskets is different under the terms of each respective debt instrument, and these terms can include a number of adjustments to the calculation of "net income" that can result in the "net income" utilized to determine available amount in a particular basket being different from net income as reported by Visant in its financial statements for any particular period. Visant may not have sufficient payment capacity in the baskets with respect to either the Visant senior secured credit facilities or the Visant senior subordinated notes in order to make any future scheduled payments on the notes, including regularly scheduled interest payments, payments upon a change of control or payments at the maturity of the notes. Further, beginning in December 1, 2008, the notes will begin accruing cash interest, and we cannot assure you that, even if Visant has sufficient payment capacity in its baskets so as to permit distribution of funds to Visant Holding, such distributions would be sufficient to make payments on both the notes and the Visant Holding senior notes. In addition, the terms of any future indebtedness incurred by Visant Secondary Holdings, Visant or any of their subsidiaries may include additional restrictions on their ability to make funds available to Visant Holding to make payments on the notes, which may be more restrictive than those contained in the terms of the Visant senior secured credit facility or the Visant senior subordinated notes.

        In the event Visant Holding does not have sufficient cash available to it to make any required payments on the notes, we will be required to adopt one or more alternatives, such as refinancing all of our indebtedness, obtaining the consents from the lenders in respect of our indebtedness, selling equity securities or seeking capital contributions from our affiliates. None of our affiliates is obligated to make any capital contributions, loans or other payments to us with respect to our obligations on the notes.

        Further, we cannot assure you that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the required amounts on the notes, or that any of such actions would be permitted by the terms of the indenture governing the notes or the terms of any other debt of us or our subsidiaries then in effect. See "Description of Other Indebtedness".

        Because Visant Holding is the sole obligor of the notes, and its subsidiaries do not guarantee Visant Holding's obligations under the notes or have any obligation with respect to the notes, the notes are structurally subordinated to the debt and liabilities of Visant Holding's subsidiaries.

        Visant Holding has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Visant Holding's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or otherwise.

        The notes and the senior notes are structurally subordinated to all debt and liabilities of Visant Holding's subsidiaries. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Visant Holding's subsidiaries, you will participate with all other holders of Visant Holding's indebtedness (including its existing senior notes) in the assets remaining after Visant Holding's subsidiaries have paid all of their debts and liabilities. In any of these cases, Visant Holding's subsidiaries may not have sufficient funds to make payments to Visant Holding, and you may receive less, ratably, than the holders of debt of Visant Holding's subsidiaries and other liabilities. Further, since Visant Holding's senior discount notes rank pari passu with the senior notes, even if Visant Holding's subsidiaries have assets remaining after satisfying payments required in respect of their indebtedness, any such assets will be shared equally between the senior notes and the senior discount notes, as well as any other liabilities of Visant Holding that have not been expressly subordinated to such notes.

        We cannot assure you that if Visant Holding's subsidiaries have their debt accelerated, Visant Holding will be able to repay the notes. We also cannot assure you that Visant Holding's assets and its subsidiaries' assets will be sufficient to fully repay the senior discount notes and the senior notes and its other indebtedness. See "Description of Other Indebtedness."

        Visant Holding's subsidiaries may not be able to generate sufficient cash to service all of their indebtedness and may be forced to take other actions to satisfy their obligations under such indebtedness, which may not be successful.

        We cannot assure you that our subsidiaries will maintain a level of cash flow from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on their indebtedness. Our subsidiaries' ability to make scheduled payments on their debt obligations depends on our subsidiaries' financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their or our control. If our subsidiaries' cash flow and capital resources are insufficient to fund their debt service obligations, our subsidiaries may be forced to undertake alternative financing plans, such as refinancing or restructuring their indebtedness, selling assets, reducing or delaying capital expenditures or seeking to raise additional capital. Our subsidiaries' ability to restructure or refinance their indebtedness will depend upon the capital markets and their financial condition at the time. Any refinancing of such indebtedness could be at higher interest rates and may require our subsidiaries to comply with more onerous covenants, which could further restrict their operations. In addition, the terms of existing or future debt instruments may restrict our subsidiaries from adopting some of these alternatives.

        If Visant Holding's subsidiaries default on their obligations to pay their indebtedness, we may not be able to make payments on the notes.

        If Visant Holding's subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness, we or they could be in default under the terms of the agreements governing such indebtedness. If our subsidiaries' operating performance declines in the future, they may need to obtain waivers from the lenders in respect of their indebtedness to avoid being in default. However, our subsidiaries may not be able to obtain any requested waiver. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under Visant's senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our subsidiaries' assets, and our subsidiaries could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes.

        Our high level of indebtedness could adversely affect our cash flow and our ability to operate our business, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

        We are highly leveraged. As of December 30, 2006, total indebtedness for Holdings and its subsidiaries was $1,787.4 million, including $16.7 million outstanding in the form of letters of credit. As of December 30, 2006, Visant had availability of $233.3 million (net of standby letters of credit) under its revolving credit facility. Total outstanding indebtedness for Holdings and its subsidiaries represented approximately 102.7% of Holdings' total consolidated capitalization at December 30, 2006.

        Our substantial indebtedness could have important consequences. For example, it could:

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  make it more difficult for us to make payments on the notes;

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  make it more difficult for our subsidiaries to satisfy their obligations in respect of their indebtedness and, therefore, to make distributions to Visant Holding to make payments on the notes;

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  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

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  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

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  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other purposes; and

  •
  place us at a disadvantage compared to our competitors who have less debt.

        Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase, because the entire amount of our debt under the Visant senior secured credit facilities bears interest at floating rates, initially, at our option, at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term Loan C facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term Loan C facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum). If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

        We will be able to incur significant additional indebtedness in the future. Although the indentures governing the Holdings senior notes, these notes and the Visant senior subordinated notes and the credit agreement governing the Visant senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, those restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with those restrictions could be substantial. The Visant senior secured credit facilities, for example, allow us to incur (1) an unlimited amount of "purchase money" indebtedness to finance capital expenditures permitted to be made under the senior secured credit facilities and to finance the acquisition, construction or improvement of fixed or capital assets, (2) an unlimited amount of indebtedness to finance acquisitions permitted under the senior secured credit facilities and (3) up to $100 million of additional indebtedness. As of December 30, 2006, the Visant senior secured credit facilities permitted additional borrowings of up to $233.3 million (net of standby letters of credit of approximately $16.7 million) under the revolving credit facility.

        The Visant senior secured credit facilities also allow us to incur additional term loans under the Term Loan C facility or under a new term loan facility, in each case in an aggregate principal amount of up to $300 million, subject to (1) the absence of any default under the senior secured credit facilities before and after giving effect to such loans, (2) the accuracy of all representations and warranties in the credit agreement and security documents for the senior secured credit facilities, (3) Visant's compliance with financial covenants under the senior secured credit facilities and (4) Visant's ability to obtain commitments from one or more lenders to make such loans. Any additional term loans will have the same security and guarantees as the Term Loan C facility. Any indebtedness incurred by our subsidiaries would be structurally senior to the senior discount notes and the senior notes. If new debt is added to our current debt levels, the related risk that we now face, including those described above, could intensify.

        Restrictive covenants in our and our subsidiaries' debt instruments may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        The Visant senior secured credit facilities and the indentures governing the Holdings senior notes and senior discount notes and the Visant senior subordinated notes contain, and any future indebtedness of ours or of our subsidiaries would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries, including restrictions on our and our subsidiaries' ability to engage in acts that may be in our best long-term interest.

        The Visant senior secured credit facilities include financial covenants, including requirements that Visant:

  •
  maintain a minimum interest coverage ratio; and

  •
  not exceed a maximum total leverage ratio.

        The financial covenants in the Visant senior secured credit facilities will become more restrictive over time. In addition, the Visant senior secured credit facilities limit Visant's ability to make capital expenditures and require that Visant use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in its business to repay indebtedness under them.

        The Visant senior secured credit facilities also include covenants restricting, among other things, Visant Secondary Holdings Corp.'s, Visant's and their subsidiaries' ability to:

  •
  create liens;

  •
  incur indebtedness (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases, with respect to subordinated indebtedness;

  •
  make loans and investments;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Visant Secondary Holdings Corp., Visant or their subsidiaries; and

  •
  amend the terms of subordinated debt.

        The indentures relating to the Holdings senior notes, the notes and the Visant senior subordinated notes also contain numerous covenants including, among other things, restrictions on our and our subsidiaries' ability to:

  •
  create liens;

  •
  incur or guarantee indebtedness or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases, with respect to subordinated indebtedness;

  •
  make loans and investments;

  •
  engage in mergers, acquisitions, asset sales and transactions with affiliates; and

  •
  create limitations on the ability of subsidiaries to make dividends or distributions.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the Visant senior secured credit facilities would result in a default under the Visant senior secured credit facilities. If any such default occurs, the lenders under the Visant senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require Visant to apply all of its available cash to repay these borrowings, any of which would result in an event of default under the Visant senior subordinated notes, the Holdings senior notes and these notes. The lenders under the senior secured credit facilities will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

        Visant Holding may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, Visant Holding will be required to offer to repurchase all notes that are outstanding (including these notes and the senior notes) at 101% of their principal amount. See "Description of the Notes—Change of Control" for additional descriptions of these events. The source of funds for any such purchase of the notes will be Visant Holding's available cash or cash generated from the operations of Visant Holding's subsidiaries or other sources, including borrowings, sales of assets or sales of equity. Visant Holding may not be able to repurchase the notes upon a change of control because Visant Holding or its subsidiaries may not have sufficient funds, or because the terms of the debt instruments of Visant Holding subsidiaries do not permit dividends or other asset transfers to be made to Visant Holding. In the event that a change of control occurs at a time when Visant Holding does not have access to cash flow from its subsidiaries, we may seek the consent of the applicable lenders and debt holders in respect of our subsidiaries' indebtedness to permit the dividend or other transfer of assets to Visant Holding as is necessary to permit Visant Holding to purchase the notes, although we may not be able to do so.

        The Visant senior secured credit facilities provide that certain change of control events would constitute an event of default thereunder. If we experience a change of control that triggers an event of default under the Visant senior secured credit facilities, we could seek a waiver or seek to refinance such indebtedness, although we may not be able to do so. In the event we do not obtain such a waiver or refinance such indebtedness, the event of default could result in amounts outstanding under the

Visant senior secured credit facilities being declared due and payable. Further, the terms of these notes, the Holding senior notes and the Visant senior subordinated notes provide that certain change of control events require that an offer be made to repurchase those notes, and that any failure to make any such offer constitutes an event of default under the relevant indenture.

        As a result, if we experience a change of control, our subsidiaries may not have sufficient financial resources to satisfy the obligations under the Visant senior secured credit facilities and the Visant senior subordinated notes, and Visant Holding may not have sufficient financial resources to satisfy its obligations under the senior notes and the notes. In addition, the change of control covenants in the indentures governing the notes, the senior notes and the Visant senior subordinated notes do not cover all corporate events, reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

        Certain corporate events may not trigger a change of control event upon which occurrence Visant Holding will not be required to repurchase your notes.

        The indentures governing the notes, the senior notes and the Visant notes permit Visant Holding and its subsidiaries to engage in certain important corporate events, such as the leveraged recapitalization that occurred on April 4, 2006 in connection with Visant Holding's sale of $350.0 million of senior notes, that would increase indebtedness but would not constitute a "Change of Control." If either Visant Holding or its subsidiaries effected a leveraged recapitalization or other such "non-change of control" transaction that resulted in an increase in indebtedness, Visant Holding's ability to make payments on the notes would be adversely affected. However, Visant Holding would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite Visant Holding's decreased ability to meet its obligations under the notes.

        You will be required to pay U.S. federal income tax on accrual of original issue discount on the notes even if Visant Holding does not pay cash interest.

        The notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to December 1, 2008, and there will be no periodic payments of cash interest on the notes prior to June 1, 2009, original issue discount (the excess of the stated redemption price at maturity over the issue price of the notes) will accrue from the issue date of the notes. Consequently, purchasers of the notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. See "Material United States Federal Income Tax Consequences."

        Federal and state statutes may allow courts, under specific circumstances, to void the notes and require note holders to return payments received.

        We used the net proceeds from the offering of the notes to purchase the outstanding 8% Senior Redeemable Preferred Stock of Visant from DLJMBP III and certain co-investors and to pay a dividend on Visant Holding's common stock, which at the time of the dividend payment was owned by DLJMBP III and certain co-investors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce an obligor's obligation or subordinate the notes to our existing and future indebtedness. While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the notes if it found that we issued the notes, or, in some states, when payments became due under the notes, we received less than reasonably equivalent value or fair consideration and either:

  •
  we were insolvent or rendered insolvent by reason of such incurrence;

  •
  we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital;

  •
  we intended to incur, or believed that such obligor would incur, debts beyond such obligor's ability to pay such debts as they mature; or

  •
  we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment, the judgment is unsatisfied.

        The court might also void the notes without regard to the above factors, if the court found that we issued the notes with actual intent to hinder, delay or defraud our creditors.

        A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes if we did not substantially benefit directly or indirectly from the issuance of the notes. As a general matter, value is given for a note if, in exchange for the note, property is transferred or an antecedent debt is satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

  •
  the sum of our debts, including subordinated and contingent liabilities, was greater than the fair saleable value of all of our assets; or

  •
  if the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

  •
  we could not pay our debts as they become due.

        In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the notes, which could mean that you may not receive any payments on the notes and the court may direct you to repay any amounts that you have already received from us for the benefit of our creditors. Furthermore, the holders of voided notes would cease to have any direct claim against us. Consequently, our assets would be applied first to satisfy our other liabilities, before any portion of our assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources. Moreover, the voidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt (if not otherwise accelerated due to our insolvency or other proceeding).

        Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

        The notes were offered and sold in December 2003 to a small number of institutional investors and are eligible for trading in the PORTALSM market. However, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. There is currently no established market for the notes, and we cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to exist, the notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. You may not be able to sell your notes at a particular time or at favorable prices or at all.

        The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

        We understand that Credit Suisse Securities (USA) LLC presently intends to make a market in the notes. However, it is not obligated to do so, and any market making activity with respect to the notes may be discontinued at any time without notice. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

  •
  our substantial indebtedness;

  •
  our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

  •
  competition from other companies;

  •
  the seasonality of our businesses;

  •
  the loss of significant customers or customer relationships;

  •
  fluctuations in raw material prices;

  •
  our reliance on a limited number of suppliers;

  •
  our reliance on numerous complex information systems;

  •
  the reliance of our businesses on limited production facilities;

  •
  the amount of capital expenditures required for our businesses;

  •
  labor disturbances;

  •
  environmental regulations;

  •
  foreign currency fluctuations and foreign exchange rates;

  •
  the outcome of litigation;

  •
  our dependency on the sale of school textbooks;

  •
  control by our stockholders;

  •
  Jostens, Inc.'s reliance on independent sales representatives;

  •
  the failure of our sampling systems to comply with U.S. postal regulations; and

  •
  textbook adoption cycle and levels of government funding for education spending.

        We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including Veronis Suhler Communications, the National Center for Educational Statistics and the U.S. Department of Education.

USE OF PROCEEDS

        This prospectus is being delivered in connection with the sale of notes by Credit Suisse Securities (USA) LLC in market-making transactions. We will not receive any cash proceeds from the sale of the notes by Credit Suisse Securities (USA) LLC.

CAPITALIZATION

        The following table sets forth Visant Holding's capitalization as of December 30, 2006. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of December 30, 2006
(In millions)
Visant Corporation:
Standby letters of credit	$16.7
Term Loan C facility	716.5
7 5/8% Senior Subordinated Notes	500.0
Visant Holding Corp.:
10 1/2% Senior Discount Notes	204.2
8 3/4% Senior Notes	350.0

Total debt	1,787.4
Stockholders' deficit	(46.4)

Total capitalization	$1,741.0

SELECTED FINANCIAL DATA

        The following relates to the financial results of both Visant Holding and its subsidiary, Visant. Other than Visant Holding's 10 1/4% senior discount notes, which had an accreted value of $204.2 million and $184.7 million as of December 30, 2006 and December 31, 2005, respectively, including interest thereon, there are no significant differences between the results of operations and financial condition of Visant and those of Visant Holding. At the end of the first quarter of 2006, Visant Holding privately placed $350.0 million of 8 3/4% senior notes due 2013, with settlement on April 4, 2006. On October 10, 2006, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The selected financial data of Holding set forth below presents the consolidated financial data of Visant Holding, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of these entities by affiliates of DLJMBP III on such date. As described in the notes to our consolidated financial statements, certain operations of Von Hoffmann are presented as discontinued operations for all periods presented.

        The selected historical financial data for the successor periods of fiscal years ended December 30, 2006, December 31, 2005, January 1, 2004, and the five month period from July 30, 2003 to January 4, 2004 and for the predecessor periods, including the seven month period from December 29, 2002 to July 29, 2003 and the fiscal year ended December 28, 2002, has been derived from our audited historical consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements and related notes included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	(Successor)						Jostens, Inc. (Predecessor)
	2006		2005		2004	Five Months 2003	Seven Months 2003		2002
Statement of Operations Data(1):
Net sales	$1,186.6		$1,110.7		$1,051.9	$326.2	$483.5		$702.2
Cost of products sold	587.6		562.2		586.2	201.2	203.0		289.2

Gross profit	599.0		548.5		465.7	125.0	280.5		413.0
Selling and administrative expenses	394.7		389.3		386.2	144.8	185.8		287.2
Gain on disposal of assets	(1.2)		(0.4)		(0.1)	(0.1)	—		—
Transaction costs(2)	—		1.2		6.8	0.2	31.0		—
Special charges(3)	2.4		5.4		11.8	—	—		—

Operating income (loss)	203.1		153.0		61.0	(19.9)	63.8		125.8
Loss on redemption of debt(4)	—		—		31.9	0.4	13.9		1.8
Interest expense, net	149.0		124.8		125.1	51.0	32.0		67.1
Other income	—		—		(1.1)	—	—		—

Income (loss) from continuing operations before income taxes	54.1		28.2		(94.9	(71.3)	17.9		56.9
Provision for (benefit from) income taxes	15.7		10.5		(34.3)	(21.3)	10.5		25.4

Income (loss) from continuing operations	38.4		17.6		(60.7)	(50.0)	7.4		31.5
Gain (loss) on discontinued operations, net of tax	9.6		19.0		(40.0)	(1.1)	(4.4)		(1.6)
Cumulative effect of accounting change, net of tax	—		—		—	—	4.6		—

Net income (loss)	48.0		36.6		(100.7)	(51.1)	7.6		29.9
Dividends and accretion on redeemable preferred shares	—		—		—	—	(6.5)		(11.7)

Net income (loss) available to common stockholders	$48.0		$36.6		$(100.7)	$(51.1)	$1.1		$18.2

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$162.6		$168.5		$114.1	$103.0	$(6.8)		$55.5
Net cash used in investing activities	(52.6)		(39.1)		(37.9)	(552.3)	(11.9)		(22.8)
Net cash (used in) provided by financing activities	(111.9)		(193.7)		(40.5)	482.3	12.9		(64.8)

Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	1.4	x	1.2	x	—	—	1.5	x	1.8	x
Depreciation and amortization	$81.6		$87.6		$136.7	$37.3	$13.5		$25.6
Capital expenditures	$51.9		$28.7		$37.7	$17.4	$5.8		$22.3

	(Successor)				Jostens, Inc. (Predecessor)
	2006	2005	2004	2003	2003	2002
	In millions
Balance Sheet Data (at period end):
Cash and cash equivalents	$18.8	$20.7	$85.0	$49.1		$10.9
Property and equipment, net	160.6	137.9	144.9	156.4		60.4
Total assets	2,322.7	2,366.6	2,511.4	2,522.6		327.5
Total debt	1,770.7	1,513.1	1,695.5	1,476.4		589.4
Redeemable preferred stock(6)	—	—	—	—		70.8
Stockholders' (deficit) equity	(46.4)	255.3	212.3	173.9		(582.5)

(1)
Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of certain Von Hoffmann businesses in December 2006, our Jostens Photography businesses in June 2006 and the exit of Jostens' Recognition business in December 2001.

(2)
For 2005 and 2004, transaction costs represented $1.2 million and $6.8 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represented $0.2 million of expenses incurred in connection with the 2003 Jostens merger. For the predecessor period in 2003, transaction costs represented $31.0 million of expenses incurred in connection with the 2003 Jostens merger.

(3)
For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of Jostens former corporate office buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. For 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. For 2004, special charges consisted of $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions.

(4)
For 2004, loss on redemption of debt represented a loss of $31.5 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' 12.75% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.4 million in connection with the repurchase of $8.5 million principal amount of Jostens' 12.75% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' senior secured credit facility. For 2002, loss on redemption of debt represented a loss of $1.8 million in connection with the repurchase of $7.5 million principal amount of Jostens' 12.75% senior subordinated notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of Statement of Financial Accounting Standards ("SFAS") 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For 2004 and the successor period in 2003, earnings did not cover fixed charges by $94.9 million and $71.4 million, respectively.

(6)
Liquidation preference of redeemable preferred stock as of the end of 2003 and 2002 was $222.6 million and $86.3 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under "Special Note Regarding Forward-Looking Statements" and "Risk Factors". You should read the following discussion in conjunction with the consolidated financial statements and related notes included herein.

Presentation

        There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp. other than the notes, which had an accreted value of $204.2 million and $184.7 million as of December 30, 2006 and December 31, 2005, respectively, including interest, thereon, and the $350.0 million of Holdings' 8 3/4% senior notes due 2013 as discussed below.

Company Background

        On October 4, 2004, an affiliate of KKR and affiliates of DLJMBP III completed the Transactions, which created a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, and affiliates of DLJMBP III held equity interests representing approximately 41.0% of Holdings' voting interest and 45.0% of Holdings' economic interest, with the remainder held by other co-investors and certain members of management. Approximately $175.6 million of the proceeds were distributed to certain stockholders, and certain treasury stock held by Von Hoffmann was redeemed. After giving effect to the issuance of equity to additional members of management, as of April 23, 2007, affiliates of KKR and DLJMBP III held approximately 49.0% and 41.0%, respectively, of Holdings' voting interest, while each continued to hold approximately 44.6% of Holdings' economic interest. As of April 23, 2007, the other co-investors held approximately 8.4% of the voting interest and 9.1% of the economic interest of Holdings, and members of management held approximately 1.6% of the voting interest and approximately 1.7% of the economic interest of Holdings.

        These Transactions were accounted for as a combination of interests under common control.

Overview

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing market segments.

        We sell our products and services to end customers through several different sales channels including independent sales representatives and a dedicated sales force. Our sales and results of operations are impacted by general economic conditions, seasonality, cost of raw materials, school population trends, product quality and service and price.

        During the fourth quarter of 2005, we disaggregated our reportable segments, to reflect better our operations following the integration of the companies as a result of the Transactions and the manner in which the chief operating decision-maker regularly assesses the information for decision-making purposes. During the second quarter of 2006, we entered into definitive agreements to sell our Jostens Photography businesses, which previously comprised a reportable segment. The transactions closed on June 30, 2006. Accordingly, this segment has been reported as discontinued operations.

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale. On January 3, 2007, the Company entered into the Von Hoffmann Stock Purchase Agreement with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The regulatory review of the proposed transaction through a second request by the Federal Trade Commission has been completed, and we expect to close the transaction on or about May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented.

        On March 16, 2007, we acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. As of the date of acquisition, Neff is operating as a direct subsidiary of Visant under the Neff brand name and its results will be reported together with the results of the Jostens scholastic operations as the renamed Scholastic segment.

        Our three reportable segments as of December 30, 2006 consisted of:

  •
  Jostens Scholastic—provides services related to the marketing, sale and production of class rings, graduation products and other scholastic products;

  •
  Jostens Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks; and

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book covers and other components for educational publishers.

        For additional financial and other information about our operating segments, see Note 18, Business Segments, to the consolidated financial statements.

General

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales from our continuing operations for fiscal 2006 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of textbooks are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        Our net sales include sales to certain customers for whom we purchase paper. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most product lines when we realize such increases.

        The price of gold has increased dramatically during the past year, and we anticipate continued volatility in the price of gold. These higher gold prices have impacted, and could further impact, our operating expenses as well as the level of spending by our customers in the Scholastic segment.

Other Transactions

        2003 Jostens Merger.    On July 29, 2003, DLJMBP III acquired Jostens through a merger in which Jostens became the surviving company and our wholly-owned subsidiary. Jostens paid $471.0 million to holders of its common stock, warrants and options representing a cash payment of $48.25 per share. Jostens accounted for the merger using the purchase method of accounting. The aggregate purchase price of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the merger. As a result of the merger, Jostens reflected a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 2, 2004 (five months) in its consolidated financial statements for fiscal 2003.

Restructuring Activity

        For the year ended December 30, 2006, we recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for Jostens Yearbook and $0.1 million for Jostens Scholastic. Marketing and Publishing Services incurred $0.2 million of special charges for severance costs and related benefits offset by a reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for Jostens Yearbook, Jostens Scholastic, and Marketing and Publishing Services, respectively.

        Restructuring accruals of $1.4 million as of December 30, 2006 and $3.2 million as of December 31, 2005 are included in other accrued liabilities in the consolidated balance sheets. The accruals as of December 30, 2006 include amounts provided for severance related to reductions in corporate and administrative employees from Jostens and the Marketing and Publishing Services segment.

        On a cumulative basis through December 30, 2006, we incurred $17.5 million of employee severance costs related to initiatives that began in 2004 (the "2004 initiatives"), which affected 254 employees. To date, we have paid $16.1 million in cash related to these initiatives.

        Changes in the restructuring accruals during fiscal 2006 were as follows:

In thousands	2006 Initiatives	2005 Initiatives	2004 Initiatives	Total
Balance at December 31, 2005	$—	$1,550	$1,682	$3,232
Restructuring charges	981	(651)	(14)	316
Severance paid	(468)	(788)	(913)	(2,169)

Balance at December 30, 2006	$513	$111	$755	$1,379

        We expect the majority of the remaining severance related to the 2004, 2005 and 2006 initiatives to be paid during 2007.

Other Factors Affecting Comparability

        We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31st.

        In connection with the relocation of Jostens' diploma operations out of its Red Wing, Minnesota manufacturing facility to certain of its other facilities, Jostens Scholastic experienced significant manufacturing inefficiencies in 2005. As a result of its commitment to minimize the impact to its customers, Jostens incurred $14.7 million of costs in an effort to address these manufacturing inefficiencies. These costs included, in certain cases, providing at Jostens' cost, temporary diploma covers to meet spring graduation deliveries, which were later replaced with permanent diploma covers, significant expedited freight charges, and other efforts to address customer issues to minimize the long-term impact on customer relationships.

Critical Accounting Policies and Estimates

        In the ordinary course of business, management makes a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management's judgment about the effect of matters that are uncertain.

        On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, continued value of goodwill and intangibles, recoverability of long-lived assets, pension and other postretirement benefits and income tax. Management bases its estimates and assumptions on historical experience, the use of independent third-party specialists and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Revenue Recognition

        The SEC's Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, we recognize revenue when the earnings process is complete, evidenced by an agreement between us and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and we have no further performance obligations.

Goodwill and Indefinite-Lived Intangible Assets

        Under Statement of Financial Accounting Statements ("SFAS") No. 142, Goodwill and Other Intangible Assets, we are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments are required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of our fourth quarter and we believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of both 2006 and 2005 totaled approximately $1.2 billion.

Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax liability together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period, and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets.

        On a consolidated basis, we have established a tax valuation allowance of $13.4 million as of the end of 2006 related to foreign tax credit carryforwards, because we believe the tax benefits are not likely to be fully realized. During 2006 we determined that the $0.7 million valuation allowance for capital loss carryovers was no longer required, because we generated capital gains in connection with the sale of property used in continuing operations. As described in Note 15, Income Taxes, to our consolidated financial statements, we repatriated a total of $33.1 million of earnings from our foreign subsidiaries during 2006. In connection with those distributions, we realized approximately $2.1 million of tax benefit attributable to foreign tax credit carryforwards which decreased our valuation allowance. During 2004, as a result of the Transactions, the valuation allowance attributable to accrued interest was reduced by approximately $12.5 million because the related tax benefit was likely to be fully realized. The valuation allowance was also reduced by approximately $10.7 million because a capital loss carryforward expired at the end of 2004.

Pension and Other Postretirement Benefits

        Jostens sponsors several defined benefit pension plans that cover nearly all of its employees. Jostens also provides certain medical and life insurance benefits for eligible retirees. Eligible employees from The Lehigh Press, Inc. also participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. Effective December 31, 2006, this plan closed participation for hourly employees hired after December 31, 2006 and froze the plan for salaried employees. Based on an announcement made prior to holding the Von Hoffmann businesses as discontinued operations, effective January 1, 2007, eligible plant hourly employees from Von Hoffmann's Jefferson City location employed as of December 31, 2006 were added to the Jostens defined benefit pension plan, Plan C. This closed group of employees began accruing benefits on January 1, 2007. These employees will no longer participate in the plan following the disposition of Von Hoffmann.

        We account for our plans under SFAS No. 87, Employer's Accounting for Pensions, which requires management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, expected return on plan assets and the rate of compensation increases.

        Of the three key assumptions, only the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year-end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

        The following is a summary of the three key assumptions that were used in determining 2006 pension expense, along with the impact of a 1% change in each assumed rate. Brackets indicate annual pension expense would be reduced. Modification of these assumptions does not impact the funding requirements for the qualified pension plans.

Assumption	Rate	Impact of 1% increase	Impact of 1% decrease
Discount rate(1)	5.75	$(511)	$2,290
Expected return on plan assets	9.50	$(2,380)	$2,380
Rate of compensation increases(2)	5.60	$463	$(248)

(1)
A discount rate of 5.75% was used for all plans.

(2)
The average compensation rate was 6.30% and 3.00% for Jostens and The Lehigh Press, Inc., respectively. The weighted average compensation rate for the combined salary-related plans was 5.60%.

Results of Operations

        The following table sets forth selected information derived from our consolidated statements of operations for fiscal years 2006, 2005 and 2004. In the text below, amounts and percentages have been rounded and are based on the financial statement amounts.

	Holdings
In thousands				% Change between 2005 and 2006	% Change between 2004 and 2005
	2006	2005	2004
Net sales	$1,186,604	$1,110,673	$1,051,915	6.8%	5.6%
Gross profit	599,049	548,538	465,746	9.2%	17.8%
% of net sales	50.5%	49.4%	44.3%
Selling and administrative expenses	394,726	389,398	386,198	1.4%	0.8%
% of net sales	33.3%	35.1%	36.7%
Gain on disposal of assets	(1,212)	(387)	(87)	213.2%	344.8%
Transaction costs	—	1,172	6,815	(100.0)%	(82.8)%
Special charges	2,446	5,389	11,799	(54.6)%	(54.3)%
Operating income	203,089	152,966	61,021	32.8%	150.7%
% of net sales	17.1%	13.8%	5.8%
Interest expense, net	149,000	124,794	125,118	19.4%	(0.3)%
Loss on redemption of debt	—	—	31,931	NM	NM
Other income	—	—	(1,092	NM	NM
Provision for (benefit from) income taxes	15,675	10,524	(34,272)	48.9%	(130.7)%
Income (loss) from discontinued operations, net of tax	9,561	19,001	(40,034)	(49.7)%	(147.5)%
Net income (loss)	47,975	36,649	(100,698)	30.9%	(136.4)%

NM = Not meaningful

        Our business is managed on the basis of three reportable segments: Jostens Scholastic, Jostens Yearbook and Marketing and Publishing Services. The following table sets forth selected segment information derived from our consolidated statements of operations for fiscal years 2006, 2005 and 2004. For additional financial information about our operating segments, see Note 18, Business Segments, to the consolidated financial statements.

	Holdings
In thousands				% Change between 2005 and 2006	% Change between 2004 and 2005
	2006	2005	2004
Net sales
Jostens Scholastic	$437,630	$424,984	$406,081	3.0%	4.7%
Jostens Yearbook	358,687	348,512	333,621	2.9%	4.5%
Marketing and Publishing Services	390,396	337,388	312,213	15.7%	8.1%
Inter-segment eliminations	(109)	(211)	—	NM	NM

Net sales	$1,186,604	$1,110,673	$1,051,915	6.8%	5.6%

Operating income
Jostens Scholastic	$51,189	$27,069	$27,667	89.1%	(2.2)%
Jostens Yearbook	82,235	66,700	3,006	23.3%	2118.9%
Marketing and Publishing Services	69,665	59,197	30,348	17.7%	95.1%

Operating income	$203,089	$152,966	$61,021	32.8%	150.7%

NM = Not meaningful

        With the acquisition of Neff Motivation, Inc. in March 2007, the Jostens Scholastic segment will become known as the Scholastic segment and reflect the results of operations of each of Jostens scholastic and Neff operations.

Year Ended December 30, 2006 Compared to the Year Ended December 31, 2005

        Net sales.    Consolidated net sales increased $75.9 million, or 6.8%, to $1,186.6 million from $1,110.7 million in 2005. Our Jostens Scholastic business reported full year 2006 net sales of $437.6 million, an increase of 3.0% over $425.0 million in 2005. This year-over-year increase was primarily attributable to stronger sales of rings and graduation products, as well as price increases. The Jostens Yearbook segment reported full year 2006 net sales of $358.7 million, an increase of 2.9% over $348.5 million in 2005, due to price increases as well as stronger sales volume.

        Our Marketing and Publishing Services segment reported 2006 net sales of $390.4 million, an increase of 15.7% over $337.4 million reported in 2005. This growth was primarily attributable to increased direct marketing and sampling volume, acquisitions made during 2006, as well as an increase in company-supplied paper of $5.9 million.

        Gross profit.    Gross profit increased $50.5 million, or 9.2%, to $599.0 million for 2006 from $548.5 million for 2005. As a percentage of net sales, gross profit margin increased to 50.5% for 2006 from 49.4% for 2005. The increased gross profit as a percent of sales was the result of several factors including the following:

  •
  improvements in diploma and yearbook production, contributed most significantly;

  •
  increased prices for products and services in both Jostens Scholastic and Jostens Yearbook; and

  •
  increased operating synergies in all businesses.

  •
  These increases in gross profit as a percentage of sales were offset partially by:

  •
  increased gold prices in the Jostens Scholastic segment; and

  •
  the impact of increased volume in the Marketing and Publishing Services segment, where gross profit margins are historically lower than in the Jostens businesses.

        Selling and administrative expenses.    Selling and administrative expenses increased $5.3 million, or 1.4%, to $394.7 million for 2006 from $389.4 million for 2005. As a percentage of net sales, selling and administrative expenses decreased 1.8% to 33.3% for 2006 from 35.1% for 2005. The increase in expenses was attributed mainly to the following factors:

  •
  higher commissions and bonuses in 2006 resulting from the increased sales volume and improved results compared to 2005; and

  •
  acquisitions during the year that contributed additional selling and administrative costs in 2006.

  •
  These increases were partially offset by:

  •
  lower professional fees; and

  •
  lower depreciation, mainly relating to the purchase accounting in connection with the 2003 Jostens merger.

        Gain on disposal of fixed assets.    Gain on disposal of fixed assets was approximately $1.2 million for 2006, primarily related to the sale of the former Jostens corporate office buildings in Bloomington, Minnesota. In 2005, gain on disposal of fixed assets was approximately $0.4 million.

        Special charges.    For the year ended December 30, 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for Jostens Yearbook and $0.1 million for Jostens Scholastic. Marketing and Publishing Services incurred $0.2 million of special charges for severance costs and related benefits offset by reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that was in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for Jostens Yearbook, Jostens Scholastic, and Marketing and Publishing Services, respectively.

        During 2005, we incurred $5.4 million of special charges, including $5.1 million related to severance and benefit costs associated with a reduction in personnel of 83 employees and $0.3 million of costs related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations.

        Operating income.    As a result of the foregoing, consolidated operating income increased $50.1 million, or 32.8%, to $203.1 million for 2006 from $153.0 million for 2005. As a percentage of net sales, operating income increased to 17.1% for 2006 from 13.8% for 2005.

        Net interest expense.    Net interest expense is comprised of the following:

In thousands	2006	2005
Holdings:
Interest expense	$22,739	$2
Amortization of debt discount, premium and deferred financing costs	20,874	18,043
Interest income	(35)	(96)

Holdings interest expense, net	$43,578	$17,949

Visant:
Interest expense	$97,991	$94,437
Amortization of debt discount, premium and deferred financing costs	9,880	13,603
Interest income	(2,449)	(1,195)

Visant interest expense, net	$105,422	$106,845

Interest expense, net	$149,000	$124,794

        Net interest expense increased $24.2 million, or 19.4%, to $149.0 million for 2006 as compared to $124.8 million for 2005. The increase was the result of higher average interest rates and additional debt from the $350 million of 8 3/4% senior notes issued by Holdings in 2006, offset by a $100.0 million principal payment against the Term C loan.

        Provision for (benefit from) income taxes.    Our consolidated effective tax rate was 29.0% for 2006 compared with 37.4% for 2005. For 2006, the tax rate was significantly affected by a $3.0 million decrease in income tax expense due to a decrease in the rate at which we expect deferred tax assets and liabilities to be realized or settled in the future. The change in rate was required to reflect the effect of the Company's 2005 state income tax returns which included a complete year's results of operations for companies it began to include in the fourth quarter of 2004 as a result of the Transactions. The tax rate was also favorably affected by the domestic manufacturing profits ("DMD") deduction. The favorable effect of the DMD was greater in 2006 than in 2005, because the deduction was limited in 2005 by our net operating loss carryforward from 2004. The tax effect of foreign earnings repatriations in 2006 was unfavorable compared with 2005 due to the effect of the favorable rate of tax provided under the American Jobs Creation Act of 2004. For 2007, we anticipate a more normalized consolidated effective tax rate between 37% and 38%.

        Income from discontinued operations.    During 2006, we consummated the sale of our Jostens Photography businesses, which was previously a reportable segment. The transactions closed on June 30, 2006 with the Company recognizing net proceeds of $64.1 million. Operations for the Jostens Photography businesses resulted in losses of $6.1 million in 2006 and income of $1.0 million for 2005. This segment typically reported the majority of its earnings in the fourth quarter.

        The operations of these businesses, which comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment, generated income of $15.7 million and $18.0 million in 2006 and 2005, respectively. As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale and, accordingly, are currently presented as discontinued operations.

        Net income.    As a result of the aforementioned items, net income increased $11.3 million to $48.0 million for 2006 from $36.6 million for 2005.

Year Ended December 31, 2005 Compared to the Year Ended January 1, 2005 ("2004")

        Net sales.    Consolidated net sales increased $58.8 million, or 5.6%, to $1,110.7 million for 2005 from $1,051.9 for 2004. Our Jostens Scholastic segment reported full year 2005 net sales of

$425.0 million, an increase of 4.7% over $406.1 million in 2004. This year-over-year increase was primarily attributable to stronger sales of class rings and graduation products as well as price increases. The Jostens Yearbook segment reported full year 2005 net sales of $348.5 million, an increase of 4.5% over the $333.6 million in 2004, due to stronger sales volume as well as price increases.

        Our Marketing and Publishing Services segment reported 2005 net sales of $337.4 million, an increase of 8.1% over the $312.2 million reported in 2004. This increase was primarily attributable to increased direct marketing and sampling volume.

        Gross profit.    Gross profit increased $82.8 million, or 17.8%, to $548.5 million for 2005 from $465.7 million for 2004. As a percentage of net sales, gross profit margin increased 5.1% to 49.4% for 2005 from 44.3% for 2004. The increase in gross profit as a percent of sales was primarily a result of a reduction of approximately $49.9 million in purchase accounting depreciation and amortization relating to Jostens compared to 2004. This amortization was primarily related to order backlog intangible assets associated with the accounting of the purchase of Jostens in July 2003. Excluding the impact of these adjustments, gross margin increased to 42.1% in 2005 from an adjusted gross margin of 41.1% in 2004. This increase was primarily due to margin improvement in Jostens Yearbook production, primarily resulting from pricing increases, offset by the $14.7 million of incremental diploma costs incurred at Jostens Scholastic to address manufacturing inefficiencies as a result of the relocation of Jostens' diploma operation at its Red Wing, Minnesota manufacturing facility to other facilities. Gross profit also improved for the Marketing and Publishing Services segment.

        Selling and administrative expenses.    Selling and administrative expenses increased $3.2 million, or 0.8%, to $389.4 million for 2005 from $386.2 million for 2004. As a percentage of net sales, selling and administrative expenses decreased 1.6% to 35.1% for 2005 from 36.7% for 2004. The $3.2 million increase was primarily due to higher selling expenses, offset somewhat by the impact of administrative headcount reductions.

        Gain on disposal of fixed assets.    Gain on disposal of fixed assets was approximately $0.4 million for 2005 and less than $0.1 million for 2004.

        Special charges.    During 2005, we incurred $5.4 million of special charges including $5.1 million related to severance and benefit costs associated with a reduction in personnel of 83 employees and $0.3 million of costs related to a withdrawal liability under a union retirement plan that was in connection with the consolidation of certain operations. During 2004, we incurred $11.8 million related to severance and benefit costs in connection with restructuring activities at nearly all of our operating units. In 2004, headcount reduction associated with restructuring activities totaled 149 employees.

        Operating income.    As a result of the foregoing, consolidated operating income increased $91.9 million, or 150.7%, to $153.0 million for 2005 from $61.0 million for 2004. As a percentage of net sales, operating income increased to 13.8% for 2005 from 5.8% for 2004.

        Jostens' operating income increased $63.1 million, or 205.7%, to $93.8 million for 2005 compared to $30.7 million for 2004. The increase in Jostens' operating income was primarily a result of approximately $49.9 million less purchase accounting depreciation and amortization than 2004 as well as increased net sales and the implementation of cost reduction initiatives and realization of operating synergies, offset by approximately $14.7 million of costs at Jostens Scholastic to address significant manufacturing inefficiencies.

        The Marketing and Publishing Services segment's operating income increased $28.8 million, or 95.1%, to $59.2 million for 2005 from $30.3 million for 2004, primarily as a result of increased direct marketing and sampling volume, favorable product mix and operating synergies.

        Net interest expense.    Net interest expense is comprised of the following:

In thousands	2005	2004
Holdings:
Interest expense	$2	$193
Amortization of debt discount, premium and deferred financing costs	18,043	16,297
Interest income	(96)	(28)
Holdings interest expense, net	$17,949	$16,462
Visant:
Interest expense	$94,437	$67,798
Accrued interest on mandatorily redeemable preferred stock and subordinated exchange debentures	—	34,161
Amortization of debt discount, premium and deferred financing costs	13,603	7,120
Interest income	(1,195)	(423)

Visant interest expense, net	$106,845	$108,656

Interest expense, net	$124,794	$125,118

        Net interest expense decreased $0.3 million, or 0.3%, to $124.8 million for 2005 as compared to $125.1 million for 2004.

        Provision for (benefit from) income taxes.    Our consolidated effective tax rate was 37.4% for 2005 compared with 36.1% for 2004. The rate of tax benefit for 2004 was unfavorably affected by nondeductible interest expense. This effect was largely offset by the reduction of our valuation allowance for accrued high-yield interest, as further described in Note 15, Income Taxes, to our consolidated financial statements. The 2004 rate of tax benefit was also unfavorably affected by nondeductible transaction costs.

        Income from discontinued operations.    During 2006, we consummated the sale of our Jostens Photography businesses, which previously comprised a reportable segment. The operations from this segment resulted in income of $1.0 million and $1.9 million for the years ended December 31, 2005 and January 1, 2005, respectively.

        The operations of these businesses, which comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment, resulted in income of $18.0 million and a loss of $42.0 million for the years ended December 31, 2005 and January 1, 2005, respectively. As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale and, accordingly, are currently presented as discontinued operations.

        Net income (loss).    As a result of the aforementioned items, net income increased $137.3 million to $36.6 million for 2005 from a loss of $100.7 million for 2004.

Liquidity and Capital Resources

        The following table presents cash flow activity of Holdings for applicable periods noted below and should be read in conjunction with our consolidated statements of cash flows.

In thousands	2006	2005	2004
Net cash provided by operating activities	$162,626	$168,469	$114,132
Net cash used in investing activities	(52,567)	(39,101)	(37,945)
Net cash used in financing activities	(111,873)	(193,693)	(40,451)
Effect of exchange rate change on cash	(114)	67	116

(Decrease) increase in cash and cash equivalents	$(1,928)	$(64,258)	$35,852

Full Year 2006

        In 2006, operating activities generated cash of $162.6 million, compared with cash generated by operating activities of $168.5 million in 2005. The $5.8 million decrease related primarily to higher cash paid for interest in 2006 compared to 2005 related to the Holdings senior notes issued in April 2006. This decrease was partially offset, however, by increased earnings and decreases in net working capital in 2006 compared to 2005. Included in the cash flows from operating activities is cash provided by discontinued operations of $35.4 million and $42.2 million for 2006 and 2005, respectively. Consequently, the cash provided by continuing operations was $127.3 million and $126.2 million for 2006 and 2005, respectively.

        Net cash used in investing activities for 2006 was $52.6 million, compared with $39.1 million for 2005. The $13.5 million increase in cash used related to business acquisitions in 2006 of $55.8 million and increased capital expenditures in 2006 of $23.2 million compared to 2005. These increases in spending were partially offset by proceeds of $10.5 million from the sale of property and equipment in 2006 compared to $1.3 million from the sale of property and equipment in 2005 as well as proceeds of $64.1 million in 2006 from the sale of the Jostens Photography businesses. Included in the cash flows from investing activities is cash used in discontinued operations of $19.1 million and $11.4 million for 2006 and 2005, respectively. Consequently, the cash used in continuing operations was $33.5 million and $27.7 million for 2006 and 2005, respectively.

        Net cash used in financing activities for 2006 was $111.9 million, a decrease of $81.8 million, compared with cash used in financing activities of $193.7 million for 2005. The decrease was related to lower debt repayments during 2006 compared to 2005 as well as lower short-term borrowings during 2006. During 2006, Holdings issued $350.0 million in senior notes bearing interest at 8 3/4%, netting proceeds of $340.3 million after transaction costs. These proceeds were offset by a distribution to stockholders of $340.7 million. Included in the cash flows from financing activities is cash used in discontinued operations of $0.1 million for 2005. Consequently, the cash used in continuing operations was $111.9 million and $193.6 million for 2006 and 2005, respectively.

        During 2006, Visant voluntarily prepaid $100.0 million of its term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term C Loans for 2006 through mid-2011.

        As of December 30, 2006, we had cash and cash equivalents of $18.8 million. Our principal sources of liquidity are cash flows from operating activities and available borrowings under Visant's senior secured credit facilities, which included $233.3 million available under Visant's revolving credit facility as of December 30, 2006. We use cash primarily for debt service obligations, capital expenditures and to fund other working capital requirements. We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility.

        Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance. Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under Visant's senior secured credit facilities, are adequate to meet our liquidity needs for the next twelve months. In addition, based on market and other considerations, we may decide to raise additional funds through debt or equity financings. Furthermore, to the extent we make future acquisitions, we may require new sources of funding, including additional debt or equity financing or some combination thereof. We may not be able to secure additional sources of funding on favorable terms.

Full Year 2005

        In 2005, operating activities generated cash of $168.5 million, compared with cash generated by operating activities of $114.1 million in 2004. The $54.3 million increase related primarily to increased earnings and lower cash paid for interest in 2005 compared to 2004. Included in the cash flows from operating activities is cash provided by discontinued operations of $42.2 million in 2005 and cash used in discontinued operations of $15.3 million for 2004. Consequently, the cash provided by continuing operations was $126.2 million and $98.9 million for 2005 and 2004, respectively.

        Net cash used in investing activities for 2005 was $39.1 million, compared with $37.9 million for 2004. The $1.2 million increase related to lower proceeds from asset sales in 2005 compared to 2004. Capital expenditures were $28.7 million in 2005 compared to $37.7 million in 2004. Included in the cash flows from investing activities is cash used in discontinued operations of $11.4 million in 2005 and cash used in discontinued operations of $6.9 million for 2004. Consequently, the cash used in continuing operations was $27.7 million and $31.0 million for 2005 and 2004, respectively.

        Net cash used in financing activities for 2005 was $193.7 million, an increase of $153.2 million, compared with cash used in financing activities of $40.5 million for 2004. The increase was related to higher debt repayments during 2005 compared to 2004. Included in the cash flows from financing activities is cash used in discontinued operations of $0.1 million in 2005 and cash used in discontinued operations of $464.3 million for 2004. Consequently, the cash used in continuing operations was $193.6 million and cash provided by continuing operations was $423.9 million for 2005 and 2004, respectively.

        During 2005, Visant voluntarily prepaid $203.5 million of term loans under its senior secured credit facilities including all principal payments due in 2005 through most of 2010.

        During the second quarter of 2005, Holdings contributed $9.0 million in cash to Visant which is reflected in Visant's consolidated statement of cash flows as a contribution from Holdings. These amounts eliminate in consolidation and have no impact on Holdings' consolidated financial statements.

Contractual Obligations

        The following table shows due dates and amounts of our contractual obligations for future payments as of December 30, 2006:

	Payments due by calendar year
In thousands
	Total	2007	2008	2009	2010	2011	Thereafter
7 5/8% senior subordinated notes	$500,000	$—	$—	$—	$—	$—	$500,000
10 1/4% senior discount notes	247,200	—	—	—	—	—	247,200
8 3/4% senior notes	350,000	—	—	—	—	—	350,000
Term loans	716,500	—	—	—	—	716,500	—
Operating leases	23,554	4,785	3,847	3,794	2,913	2,600	5,615
Precious metals forward contracts	13,175	13,175	—	—	—	—	—
Minimum royalties	8,566	1,370	1,345	1,345	1,345	1,286	1,875
Pension and other postretirement cash requirements	169,304	13,250	13,892	14,596	15,363	16,284	95,919
Interest expense(1)	843,549	122,488	126,444	152,049	153,840	148,466	140,262
Management agreements(2)	20,742	3,207	3,303	3,402	3,504	3,609	3,717
Contractual capital equipment purchases	9,712	9,712	—	—	—	—	—

Total contractual cash obligations(3)	$2,902,302	$167,987	$148,831	$175,186	$176,965	$888,745	$1,344,588

(1)
Projected interest expense related to the variable rate term loans is based on market rates as of the end of 2006.

(2)
In October 2004, we entered into a management agreement with KKR and DLJMBP III to provide management and advisory services to us. We agreed to pay an annual fee of $3.0 million, effective October 2004, subject to 3% annual increases. Since the agreement does not have an expiration date, the obligation as presented above only reflects one additional year of management fees beyond 2011.

(3)
Also outstanding as of December 30, 2006 was $16.7 million in the form of letters of credit.

        We intend to fund ongoing operations through cash generated by operations and borrowings under our revolving credit facility. We have substantial debt service requirements.

        Visant's senior secured credit facilities were originally comprised of a $150 million senior secured Term Loan A facility with a six-year maturity, an $870 million senior secured Term C loan facility with a seven-year maturity and a $250 million senior secured revolving credit facility with a five-year maturity. As of year-end 2006, we had $16.7 million of standby letters of credit outstanding. Visant had repaid the entire outstanding indebtedness under its revolving credit facility as of December 30, 2006. In 2006, Visant voluntarily prepaid $100.0 million of scheduled payments under the term loan facilities with free cash flow generated from operations. With these pre-payments, the outstanding balance under the Term C Loan facility was reduced to $716.5 million. Amounts borrowed under the term loan facilities that were repaid or prepaid may not be reborrowed. Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant's ability to borrow the full amount of additional term loan borrowings under such a facility.

        Borrowings under the senior secured credit facilities initially bear interest at Visant's option at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term C Loan Facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term C Loan Facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum) and are subject to adjustment based on a pricing grid.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit Visant's ability to create liens, incur additional indebtedness, pay dividends or make other equity distributions, repurchase or redeem capital stock, prepay subordinated debt, make investments, merge or consolidate, change Visant's business, amend the terms of subordinated debt and engage in certain other activities customarily restricted in such agreements. The senior secured credit facilities also contain certain customary events of default, subject to grace periods, as appropriate.

        On October 4, 2004, Visant issued $500 million in principal amount of 7.625% senior subordinated notes (the "Visant notes") due October 1, 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act. On March 30, 2005, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The Visant notes are not collateralized and are subordinated in right of payment to the senior secured credit facilities. The senior secured credit facilities and the Visant notes are guaranteed by Visant's restricted domestic subsidiaries. Cash interest on the Visant notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7.625%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% in 2010 and thereafter.

        On December 2, 2003, Visant Holding issued $247.2 million in principal amount at maturity of 10.25% senior discount notes (the "Holdings discount notes") due December 1, 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act for gross proceeds of $150 million. On March 8, 2004, we completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act. The Holdings discount notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. No cash interest accrues on the Holdings discount notes until December 2008, and thereafter cash interest will accrue at a rate of 10.25% per annum. Prior to that time, interest accretes on the Holdings discount notes in the form of an increase in the principal amount of the notes.

        At the end of the first quarter of 2006, Holdings privately placed $350.0 million of 8 3/4% Senior Notes due 2013 (the "Holdings senior notes"), with settlement on April 4, 2006. On October 10, 2006, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The senior notes are unsecured and are subordinated in right of payment to all of Holdings' existing and future secured indebtedness and that of its subsidiaries, and senior in right of payment to all of Holdings' existing and future subordinated indebtedness. The senior notes are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. Cash interest on the Holdings senior notes accrues and is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006, at a rate of 8 3/4%. The Holdings senior notes may be redeemed at the option of Holdings prior to December 1, 2008, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium. The Holdings senior notes may be redeemed at the option of Holdings on or after December 1, 2008, in whole or in part, in cash at prices ranging from 106.563% of principal in 2008 to 100.0% of principal in 2011 and thereafter.

        The indentures governing the Visant notes, the Holdings discount notes and the Holdings senior notes also contain numerous covenants including, among other things, restrictions on our ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

        As of December 30, 2006, the Company was in compliance with all covenants under its material debt obligations.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under Visant's revolving credit facilities and future refinancings of our debt.

        As market conditions warrant, we and our Sponsors, including KKR and DLJMBP III and their affiliates, may from time to time repurchase debt securities issued by Holdings or Visant, in privately negotiated or open market transactions, by tender offer or otherwise. No assurance can be given as to whether or when such repurchases or exchanges will occur and at what price.

        For 2006, 2005 and 2004, we had capital expenditures from continuing operations of $51.9 million, $28.7 million and $37.7 million, respectively, primarily for additional capacity, automation, information technology and ongoing maintenance.

        On February 9, 2007, Moody's Investors Service changed the outlook of Holdings from developing to positive. The outlook change reflects expected improvement in Holdings' credit profile due to both potential debt repayment with proceeds from the sale of the Von Hoffmann businesses and strong fundamental operating performance. Moody's also affirmed the B1 corporate family rating and all other ratings for Holdings and Visant. The B1 corporate family rating reflects our high leverage, somewhat aggressive financial policy and concerns over increasing competition in the direct marketing space. Reference is made to the Moody's announcements for a full explanation of the factors considered. A security rating is not a recommendation to buy, sell or hold securities and any rating may be revised or withdrawn at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Off-Balance Sheet Arrangements

Precious Metals Consignment Arrangement

        We have a precious metals consignment agreement with a major financial institution whereby we currently have the ability to obtain up to $32.5 million in consigned inventory. As required by the terms of the agreement, we do not take title to consigned inventory until payment. Accordingly, we do not include the value of consigned inventory or the corresponding liability in our financial statements. The value of consigned inventory at December 30, 2006 and 2005 was $16.4 million and $26.1 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, we incurred expenses for consignment fees related to this agreement of $0.6 million for 2006, $0.6 million for 2005 and $0.5 million for 2004. The obligations under the consignment agreement are guaranteed by Visant.

        Other than our precious metals consignment arrangement and general operating leases, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Accounting Pronouncements

        In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation defines the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The new guidance became effective for us on January 1, 2007. The cumulative effect of adopting FIN 48 will be recorded in retained earnings and other accounts as applicable. We are currently evaluating the provisions of FIN 48 to determine its impact on our financial statements.

        In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements ("SFAS No. 157"), that establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the provisions of SFAS No. 157 to determine the impact, if any, on our financial statements.

        In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS No. 158"). SFAS No. 158 requires the recognition of the funded status of a benefit plan on the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. The new guidance will be effective for us the first fiscal year ending after June 15, 2007. We are currently evaluating the provisions of SFAS No. 158 to determine the impact, if any, on our financial statements.

        In September 2006, the SEC Staff issued Staff Accounting Bulletin ("SAB") 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"), to clarify consideration of the effects of the prior year errors when quantifying misstatements in current year financial statements. SAB 108 states that registrants should quantify errors using both a balance sheet approach and an income statement approach when quantifying and evaluating the materiality of a misstatement. The new guidance is applicable to annual financial statements for fiscal years ending after November 15, 2006. The Company assessed the effects of the adoption and determined that adopting this pronouncement did not have an impact on the financial statements.

Quantitative and Qualitative Disclosures about Market Risk

        We are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest Rate Risk

        We are subject to market risk associated with changes in LIBOR and other variable interest rates in connection with our senior secured credit facilities. If the short-term interest rates or the LIBOR averaged 10% more or less, interest expense would have changed by $6.0 million for 2006, $5.7 million for 2005 and $0.8 million for 2004.

Foreign Currency Exchange Rate Risk

        We are exposed to market risks from changes in foreign exchange rates. We have foreign operations primarily in Canada and Europe, where substantially all transactions are denominated in Canadian dollars and euros, respectively. Jostens from time to time enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currencies. We may also periodically enter into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on our results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity Price Risk

        We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. We periodically prepare a sensitivity analysis to estimate our exposure to market risk on open precious metal forward purchase contracts. We consider our market risk associated with these contracts as of the end of 2006 and 2005 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over our aggregate forward contract commitment.

BUSINESS

Our Company

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets.

        On June 8, 2006, we entered into definitive agreements to sell our Jostens Photography businesses, which previously comprised a reportable segment. The transactions closed on June 30, 2006. The discontinued operations of the Jostens Photography businesses are excluded from the consolidated financial statements retrospective from the date of disposition.

        On June 16, 2006, we acquired, through a wholly owned subsidiary, substantially all of the assets and assumed certain liabilities of the Dixon Web operation of the Sleepeck Printing Company, a provider of innovative marketing services and products located in Dixon, Illinois. At the time of acquisition, the name of the business was changed to Dixon Direct Corp. The results of Dixon's operations have been included in the consolidated financial statements since that date.

        On September 8, 2006, a newly formed subsidiary of ours acquired substantially all of the assets and assumed certain liabilities of the Vertis, Inc. fragrance sampling business. The acquired business currently operates under the Arcade Marketing name. The acquisition was a strategic step to continue to expand our Marketing and Publishing Services segment, which services the fragrance, cosmetic, personal care and other consumer product market segments. The results of these acquired operations have been included in the consolidated financial statements since that date.

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale. On January 3, 2007, we entered into the Von Hoffmann Stock Purchase Agreement with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The regulatory review of the proposed transaction through a second request by the Federal Trade Commission has been completed, and we expect to close the transaction on or about May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented.

        On March 16, 2007, we acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. As of the date of acquisition, Neff is operating as a direct subsidiary of Visant under the Neff brand name and its results will be reported together with the results of the Jostens scholastic operations as the renamed Scholastic segment.

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        We believe that we have leading positions in the markets in which we operate. The majority of sales for our yearbook and scholastic segments are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on time are important. We believe that our sampling system and direct mail businesses are industry leaders in the introduction of innovative products, including formats produced under proprietary processes.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit our yearbook and scholastic segments. Our core yearbook and scholastic products are generally purchases that are made through various economic cycles. Additionally, we believe that the anticipated growth in instructional materials over the next several years will be a primary contributor to growth for our cover business. Similarly, we believe that our sampling system and direct mail business is well positioned to benefit from growth in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve approximately over 25,000 schools and a variety of leading fragrance, cosmetic, personal care and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens and Neff have maintained long-standing relationships with administrators and students through their ability to provide highly customized and personalized products. A high degree of customer satisfaction translates into annual retention rates of over 90% of Jostens' customers in its major product lines. Our sampling business' technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman, President and Chief Executive Officer, has over 25 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and on average of over 20 years of experience in the industries in which our companies operate. Our management team members are also highly motivated stakeholders through our equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We strive to enhance our relationships with our customers through marketing and selling initiatives focused on customer service and sales force effectiveness across our businesses. Each of our businesses maintains separate sales forces to sell their products, which help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy is focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. We intend to grow our market share within our Marketing and Publishing Services segment through a continued emphasis on customer service and product innovation. We are also making efforts to expand our customer base in this segment by emphasizing the effectiveness of our sampling system advertising solutions in less traditional markets such as consumer-packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features and customization, as well as more conventional expenditures on new equipment, we believe we will further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens continues to be an industry leader in introducing on-line tools to assist in the layout and publication of yearbooks. We recently enhanced our product offerings in our Scholastic segment to include letter jackets and chenille letters through our acquisition of Neff. Similarly, our Marketing and Publishing Services business has selectively added enhanced service and product offerings. For example, we have expanded our sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. Our direct mail business continues to develop innovative services and in-line manufacturing solutions for its direct marketing and advertising customers. We continue to invest time and resources to maintain our leading positions in the markets in which we operate.

Implement cost savings initiatives

        Since the consummation of the 2004 combination of Jostens, Von Hoffmann and Arcade to form Visant, we have been successful in identifying and realizing significant cost savings. These cost savings are being achieved primarily through procurement initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses. We intend to continue to identify and pursue synergistic cost savings opportunities, including through acquisitions we complete.

Improve operating efficiencies and asset utilization

        The integration of the businesses has provided opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture selected production opportunities as well as leveraging asset utilization across product lines. We also intend to leverage our production capabilities, our reputation in the markets in which we operate and our management team's industry experience to capitalize on market opportunities.

Selectively pursue complementary acquisitions

        We intend to continue to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings.

Our Segments

        Our three reportable segments as of December 30, 2006 consisted of:

  •
  Jostens Scholastic—provides services related to the marketing, sale and production of class rings, graduation products and other scholastic products;

  •
  Jostens Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks; and

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book covers and other components for educational publishers.

        For additional financial and other information about our operating segments, see Note 18, Business Segments, to our Consolidated Financial Statements.

Jostens

        Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Founded in 1897, Jostens has a history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in two segments: (1) Scholastic and (2) Yearbook.

        Scholastic.    Jostens is one of the leading providers of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. In the Scholastic segment, Jostens primarily serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling its products to students and administrators through independent sales representatives. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Yearbook.    Jostens is one of the leading providers of services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segment, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also a leading producer of supplemental materials and related components such as decorative covers and plastic transparencies for educational publishers. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Competition

Jostens

        The school-related affinity products and services industry consists principally of four national manufacturers and a number of smaller regional and niche competitors. The four national competitors in the sale of yearbooks, class rings and scholastic products are Jostens, American Achievement Corporation, Herff Jones, Inc. and Walsworth Publishing Company. We believe that Jostens is the largest of the national competitors in yearbooks, class rings and graduation products based on the number of schools served. American Achievement and Herff Jones are the only other national manufacturers that sell each of these three product lines.

        Scholastic.    Jostens' competition in class rings consists primarily of two national firms, Herff Jones and American Achievement (which market the Balfour and ArtCarved brands, respectively). Herff Jones distributes its products within schools, while American Achievement distributes its products through multiple distribution channels including schools, independent and chain jewelers and mass merchandisers. Jostens distributes its products primarily within schools. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and chain jewelers and mass merchandisers are generally lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery. In the marketing and sale of other graduation products, Jostens competes primarily with American Achievement and Herff Jones as well as numerous local and regional competitors who offer products similar to Jostens. Each competes on the basis of service, on-time delivery, product quality, price and product offerings, with particular importance given to establishing a proven track record of timely delivery of quality products.

        Yearbook.    In the sale of yearbooks, Jostens competes primarily with American Achievement (which markets under the Taylor Publishing brand), Herff Jones and Walsworth. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization capabilities, combined with technical assistance and customer service, are important factors in yearbook production.

Marketing and Publishing Services

        The Marketing and Publishing Services business competes primarily with Orlandi, Inc. and a number of smaller competitors in the fragrance and cosmetic sampling market. Our sampling system business also competes with numerous manufacturers of sampling products such as miniatures, vials, packets, sachets, blister packs and scratch and sniff products. Our direct mail products and services compete with numerous other marketing and advertising venues for marketing dollars customers allocate to various types of advertising, marketing and promotional efforts such as television and in-store promotions as well as other printed products produced by numerous national and regional printers. We compete primarily with Coral Graphics Services, Inc. and Phoenix Color Corporation in the sale of book covers and components.

Seasonality

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for our continuing operations fiscal 2006 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of sampling and other direct mail and printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Raw Materials

        The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The cost of precious metals and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with changes in the prices of precious metals, Jostens may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The price of gold has increased dramatically during the past year, and we expect the volatility in the price of gold to continue. These higher gold prices have impacted, and could further impact, our operating expenses as well as the level of spending by our customers. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany whom we believe is also a supplier to Jostens' major class ring competitors in the United States.

        The principal raw materials purchased by the Marketing and Publishing Services business consist of paper, ink and adhesives. Paper costs generally flow through to the customer as paper is ordered for specific jobs. We do not take significant commodity risk on paper. Our sampling system business utilizes specific grades of paper and foil laminates, which are, respectively, purchased from a limited number of suppliers.

        Matters pertaining to our market risks are set forth above under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk."

Backlog

        Because of the nature of our business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, related primarily to our yearbook and scholastic businesses, was $393.6 and $370.7 million as of the end of 2006 and 2005, respectively. We expect most of the 2006 backlog to be confirmed and filled in 2007.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations have become more stringent and, accordingly, more costly over time.

        As part of our environmental management program, we have been involved in environmental remediation on a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens managed the remediation project, which began in 2000. As of December 30, 2006, Jostens had made payments totaling $8.0 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. In July 2006, the State of Illinois Environmental Protection Agency

issued a "No Further Remediation" letter with respect to this site. Jostens has certain ongoing monitoring obligations. We do not expect the cost of such ongoing monitoring to be material. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Intellectual Property

        Our businesses rely on a combination of patents, copyrights, trademarks, confidentiality and licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect the intellectual property rights we employ in our businesses. We also have trademarks registered in the United States and in jurisdictions around the world. In particular, we have a number of registered patents in the United States and abroad covering certain of the proprietary processes and products used in our sampling systems and direct mail businesses and we have submitted patent applications for certain other manufacturing processes and products. However, many of our sampling system and direct mail manufacturing processes and products are not covered by any patent or patent application. As a result, our business may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes than those employed by us. We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate litigation against us challenging our intellectual property rights or asserting that our businesses infringe or otherwise violate their intellectual property rights.

        Our company has ongoing research and development efforts and expects to seek additional intellectual property protection in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Furthermore, the patents that we use in our sampling system and direct marketing businesses will expire over time. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

Employees

        As of December 30, 2006, we had approximately 5,096 full-time employees (excluding the 1,469 employees employed at our discontinued operations). As of December 30, 2006, approximately 702 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007, and approximately 379 employees from our Marketing and Publishing Services business were represented under three collective bargaining agreements. These collective bargaining agreements expire at various times between March 2008 and March 2012. We also have 263 employees in our discontinued operations covered under three collective bargaining agreements that expire between September and November 2009.

        We are negotiating a first collective bargaining agreement covering approximately 140 employees at our Pennsauken, New Jersey location, following an election at the facility that occurred in February 2007.

        We consider our relations with our employees to be satisfactory.

International Operations

        Our foreign sales from continuing operations are derived primarily from operations in Canada and Europe. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among risks attendant to foreign operations, but these risks are not considered significant with respect to our businesses.

Properties

        A summary of the physical properties we currently use follows:

Segment	Facility Location(1)	Approximate Sq. Ft.	Interest
Scholastic	Topeka, Kansas(2)	236,000	Owned
	Laurens, South Carolina	98,000	Owned
	Shelbyville, Tennessee	87,000	Owned
	Unadilla, Georgia(3)	83,000	Owned
	Greenville, Ohio(3)	69,000	Owned
	Denton, Texas	56,000	Owned
	Attleboro, Massachusetts	52,000	Owned
	Burnsville, Minnesota	47,000	Leased
	Owatonna, Minnesota	30,000	Owned
	Marysville, Ohio(3)	16,000	Leased
	Santiago, Dominican Republic(3)	13,000	Leased
	Winnipeg, Manitoba	13,000	Leased
Jostens Yearbook	Winston-Salem, North Carolina	132,000	Owned
	Clarksville, Tennessee	105,000	Owned
	Visalia, California	96,000	Owned
	State College, Pennsylvania	66,000	Owned
	State College, Pennsylvania	10,900	Leased
Marketing and Publishing Services	Broadview, Illinois	212,000	Owned
	Dixon, Illinois	160,000	Owned
	Pennsauken, New Jersey	145,000	Owned	(4)
	Chattanooga, Tennessee	67,900	Owned
	Baltimore, Maryland	60,000	Leased
	Chattanooga, Tennessee	36,700	Owned
	Chattanooga, Tennessee	29,500	Owned
	New York, New York	12,000	Leased
	Paris, France	4,600	Leased
Discontinued Operations	Jefferson City, Missouri	636,000	Owned
	Owensville, Missouri	450,000	Owned
	Eldridge, Iowa	325,000	Owned
	Arlington Heights, Illinois	47,000	Leased

(1)
Excludes properties held for sale.

(2)
Also houses yearbook production.

(3)
Used in recently acquired Neff operations.

(4)
Includes approximately 31,600 square footage of a leased bindery facility.

        We also lease a number of warehouse facilities to support our production. We maintain Visant's executive office in leased space in Armonk, New York, and Jostens' executive office in leased space in Bloomington, Minnesota. In addition, we lease other sales and administrative office space. In management's opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business. In addition, certain of our properties are subject to a mortgage held by Visant's lenders under its senior secured credit facilities.

Legal Proceedings

        In communications with U.S. Customs and Border Protection ("Customs"), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens' import practices has revealed that during the relevant period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens' addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs in December 2006, Jostens received a pre-penalty notice that Customs is disputing the validity of Jostens prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003 and in a separate communication was advised that Customs is contemplating a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to a two year waiver of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired at the end of 2007 and 2008, respectively. Jostens has elected to continue to address this matter by filing a petition in response to the pre-penalty notice. This petition was filed in January 2007 disputing Customs' claims and advancing its arguments to support that no loss of revenue or penalty should be issued against the Company, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. The penalty proceeding is in the early stages, and it is not clear what Customs' final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for the subject imports. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any potential liability. However, Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages, positions and business backgrounds of our executive officers and the directors of Holdings as of April 23, 2007.

Name	Age	Position
Marc L. Reisch	51	Chairman, President and Chief Executive Officer, Holdings and Visant
Marie D. Hlavaty	43	Vice President, General Counsel and Secretary, Holdings and Visant
Paul B. Carousso	38	Vice President, Finance, Holdings and Visant
John C. Sorensen	44	Vice President, Treasurer, Holdings and Visant
Michael L. Bailey	51	President and Chief Executive Officer, Jostens Group
John Van Horn	66	Group President, Arcade/Lehigh Direct and President, Chief Executive Officer, Arcade
John R. DePaul	50	Executive Vice President, Von Hoffmann
Richard Johnson	60	Executive Vice President, Von Hoffmann
David F. Burgstahler	38	Director, Holdings and Visant
George M.C. Fisher	66	Director, Holdings and Visant
Alexander Navab	41	Director, Holdings and Visant
Tagar C. Olson	29	Director, Holdings and Visant
Charles P. Pieper	60	Director, Holdings and Visant

        Marc L. Reisch joined Holdings and Visant as Chairman, President and Chief Executive Officer upon the closing of the Transactions. Mr. Reisch had been a director of Jostens since November 2003. Immediately prior to joining Holdings and Visant, Mr. Reisch served as a Senior Advisor to KKR. Mr. Reisch was Chairman and Chief Executive Officer of Quebecor World North America between August 1999 and September 2002. Mr. Reisch has been the Chairman of the Board of Yellow Pages Income Fund since December 2002.

        Marie D. Hlavaty served as an advisor to our businesses since August 2004 and joined Holdings and Visant as Vice President, General Counsel and Secretary upon the consummation of the Transactions. Prior to joining Visant, Ms. Hlavaty was Of Counsel with Latham & Watkins LLP from January 2003 until June 2004. Ms. Hlavaty was Vice President, General Counsel and Secretary of Quebecor World Inc. between February 2001 and November 2002.

        Paul B. Carousso joined Holdings and Visant in October 2004 as Vice President, Finance. From April 2003 until October 2004, Mr. Carousso held the position of Executive Vice President, Chief Financial Officer, of Vestcom International, Inc., a digital printing company. Prior to holding his position at Vestcom, from August 1999 until September 2002, Mr. Carousso held various accounting and financial reporting positions at Quebecor World North America, last holding the position of Vice President, Controller.

        John C. Sorensen joined Visant Holding and Visant in September 2005 as Vice President, Treasurer. From November 2001 until August 2005, Mr. Sorensen held the position of Vice President, Treasurer with World Kitchen, Inc. (manufacturer and distributor of kitchenware products). World Kitchen filed for bankruptcy in 2002. Prior to that, Mr. Sorensen held a number of financial and treasury positions with U.S. Office Products Company (manufacturer and distributor of office supplies and furniture) from 1997 through October 2001, last holding the position of Vice President and Controller, N.A. Financial Operations.

        Michael L. Bailey joined Jostens in 1978. He has held a variety of leadership positions, including director of marketing, planning manager for manpower and sales, national product sales director, division manager for printing and publishing, printing operations manager and Senior Vice President—Jostens School Solutions. He was appointed as President in February 2003 and became Chief Executive Officer in July 2004.

        John Van Horn served as an advisor to our Arcade/Lehigh Direct businesses since September 2004 and joined us as Group President, Arcade/Lehigh Direct and President and Chief Executive Officer of Arcade upon the consummation of the Transactions. Prior to joining us, Mr. Van Horn held various positions at Quebecor World Inc. since August 1999, last serving as President, Catalog Market of Quebecor World North America.

        John R. DePaul joined The Lehigh Press, Inc. in 1979. He held a number of sales and operational positions with Lehigh. Following the acquisition of Lehigh by Von Hoffmann in October 2003, Mr. DePaul was appointed Senior Vice President—Educational Sales. Mr. DePaul assumed the position of Executive Vice President in March 2005, and also has operational responsibility for the Jefferson City, MO and Pennsauken, NJ facilities in addition to his educational sales duties.

        Richard Johnson joined Von Hoffmann in March 2005 as Executive Vice President Sales—Commercial Products. He also has operational responsibility for the Owensville, MO and Eldridge, IA facilities in addition to his sales duties. Prior to joining Von Hoffmann, Mr. Johnson held a number of sales and operational management roles with Quebecor World Inc. in its book division from 1999 to 2004.

        David F. Burgstahler is a Partner of Avista Capital Partners, L.P., a leading private equity firm. Prior to joining Avista Capital Partners in 2005, Mr. Burgstahler was a Partner with DLJ Merchant Banking Partners, the private equity investment arm of CS. Mr. Burgstahler joined CS in 2000 when it merged with Donaldson, Lufkin & Jenrette. Mr. Burgstahler joined Donaldson, Lufkin & Jenrette in 1995. Mr. Burgstahler also serves on the board of Warner Chilcott Corporation, WideOpenWest Holdings, Inc. and Bioreliance Acquisition Corp.

        George M.C. Fisher is currently a senior advisor to KKR. Mr. Fisher is also the former Chairman of PanAmSat Corporation. Mr. Fisher currently serves as a director of Eli Lilly and Company and General Motors Corporation. Mr. Fisher served as Chairman of the Board of Eastman Kodak Company from December 1993 to December 2000 and was Chief Executive Officer from December 1993 to January 2000. Before joining Kodak, Mr. Fisher was Chairman of the Board and Chief Executive Officer of Motorola, Inc. Mr. Fisher is a past member of the boards of AT&T, American Express Company, Comcast Corporation, Delta Air Lines, Inc., Hughes Electronics Corporation, Minnesota Mining & Manufacturing, Brown University and The National Urban League, Inc. He was a member of The Business Council and is an elected fellow of the American Academy of Arts & Sciences and of the International Academy of Astronautics. Mr. Fisher was also an appointed member of the President's Advisory Council for Trade Policy and Negotiations from 1993 through 2002.

        Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR's North American efforts in media and telecommunications. Mr. Navab serves on the Investment Committee, as well as the Operating Committee, of KKR. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of The Nielsen Company (formerly VNU Group BV).

        Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions. Mr. Olson is also a director of Capmark Financial Group Inc. and Masonite International Inc.

        Charles P. Pieper is an Operating Partner of DLJMBP and a Managing Director of CS. Prior to joining CS in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self-employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. Mr. Pieper also previously served as Chairman and Acting CEO of Alliant Foodservice, Inc., Chairman of North American Van Lines and Vice Chairman of Dynatech. Mr. Pieper served as Chairman of the Board of U.S. Office Products Company from March 1998 to March 2001. From April 2000 to April 2002, Mr. Pieper served as Chairman of the Board of Fairchild Dornier Corp. and Chairman of the Supervisory Board of Fairchild Dornier GmbH; Fairchild Dornier filed for bankruptcy in 2002. He also serves as a director of Advanstar Holding Corp. and Grohe AG.

Our Board of Directors

        Our Board of Directors is currently comprised of six members. Each of the existing directors was appointed upon the consummation of the Transactions in October 2004, other than Mr. Fisher, who was appointed in November 2005. Under the Stockholders Agreement entered into in connection with the Transactions, KKR and DLJMBP III each has the right to designate four of Holdings' directors (currently three KKR and two DLJMBP III designees serve on our board) and our Chief Executive Officer and President, Marc Reisch, is Chairman. Our Board of Directors currently has three standing committees—an Audit Committee, a Compensation Committee and an Executive Committee. We expect the chairmanship of each of the Audit Committee and the Compensation Committee to rotate annually between a director designated by KKR and a director designated by DLJMBP III consistent with the terms of the Stockholders Agreement.

Audit Committee

        The primary duties of the Audit Committee include assisting the Board of Directors in its oversight of (1) the integrity of the Company's financial statements and financial reporting process; (2) the integrity of the Company's internal controls regarding finance, accounting and legal compliance; and (3) the independence and performance of the Company's independent auditor and internal audit function. The Audit Committee also reviews our critical accounting policies, our annual and quarterly reports on Form 10-K and Form 10-Q, and our earnings releases before they are published. The Audit Committee has sole authority to engage, evaluate and replace the independent auditor. The Audit Committee also has the authority to retain special legal, accounting and other consultants it deems necessary in the performance of its duties. The Audit Committee meets regularly with our management, independent auditors and internal auditors to discuss our internal controls and financial reporting process and also meets regularly with the Company's independent auditors and internal auditors in private.

        The current members of the Audit Committee are Messrs. Olson (Chairman) and Burgstahler. The Board of Directors has determined that each of the current members qualifies as an "audit committee financial expert" through their relevant work experience. Mr. Olson is an Executive with KKR and Mr. Burgstahler is a Partner of Avista Capital Partners, L.P. None of the members of the Audit Committee is considered "independent" as defined under the federal securities law.

Compensation Committee

        The primary duty of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation practices and policies for the Company's executive officers and other key employees, as the Committee may determine, to ensure that management's interests are aligned with the interest of the Company's equity holders. The Committee also reviews and makes recommendations to the Board of Directors with respect to the Company's employee benefits plans, compensation and equity based plans and compensation of Directors. The current members of the Compensation Committee are Messrs. Burgstahler (Chairman), Navab, Olson and Pieper.

Executive Committee

        The current members of the Executive Committee are Messrs. Reisch, Navab and Pieper.

Code of Ethics

        We have a Code of Business Conduct and Ethics which was adopted to cover the entire Visant organization following the Transactions and which applies to all of our employees, including our Chief Executive Officer, Vice President, Finance and Corporate Controller, our Directors and independent sales representatives. We review our Code of Business Conduct and Ethics and amend it as necessary to be in compliance with current law. We require senior management employees and employees with a significant role in internal control over financial reporting to confirm compliance with the Code on an annual basis. Any changes to, or waiver (as defined under Item 5.05 of Form 8-K) from, our Code that applies to our Chief Executive Officer, Vice President, Finance or Corporate Controller will be posted on our website. A copy of the Code of Business Conduct and Ethics can be found on our website at http://www.visant.net.

Section 16(a) Beneficial Ownership Reporting Compliance

        Executive officers and directors of Holdings are not subject to the reporting requirements of Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        This compensation discussion describes the material elements, policies and practices with respect to our principal executive officer, principal financial officer, and the other three most highly-compensated executive officers, which are collectively referred to as the named executive officers. This compensation discussion also describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers.

        We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, long-term equity incentives in the form of stock options and, in certain cases, restricted stock, retirement and other benefits and perquisites, and post-termination severance and acceleration of equity award vesting for named executive officers upon certain termination events and/or a change in control. Certain other post-termination benefits are provided to our Chief Executive Officer. Our other benefits and perquisites include life, disability, medical, dental and vision insurance benefits, a qualified 401(k) savings plan and other retirement benefits and include reimbursement for certain medical expenses and automobile payments. Our philosophy is to provide a total compensation package at a level that is commensurate with our size and provides incentive and rewards for sustained performance and growth.

Objectives of our Executive Compensation Program

        In General.    Our compensation programs are designed to achieve the following objectives:

  •
  attract, motivate, retain and reward talented and dedicated executives whose knowledge, skill and performance are critical to our success and long-term growth;

  •
  provide our executive officers with both cash and equity incentives to further the interests of us and our stockholders;

  •
  align rewards to measurable performance metrics; and

  •
  compensate our executives to manage our business to meet our long-range objectives.

        Compensation Process.    Our Compensation Committee reviews and approves all elements of compensation for our named executive officers. The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our Chief Executive Officer, or CEO. For all other named executive officers, the Committee meets outside the presence of all executive officers except our CEO. Mr. Reisch annually reviews each other named executive officer's performance with the Compensation Committee and makes recommendations to the Compensation Committee, other than with respect to his own compensation. The Compensation Committee has from time to time reviewed market and industry data in setting compensation. We do not generally retain outside compensation consultants to review our executive compensation but may do so in the future.

Base Salary

        We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary in order to attract and retain an appropriate caliber of ability, experience and talent for the position, and to provide base compensation that is not subject to our performance risk. We establish the base salary for each executive officer based in part in consideration of competitive factors as well as individual factors, such as the individual's performance and experience and, to a certain extent, the pay of others on the executive team. When establishing the base salary of any executive officer, we have also considered business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive, the potential impact the individual may make on our company now and in the future. We generally review base salaries for our named executive officers on an 18-month or longer cycle and increases are based on individual performance as well as the assumption of expanded duties, as applicable. The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table.

        The salary of our CEO is set by our Compensation Committee, but in accordance with his employment agreement, will not be less than $850,000 during the term of his employment agreement and any renewal term. The Compensation Committee also approved increases in the annual base salary rate for 2007 for: Mr. Reisch, from $850,000 to $950,000, Mr. Bailey, from $500,000 to $550,000, Mr. Van Horn, from $370,000 to $400,000, and Mr. Carousso, from $240,000 to $260,000. This was the first increase for each of these persons since the time of the October 2004 Transactions.

Annual Performance-Based Cash Incentive Compensation

        General.    We provide the opportunity for our named executive officers and other key employees to earn an annual cash incentive award in order to further align our executives' compensation opportunity with our annual business and financial goals and the growth objectives of our stockholders, and to motivate our executives' annual performance. Our annual cash incentives generally link the compensation of participants directly to the accomplishment of specific business metrics, primarily the achievement of EBITDA targets, reflecting our emphasis on financial performance and stockholder return.

        Consolidated and business unit budgets which contain annual financial and strategic objectives are developed each year by management and reviewed by the Board of Directors with such changes that are deemed appropriate by the Board of Directors. The budgets set the basis for the annual incentive plan targets and stretch measures. The annual incentive compensation plan targets and other material terms by business unit are presented to the Compensation Committee for review and approval with such modifications deemed appropriate by the Compensation Committee.

        Award opportunity for the executive officers is expressed as a percentage of qualifying base salary, with an established percentage for payout based on meeting a target, and enhanced opportunity if certain stretch targets are met or to reward individual extraordinary performance or contribution, as determined by the Compensation Committee. For the last completed fiscal year, annual cash incentive opportunities for the named executive officers at target are summarized below:

	Target Annual Cash Incentive Award Opportunity
	% of Salary	Amount
Marc L. Reisch	100%	$850,000
Paul B. Carousso	50%	$120,000
Marie D. Hlavaty	55%	$179,120
Michael L. Bailey	70%	$350,000
John Van Horn	50%	$185,000

        Annual incentive compensation plan awards for our named executive officers and other executives are determined annually following the completion of the annual audit, based on our performance against the approved annual incentive compensation plan targets and taking into account individual performance and contribution. The annual incentive compensation plan award amounts of all executive officers, including the named executive officers, must be reviewed and approved by the Compensation Committee. Approved payments under the annual incentive plans are made not later than March 15th of the respective year.

        2006 Annual Incentive Compensation Plan Awards.    The actual annual incentive payments made to our named executive officers pursuant to our annual incentive compensation plan for the fiscal year ended December 30, 2006 are set forth below in the Summary Compensation Table. For the last completed fiscal year, substantially all of the annual incentive plan payments to the CEO and the other named executive officers were based on the achievement of consolidated or business unit EBITDA targets. There were no specific individual performance goals for 2006 incentive awards to the named executive officers, but the Compensation Committee, as applicable, took into account individual performance, particularly as pertained to contribution to extraordinary transactions and achievements in 2006 in evaluating payment at or above target. The Compensation Committee may exercise discretion in determining awards to account for extraordinary achievement and contribution. Under the annual incentive plans, the Compensation Committee may account for adjustments to performance goals and our reported financial results. These adjustments may exclude all or a portion of both the positive or negative effect of external non-recurring events that are outside the reasonable control of our executives, including, without limitation, natural disasters, regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions or divestitures.

        Other.    Our Compensation Committee reserves the right to grant bonuses from time to time based on extraordinary achievements and contribution which result in measurable and appreciable return for us and our stockholders.

        Total Compensation Comparison.    For the last completed fiscal year, annual incentive award payments accounted for approximately 56% of total compensation (base salary and bonus) for our CEO and approximately 43% of total compensation (base salary and bonus) on average for our other named executive officers.

Long-Term Equity Incentives

        General.    We offer long-term incentive opportunity to our executives to promote long-term performance and tenure by participation in an equity incentive program, through grants of stock options and restricted stock. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves. The equity incentive plan is designed to:

  •
  promote our long-term financial interests and growth by attracting and retaining management with the training, experience and ability to enable them to make a substantial contribution to the success of the business;

  •
  motivate management by means of growth-related incentives to achieve long range goals; and

  •
  further the alignment of interests of participants with those of our stockholders through opportunities for stock-based ownership of our company.

        Our Compensation Committee serves as the administrator of the equity incentive program, with the power and authority to administer, construe and interpret the equity plans, to make rules for carrying out the plans and to make changes in such rules, subject to such interpretations, rules and administration being consistent with the basic purpose of the plans. Subject to the general parameters of the plans, the Committee has the discretion to fix the terms and conditions of the grants. Equity is granted at fair market value as determined by the Compensation Committee after evaluation of a fair market valuation conducted by a third party expert on a periodic basis.

        Our named executive officers each made a personal investment in purchasing shares of the Class A Common Stock of Holdings in connection with the Transactions with his or her own personal funds (and in the case of Mr. Bailey, including the roll-over of certain existing equity in Holdings and the investment of a bonus paid to Mr. Bailey in connection with the Transaction). In turn, the level of award of option grants was made as a multiple of the respective level of investment. In consideration of his services in consummating the Transactions and in connection with entering into an employment agreement with the Company, Mr. Reisch also received at the consummation of the Transactions a grant of restricted stock as a further long-term incentive opportunity. No additional equity has been awarded to the named executive officers since their original investments, other than in the case of Mr. Van Horn, who was granted restricted stock in December 2006, none of which will vest until January 2009 (subject to accelerated vesting in the event of Mr. Van Horn's termination without cause or for good reason, upon a change in control or upon Mr. Van Horn's disability or death), in order to recognize and incentivize Mr. Van Horn's continued tenure, commitment and performance for us. Mr. Van Horn had not received options at the time of the Transaction in light of what was anticipated to be a more limited period of employment with us. The Compensation Committee reserves the right to issue additional equity to the named executive officers upon the recommendation of Mr. Reisch or the Board in consideration of extraordinary performance or achievement and subject to shares remaining available for grant under the 2004 Plan. See "—Equity Compensation".

        We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates, however, to the extent that additional grants have been or will be made by us to other members of management we intend to limit grants to occur twice per year. We may also issue additional equity grants to new members of management who come into our employment in connection with the consummation of acquisitions by us. For compensation decisions regarding the grant of equity compensation, our Compensation Committee typically considers the recommendations from our Chief Executive Officer, taking into consideration the potential impact and contribution of the individual, retention considerations and the level of equity of members of management at a similar level.

        Stock Options.    Stock option awards provide our executive officers with the right to purchase shares of our Class A Common Stock at a fixed exercise price for a period of up to ten years from the option grant date under the 2004 Plan and are both "performance based" and "time based". Time based options vest on the passage of time and an executive's continued tenure with us. Performance based options vest on the achievement of annual EBITDA targets. The purpose of the performance based grant is to align management and stockholder interests as measured by EBITDA performance. Options are subject to certain change of control and post-termination of employment vesting and expiration provisions. Mr. Bailey and Mr. Reisch (who also served as a director of Jostens prior to the Transactions) also hold options under the 2003 Plan. See "—Equity Compensation" for a discussion of the change in control and other provisions related to stock options under the 2004 Plan and the 2003 Plan.

        Restricted Stock.    Restricted stock is also used by us in our long-term equity incentive program as part of our management development, succession, and retention planning process. Of our executives, only Messrs. Reisch and Van Horn have been granted restricted stock. The restricted stock is generally subject to the same rights and restrictions set forth in the management stockholders' agreement and sale participation agreement described under "—Equity Compensation", provided that Mr. Reisch's restricted stock is currently 100% vested and nonforfeitable even in the case of termination of employment.

Pension Benefits

        Each of our named executive officers currently participates in the Jostens qualified pension plan D and a non-qualified supplemental pension plan to compensate for Internal Revenue Service limitations. These benefits are provided as part of the regular retirement program available to our eligible employees. We also maintain individual non-contributory unfunded supplemental retirement plans (SERPs) for certain named executive officer participants. Under our employment agreement with

Marc L. Reisch, he is entitled to an additional supplemental retirement benefit. For more detailed information, see the narrative accompanying the "Pension Benefits" table.

Employment Agreement, Severance Benefits and Change in Control Provisions

        Employment Agreement with Marc Reisch.    Except with respect to our CEO, Marc L. Reisch, we do not have any employment agreements in effect with any of our named executive officers. In October 2004, we entered into an employment contract with Mr. Reisch with an initial term extending to December 31, 2009, with automatic one-year renewal terms thereafter. We are highly dependent on the efforts, relationships and skills of Mr. Reisch, a long-tenured industry executive and, accordingly, we entered into this agreement with Mr. Reisch to help ensure Mr. Reisch's availability to us during the term. The employment agreement provides for certain post-termination payments and benefits to Mr. Reisch which are described and quantified in the section entitled "—Termination, Severance and Change of Control Arrangements". We provided these arrangements under the agreement to attract and retain Mr. Reisch as our CEO and believe that the post-termination payments and benefits are reasonable and consistent with the provisions and benefit levels of other companies' chief executive officers and reflective of Mr. Reisch's value and performance to us. It is generally not our philosophy or practice to enter into employment agreements with our executives. Absent exigent competitive factors, we believe that our short and long-term compensation practices and opportunities are competitively attractive and favorably motivate our executives towards performance and continuity of service.

        Jostens Executive Severance Pay Plan.    Michael Bailey is covered under the Jostens' Executive Severance Pay Plan which was implemented in 1999 and last revised in 2003. The terms of the plan and potential payments to Mr. Bailey thereunder are discussed in "—Termination, Severance and Change of Control Arrangements—Executive Severance Pay Plan". None of the other named executive officers was placed under the Executive Severance Pay Plan and the plan, as an element of our compensation structure, is a historical plan adopted prior to the Transactions.

        Change in Control under Equity Incentive Plans.    Under the 2003 Plan, upon the occurrence of a "change in control", the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain performance measures have been achieved. Under the 2004 Plan, upon the occurrence of a "change in control", the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if relevant performance measures have been satisfied. Our equity incentive plans are discussed in "—Equity Compensation" and change in control payments under the plans are quantified in "—Termination, Severance and Change of Control Arrangements".

Executive Benefits

        We provide the opportunity for our named executive officers and other executives to receive certain general health and welfare benefits on terms consistent with other eligible employees. We also offer participation in our defined contribution 401(k) plan with a company match on terms consistent with other eligible employees. We provide certain perquisites to the named executive officers, including car allowance, medical stipend to apply to reimburse medical expenses, periodic physicals and extended coverage under long-term disability insurance, and in the case of certain of the named executive officers, financial planning and health club stipend. We provide these benefits to offer additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Stock Ownership Guidelines

        Stock ownership guidelines have not been implemented by the Compensation Committee for our executive officers. Our stock is not publicly traded and is subject to stockholders' agreements that limit a stockholder's ability to transfer his or her equity.

Regulatory Considerations

        We account for equity compensation paid to our employees under SFAS No. 123R, which we adopted effective January 1, 2006. SFAS No. 123R requires us to recognize compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to our adoption of SFAS No. 123R, we used the minimum value method in our SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, we would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption. As a result of the modification to stock options made in April 2004 in connection with the special dividend paid to all Class A common stockholders, all stock option awards previously accounted for under APB No. 25 are prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification. Please see Note 17, Stock-based Compensation, to our consolidated financial statements for additional information.

        The compensation cost to us of awarding equity is taken into account in considering awards under our equity incentive program. We have taken steps to structure and assure that our compensation program is applied in compliance with Section 409A of the Internal Revenue Code. Bonuses paid under our annual incentive plans are taxable at the time paid to our executives.

Tax Gross-Up

        Mr. Reisch's employment agreement provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code. For more detailed information on gross-ups for excise taxes payable to Mr. Reisch, see "—Termination, Severance and Change of Control Arrangements—Employment Agreement with Marc. L. Reisch—Gross-Up Payments for Excise Taxes".

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is currently comprised of Messrs. Burgstahler (Chairman), Navab, Olson and Pieper, all of whom served on the committee in 2006. For a description of the transactions between us and entities affiliated with members of the Compensation Committee, see the transactions described in "Certain Relationships, Related Transactions and Director Independence".

Summary Compensation Table

        The following table presents compensation information for our fiscal year ended December 30, 2006 paid to or accrued to the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Marc L. Reisch Chairman, President and Chief Executive Officer, Holdings and Visant	2006	$850,000	$—	$—	$—	$1,100,000	$231,500	$114,465	(4)	$2,295,965
Paul B. Carousso Vice President, Finance, Holdings and Visant	2006	$240,000	$—	$—	$—	$165,000	$18,870	$22,000	(5)	$445,870
Marie D. Hlavaty Vice President, General Counsel, Holdings and Visant	2006	$325,673	$—	$—	$—	$275,000	$38,105	$21,100	(6)	$659,878
Michael L. Bailey President and Chief Executive Officer, Jostens	2006	$500,000	$—	$—	$—	$453,566	$192,589	$27,525	(7)	$1,173,680
John Van Horn Group President, Arcade/Lehigh Direct and President and Chief Executive Officer, Arcade	2006	$370,000	$—	$6,582(1)	$—	$250,000	$61,158	$25,700	(8)	$713,440

(1)
The amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123R. Please see Note 17 to our consolidated financial statements for a discussion of all assumptions used by us with respect to the valuation. The restricted stock award was made under our 2004 Plan, which is described under "—Equity Compensation".

(2)
The amounts represent earnings under the annual incentive compensation plan.

(3)
Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our qualified, non-contributory pension plan, our unfunded supplemental retirement plan and our non-contributory unfunded supplemental pension plan and, in the case of Mr. Reisch, the supplemental retirement benefit provided for under his employment agreement. Please refer to the narrative descriptions of our pension plans under the Pension Benefits table. We currently have no deferred compensation plans.

(4)
Includes: $85,685 of premiums under a life insurance policy the premiums under which are paid by us under the terms of Mr. Reisch's employment agreement (the proceeds under the policy are payable to beneficiaries designated by Mr. Reisch); $8,800 representing regular employer matching contributions to our 401(k) plan; $13,680 representing a car allowance; and approximately $6,300 representing executive medical expenses reimbursed by us and cash credits offered to any employee who foregoes certain disability and life insurance benefits.

(5)
Includes: $8,800 representing regular employer matching contributions to our 401(k) plan; $10,200 representing a car allowance; and approximately $3,000 representing executive medical expenses reimbursed by us and cash credits offered to any employee who foregoes certain disability and life insurance benefits.

(6)
Includes: $8,800 representing regular employer matching contributions to our 401(k) plan; $10,000 representing a car allowance; and approximately $2,300 representing executive medical expenses reimbursable by us and cash credits offered to any employee who foregoes certain disability and life insurance benefits.

(7)
Includes: $8,800 representing regular employer matching contributions to our 401(k) plan; $10,825 representing a car allowance; and approximately $7,900 representing reimbursed financial planning, medical expenses, a health club stipend and cash credits offered to any employee who foregoes certain disability and life insurance benefits.

(8)
Includes: $8,800 representing regular employer matching contributions to our 401(k) plan; $12,000 representing a car allowance; and approximately $4,900 of cash credits offered to any employee who foregoes certain disability and life insurance benefits.

Grants of Plan-Based Awards

        The following table provides information with regard to each stock and option award granted to each named executive officer during 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Numbers of Shares of Stock or Units (#)
							Grant Date Fair Value of Stock and Option Awards ($)(3)
Name
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Marc L. Reisch	N/A	$—	$850,000	$—	—		$—
Paul B. Carousso	N/A	$—	$120,000	$—	—		$—
Marie D. Hlavaty	N/A	$—	$179,120	$—	—		$—
Michael L. Bailey	N/A	$—	$350,000	$—	—		$—
John Van Horn	12/15/2006	$—	$185,000	$—	3,000	(2)	$313,050

(1)
Reflects the target award amounts under our annual incentive compensation plan for our named executive officers. No awards are available below the target performance level. The actual non-equity incentive plan compensation amount earned by each named executive officer in 2006 is shown in the Summary Compensation Table above.

(2)
The stock will vest in one installment in January 2009 subject to Mr. Van Horn's continued service. The stock is subject to accelerated vesting in the event of certain termination of employment events, namely on Mr. Van Horn's death or disability, or upon a change in control. The award was made under our 2004 Plan, which is described under "—Equity Compensation" and the accelerated vesting provisions of the stock award are further described under "—Termination, Severance, and Change of Control Arrangements—Accelerated Vesting of Restricted Stock."

(3)
The amount in this column represents the grant date fair value computed in accordance with FAS 123R. The difference between the grant date fair value used for FAS123R and the grant date fair market value of the Class A Common Stock as established pursuant to the terms of the 2004 Plan and determined by a third party valuation is that the grant day fair value for purposes of FAS 123R is calculated in accordance with GAAP and the methodology to determine the fair market value under the 2004 Plan does not give effect to any premium for control or discount for minority interests or restrictions on transfer.

Equity Compensation

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A "change in control" under the 2003 Plan is defined as: (1) any person or other entity (other than any of Holdings' subsidiaries), including any "person" as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, of securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (2) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings' subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the "2004 Plan"), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of December 30, 2006, there were 54,686 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, as described below, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments through 2009, and/or "performance options", which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a "change in control" (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A "change in control" under the 2004 Plan is defined as: (1) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (2) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (3) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (1) through (3) above results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date the option is granted.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder's agreement and a sale participation agreement, which together generally provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to Holdings stock and outstanding and exercisable options;

  •
  "piggyback" registration rights on behalf of the members of management;

  •
  "tag-along" rights in connection with transfers by Fusion Acquisition LLC ("Fusion"), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and "drag-along" rights for Fusion and DLJMBP III; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

Employment Agreements and Arrangements

        Employment agreement with Marc L. Reisch.    In connection with the Transactions, Holdings entered into a new employment agreement with Marc L. Reisch on the following terms, under which he serves as the Chairman of our Board of Directors (the "Board") and our Chief Executive Officer and President.

        Mr. Reisch's employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement. Mr. Reisch's agreement provides for the payment of an annual base salary of not less than $850,000, subject to annual review and increase by our Board, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a target bonus of 100% of annual base salary (of which no less than 67% is to be based on certain EBITDA targets to be achieved). For 2007, Mr. Reisch will be entitled to receive an annual base salary of $950,000.

        Pursuant to the employment agreement, Mr. Reisch was paid a cash signing bonus of $600,000, the after-tax proceeds of which were reinvested as part of his initial equity participation. Pursuant to the agreement, Mr. Reisch invested $3,500,000 in cash to purchase Holdings Class A Common Stock, and we granted him an option to purchase 3.5 shares of Holdings Class A Common Stock for every one share of the $3,500,000 in value of Holdings Class A Common Stock initially purchased by him. Under his stock option agreement, we granted Mr. Reisch options to purchase a total of 127,466 shares of Holdings stock, consisting of options to purchase 56,449 shares subject to time-based vesting (the "time options") and options to purchase 71,017 shares subject to performance-based vesting (the "performance options"). The time options became vested and exercisable with respect to 9,104 of the shares on December 31, 2004. The time options, with respect to the remaining 47,345 shares, vest in five annual installments commencing on December 31, 2005 as to the following percentages: 25%, 25%, 25%, 15% and 10%. As of December 30, 2006, a total of 32,776 shares were vested under the time options. The performance options will vest on a cliff basis on December 31, 2012, subject to acceleration based on the achievement of certain EBITDA targets. As of December 30, 2006, a total of 35,508 shares were vested under the performance options. Additionally, under a restricted stock award agreement, we made a one-time grant of 10,405 shares of Holdings Class A Common Stock, which stock is 100% vested and nonforfeitable by Mr. Reisch, subject to the same rights and restrictions set forth in the management stockholder's agreement and the sale participation agreement described under "—Equity Compensation", other than Holdings' call rights in the event of termination of employment.

        The employment agreement also provides for the Company's payment of all premiums on a life insurance policy having a death benefit equal to $10.0 million that will be payable to such beneficiaries designated by Mr. Reisch. Mr. Reisch will be subject to noncompetition and nonsolicitation restrictions during the term of the employment agreement and for a period of two years following Mr. Reisch's termination of employment. The employment agreement also includes a provision relating to non-disclosure of confidential information. In addition, the agreement provides for a retirement benefit, described in the narrative following the Pension Benefits table below. The agreement allows for certain payments and benefits upon termination, death, disability and a change in control as described in "—Termination, Severance and Change of Control Arrangements—Employment Agreement with Marc L. Reisch."

        Employment arrangements with Michael L. Bailey.    Michael L. Bailey, who serves as an employee at will with Jostens under the terms of an offer letter, joined Jostens in 1978 and has held a variety of leadership positions, being elected by the Board of Directors of Jostens to serve as the Chief Executive Officer of Jostens effective as of July 20, 2004 in connection with the commencement of the Transactions. In exchange for his services, Mr. Bailey will be compensated at a base salary of $550,000 during 2007, a bonus based on targets as determined by the Compensation Committee of our Board of Directors and perquisites commensurate with his position and consistent with the Jostens' policies for perquisites for its chief executive officer and certain other officers. In the event that Mr. Bailey is terminated for cause, there is no provision for salary continuation past the date of termination. In the event that Mr. Bailey is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan, as in effect from time to time. The terms of the plan and potential payments to Mr. Bailey thereunder are discussed under "—Termination, Severance and Change of Control Arrangements—Executive Severance Pay Plan".

Outstanding Equity Awards at December 30, 2006

        The following table presents the outstanding equity awards held as of December 30, 2006 by each named executive officer.

								Stock Awards
												Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
	Option Awards							Number of Shares or Units of Stock That Have Not Vested (#)
										Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(6)	Option Exercise Price ($)(7)		Option Expiration Date
Marc L. Reisch	880 68,285	— 23,673	(2)	— 35,508	$ $	30.09 39.07	1/17/2014 10/4/2014	— —		— —		— —	— —
Paul B. Carousso	4,683	1,872	(3)	2,810		$39.07	3/15/2015	—		—		—	—
Marie D. Hlavaty	9,365	3,746	(4)	5,619		$39.07	3/15/2015	—		—		—	—
Michael L. Bailey	9,387 18,211	— 6,242	(5)	— 11,966	$ $	30.09 39.07	1/17/2014 12/31/2015	— —		— —		— —	— —
John Van Horn	—	—		—		—	—	3,000	(8)	$391,350	(9)	—	—

(1)
Represents options that remain unvested and unexercisable as of December 30, 2006, and which will vest based on the passage of time and the executive's continued service.

(2)
Vests with respect to 11,836 shares after the end of fiscal year 2007, 7,102 shares after the end of fiscal year 2008 and 4,735 shares after the end of fiscal year 2009.

(3)
Vests with respect to 937 shares after the end of fiscal year 2007, 562 shares after the end of fiscal year 2008 and 373 shares after the end of fiscal year 2009.

(4)
Vests with respect to 1,873 shares after the end of fiscal year 2007, 1,124 shares after the end of fiscal year 2008 and 749 shares after the end of fiscal year 2009.

(5)
Vests with respect to 3,122 shares after the end of fiscal year 2007, 1,873 shares after the end of fiscal year 2008 and 1,247 shares after the end of fiscal year 2009.

(6)
Represents options that remain unvested and unexercisable as of December 30, 2006 and which will vest based on certain annual performance measures being met.

(7)
There is no established public trading market for the Holdings Class A Common Stock and, therefore, the exercise prices listed in this column represent the fair market value of a share of the Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of the grant date of the option (in each case the original option exercise price was adjusted in April 2006 in connection with the special dividend paid on Holdings Class A Common Stock).

(8)
The stock will vest in one installment on January 15, 2009, subject to Mr. Van Horn's continued service. The stock is subject to accelerated vesting in the event of certain termination of employment events, namely upon Mr. Van Horn's death or disability or upon a change in control, which is described under "—Termination, Severance and Change of Control Arrangements-Accelerated Vesting of Restricted Stock."

(9)
There is no established public trading market for the Holdings Class A Common Stock. For purposes of this table, the market value of shares that have not vested is calculated based on the fair market value of Holdings Class A Common Stock of $130.45 per share as of December 30, 2006, as determined by the Compensation Committee of the Board of Directors under the 2004 Plan.

Option Exercises and Stock Vested in 2006

        There were no stock options exercised or restricted stock awards which vested during 2006.

Pension Benefits

        The following table presents the present value of accumulated pension benefits as of December 30, 2006.

	Jostens Pension Plan(1)				Jostens ERISA Excess Plan				Supplemental Executive Retirement Plan (SERP)			Contractual Retirement Benefit
Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Marc L. Reisch	2.2		$25,525	$—	2.2		$161,320	$—	2.2	$197,433	$—	2.2	$53,713	$—
Paul B. Carousso	2.2		$11,268	$—	2.2		$5,066	$—	2.2	$25,048	$—	—	—	—
Marie D. Hlavaty	2.2		$17,031	$—	2.2		$17,599	$—	2.2	$50,173	$—	—	—	—
Michael L. Bailey	22.0	(3)	$259,935	$—	22.0	(3)	$887,852	$—	21.0	$1,064,752	$—	—	—	—
John Van Horn	2.2		$56,920	$—	2.2		$88,319	$—	2.2	$—	$—	—	—	—

(1)
Mr. Bailey is a grandfathered participant in Plan D based on his age and years of service with Jostens as of December 30, 2006 (see the explanation of the grandfathered benefit below). Messrs. Reisch, Carousso, Van Horn and Ms. Hlavaty participate in Plan D but not as grandfathered participants.

(2)
The present value of accumulated benefits is determined using the assumptions disclosed in Note 16, Benefit Plans, to our Consolidated Financial Statements.

(3)
Under the Jostens ERISA Excess Plan, Mr. Bailey has an additional credit under Plan D for 6.5 years of sales service to Jostens.

        Jostens maintains a tax-qualified, non-contributory pension plan, Pension Plan D ("Plan D"), which provides benefits for certain salaried employees. Jostens also maintains an unfunded supplemental retirement plan (the "Jostens ERISA Excess Plan") that gives additional credit for years of service as a Jostens' sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991, calculating the benefits as if such years of service were credited under Plan D. Benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code. The Jostens ERISA Excess Plan also pays benefits that would have been provided from Plan D but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the Code.

        For Plan D and the Jostens ERISA Excess Plan:

  •
  Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service. Employees who retire prior to age 65 are subject to an early retirement factor adjustment based on their age at benefit commencement. The reduction is 7.8% for each year between ages 62 and 65 and 4.2% for each year between 55 and 62.

  •
  The vesting period is five years or attainment of age 65.

  •
  The formula to determine retirement income benefits prior to January 1, 2006 (the grandfathered benefit), was based on a participant's highest average annual cash compensation (W-2 earnings, excluding certain long term incentives and certain taxable allowances such as moving allowance) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect as of retirement. The grandfathered benefit formula is 0.85% of average annual salary up to Social Security covered compensation plus 1.50% of average annual salary in excess of Social Security covered compensation times years of benefit service (up to 35 maximum). Only those employees age 45 and over with more than 15 years of service as of December 31, 2005 are entitled to the grandfathered benefit.

  •
  Effective January 1, 2006, the formula to determine an employee's retirement income benefits for future service under the plan changed for employees under age 45 with less than 15 years of service as of December 31, 2005 (non-grandfathered participants). Benefits earned prior to January 1, 2006 are retained, only benefits earned for future years are calculated under the revised formula. The formula for benefits earned after January 1, 2006 for the non-grandfathered participants is based on 1 percent of a participant's cash compensation (W-2 compensation) for each year or partial year of benefit service beginning January 1, 2006.

  •
  For employees age 45 and over with 15 or more years of service as of December 31, 2005 (grandfathered participants), the formula to determine an employee's retirement income benefit is the greater of the formula in effect prior to 2006 or the combined pre and post 2006 benefit described in the immediately preceding paragraph.

  •
  The methods of payments upon retirement include, but are not limited to, life annuity, 50% or 100% joint and survivor annuity and life annuity with ten year certain.

  •
  There is a cap on the maximum annual salary that can be used to calculate the benefit accrual allowable under Plan D. Additional salary over the cap is used to calculate the accrued benefit under the Jostens ERISA Excess Plan. No more than $220,000 of salary could be recognized in 2006 under Plan D and this limitation will increase periodically as established by the IRS.

        We also maintain non-contributory unfunded supplemental pension plans (SERPs) for certain named executive officers. Participants who retire after age 60 with at least seven full calendar years of service as an executive officer (as defined under the SERP) are eligible for a benefit equal to 1% of final base salary in effect at age 60 for each full calendar year of service, up to a maximum of 30 years. The result of the calculation is divided by 12 to arrive at a monthly benefit payment. Only service after age 30 is recognized under the SERP. The calculation of benefits is frozen at the levels reached at age 60. If the employee's employment is terminated for any reason other than death or total disability after reaching age 55 and completing seven years of service as an executive officer, but before reaching age 60, the employee shall be entitled to an early retirement benefit in equal monthly installments equal to 1% of the employee's base salary in effect at termination, multiplied by the employee's years of service. In the event of a change in control, a participant is deemed to have completed at least seven years of service as an executive officer. Also under the SERP, if an employee dies at any time before satisfying the age and service requirements for receiving a benefit under the SERP, the employee's beneficiary will receive a lump sum payment equal to twice the employee's base salary in effect at the time of death or earlier if there was a termination due to total disability (as defined in the SERP). If an employee has completed seven years of service and is terminated by reason of total disability prior to reaching age 55, the period of the employee's total disability will count as years of services until that employee attains age 55 (unless the employee recovers from the disability). There are certain restrictive covenant provisions given under the SERPs. Under the SERPs, "a change in control" is defined as any of the following:

  •
  the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the participant's employer, in one transaction or in a series of related transactions;

  •
  the approval by the stockholders of any plan or proposal for the liquidation or dissolution;

  •
  any person is or becomes the beneficial owner, directly or indirectly, of (1) 20% or more, but not more than 50%, of the combined voting power of the employer's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the continuing directors, or (2) more than 50% of the combined voting power of the employer's outstanding securities ordinarily having the right to vote at elections of directors;

  •
  a merger or consolidation to which the employer is a party if the stockholders of the employer immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the employer at such time, beneficial ownership immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (1) 50% or more, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuing directors, or (2) less than 50% of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors; or

  •
  the continuity directors cease for any reason to constitute at least a majority of the board of directors.

        For purposes of the SERPs, the named executive officer's "employer" is Holdings, other than Mr. Bailey, for which it is Jostens, Inc.

        Under the terms of our employment agreement with Marc L. Reisch, if Mr. Reisch's employment terminates for any reason after December 31, 2009, he is entitled to a retirement benefit supplemental to those benefits payable under our qualified and nonqualified retirement plans, which constitutes an annual lifetime retirement benefit commencing on the later of the date of his employment termination for any reason or the date he achieves age 60. The benefit is equal to, generally, 10% of the average of Mr. Reisch's (1) base salary and (2) annual bonuses payable over the five fiscal years ended prior to his termination, plus 2% of such average compensation (prorated for any partial years) earned for each additional year of service accruing after December 31, 2009, less benefits paid under the other retirement plans. The vesting of this benefit would accelerate upon a "change in control" of the Company, upon Mr. Reisch's death or disability, or after the third anniversary of October 4, 2004, upon termination of Mr. Reisch's employment by us without cause, or by his resignation for good reason (including if we do not renew the employment agreement). Also, under the employment agreement, at such time as Mr. Reisch vests in the foregoing retirement benefit, Mr. Reisch and his eligible dependents will be eligible for welfare benefits which are equivalent to the then current programs offered to active salaried employees. Coverage ends after the earlier of age 65 or the date on which he becomes eligible for comparable coverage from a subsequent employer, and in the case Mr. Reisch has vested in the retirement benefit explained above or on account of his death, his then spouse is entitled to receive the post-retirement medical benefits until the date on which Mr. Reisch would, but for his death, have attained age 65.

        Under the agreement, a "change in control" means:

  •
  the sale of all or substantially all of our assets other than to KKR or DLJMBP III or any of their affiliates;

  •
  a sale by KKR and DLJMBP III or their affiliates resulting in more than 50% of the voting stock of the Company being held by a "person" or "group" (as such terms are used in the Exchange Act) that does not include KKR or DLJMBP III or their affiliates, if the sale results in the inability of KKR and DLJMBP III and certain of their affiliates to elect a majority of the members of our board of directors or the board of directors of the resulting entity; or

  •
  a merger or consolidation of us into another person which is not an affiliate of either of KKR and DLJMBP III, if the merger or consolidation results in the inability of KKR or DLJMBP III and certain of their affiliates to elect a majority of the members of our board of directors or the board of directors of the resulting entity.

Nonqualified Deferred Compensation

        None of the named executive officers receives any nonqualified deferred compensation.

Director Compensation

        Other than George M.C. Fisher, our non-employee directors did not receive any cash compensation for their service as our directors in 2006. We do, however, reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings. The following table provides information regarding all compensation that our directors earned during 2006 for services as non-executive directors in 2006.

Director Compensation
Name	Fees Earned or Paid in Cash ($)		Option Awards(3) ($)	All Other Compensation ($)
David F. Burgstahler	$—		$—	$—
Thompson Dean(1)	$—		$—	$—
George M.C. Fisher	$50,000	(2)	$—	$—
Alexander Navab	$—		$—	$—
Tagar C. Olsen	$—		$—	$—
Charles P. Pieper	$—		$—	$—

(1)
Mr. Dean resigned from our Board effective January 16, 2007. In connection with his resignation, Mr. Dean's unvested options were cancelled in accordance with their terms.

(2)
Mr. Fisher receives an annual fee of $50,000, in cash, for serving on our Board. Mr. Fisher's services as a director, as opposed to that of our other non-executive directors, are not incidental to his employment by our Sponsors.

(3)
As of December 30, 2006, each director had options to purchase 3,122 shares of Holdings' Class A Common Stock outstanding. The options granted to our directors were vested and exercisable as to the following number of shares of Holdings' Class A Common Stock: each of Messrs. Burgstahler, Dean, Navab, Olson and Pieper—2,081 shares; and Mr. Fisher—1,041 shares, as of December 30, 2006. Also, Mr. Joseph Bae, who served as a director until November 2005, has a vested option for 1,041 shares of Holdings' Class A Common Stock.

        Under the 2004 Plan, our directors are eligible to receive stock option grants at the discretion of the Compensation Committee. On March 18, 2005, in consideration of their service as directors, we granted to each of our non-executive directors at the time, options to purchase 3,122 shares of the Class A Common Stock of Holdings. These options vest over three years, with one-third vesting as of the last day of each of fiscal years 2005, 2006 and 2007, subject to becoming immediately exercisable as to 100% of the shares subject to the options immediately prior to a change in control (as defined in the 2004 Plan). The options expire following the tenth anniversary of the grant date. The options are not exercisable as to any additional shares following the termination of the service of the director for any reason, and any portion of the option which is unexercisable as of such date is terminated and cancelled without payment therefor. These options are generally subject to the other terms of the equity incentive program applicable to other participants, including certain restrictions on transfer and sale. These options were granted at fair market value of $96.10401 per share (as determined by the Compensation Committee) on the grant date (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). Mr. Fisher was granted options to purchase 3,122 shares of Holdings' Class A Common Stock upon becoming a director as of November 2, 2005. Mr. Fisher's options vest over three years, with one-third vesting as of the first, second and third anniversaries of the grant date. These options were granted at a fair market value of $96.10401 per share (as determined by the Compensation Committee) on the grant date (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). The terms of Mr. Fisher's options are otherwise the same as the other directors' options. Mr. Fisher was also given the opportunity to make an equity investment in Holdings upon becoming a director. Mr. Fisher purchased 3,122 shares of Holdings' Class A Common Stock at a price of $96.10401 per share. These shares are subject to the terms of a stockholders' agreement and sale participation agreement substantially the same as with equity participants. These shares are currently held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control.

Termination, Severance and Change of Control Arrangements

Employment Agreement with Marc L. Reisch

        Termination by us for cause or by Mr. Reisch without good reason.    Under the employment agreement between us and Mr. Reisch, termination for "cause" requires the affirmative vote of two-thirds of the members of our Board (or such higher percentage or procedures required under the 2004 Stockholders Agreement) and may be based on any of the following:

  •
  Mr. Reisch's willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered to Mr. Reisch by us;

  •
  the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates;

  •
  the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

  •
  a material breach by Mr. Reisch of the employment agreement, the management stockholder's agreement, the sale participation agreement, or the stock option agreement or restricted stock award agreement entered into in connection with the employment agreement, including, engaging in any action in breach of restrictive covenants contained in the employment agreement, which continues beyond ten days after a written demand to cure the breach is delivered by us to Mr. Reisch (to the extent that, in our Board's reasonable judgment, the breach can be cured).

        Under the employment agreement between us and Mr. Reisch, Mr. Reisch is required to provide 60 days advance written notice of any termination of his employment by him for good reason. "Good reason" means:

  •
  a reduction in Mr. Reisch's rate of base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affect all members of our senior management equally, which general reduction will only be implemented by our Board after consultation with Mr. Reisch);

  •
  a material reduction in Mr. Reisch's duties and responsibilities, an adverse change in Mr. Reisch's titles of chairman and chief executive officer or the assignment to Mr. Reisch of duties or responsibilities materially inconsistent with such titles; however, none of the foregoing will be deemed to occur by virtue of the removal of Mr. Reisch from the position of chairman of the board following the completion of a public offering of the Holdings Class A Common Stock meeting certain specified criteria; or

  •
  a transfer of Mr. Reisch's primary workplace by more than 50 miles outside of Armonk, New York.

        If Mr. Reisch's employment were terminated by us for cause or by Mr. Reisch without good reason, he would be entitled to receive a lump sum payment, which includes the amount of any earned but unpaid base salary, earned but unpaid annual bonus for a previously completed fiscal year, and accrued and unpaid vacation pay as well as reimbursement for any unreimbursed business expenses, all as of the date of termination. In addition, Mr. Reisch would receive the supplemental retirement benefit described in the narrative following the Pension Benefits table (if termination occurs after December 31, 2009) and the transfer of the life insurance policy described under "—Employment Agreements and Arrangements—Employment Agreement with Marc L. Reisch" such that Mr. Reisch may assume the policy at his own expense. Also, Mr. Reisch would receive any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment.

        Termination by us without Cause or by Mr. Reisch for Good Reason.    The employment agreement also provides that if Mr. Reisch is terminated by us without Cause (which includes our nonrenewal of the agreement for any additional one-year period, as described above but excludes death or disability) or if he resigns for Good Reason, he will be entitled to receive, in addition to the amounts and benefits described above in connection with a termination by us for cause or by Mr. Reisch without good reason:

  •
  (1) a lump sum payment equal to the prorated bonus for the year of termination, and (2) an amount equal to two times the sum of (a) Mr. Reisch's then annual base salary plus (b) his target bonus for the year of termination, payable in 24 equal monthly installments; and

  •
  continued participation in welfare benefit plans until the earlier of two years after the date of termination or the date that Mr. Reisch becomes covered by a similar plan maintained by any subsequent employer, or cash in an amount that allows him to purchase equivalent coverage for the same period.

        Disability or Death.    In the event that Mr. Reisch's employment is terminated due to his death or disability (defined in the employment agreement as being unable to perform his duties due to physical or mental incapacity for six consecutive months or nine months in any consecutive 18 month period), Mr. Reisch (or his estate, as the case may be) will be entitled to receive, in addition to the amounts described above in connection with a termination by us for cause or by Mr. Reisch without good reason, a lump sum payment equal to the prorated portion of the annual bonus Mr. Reisch would have been entitled to receive for the year of termination.

        Supplemental Retirement Benefit.    The vesting of the supplemental retirement benefit granted to Mr. Reisch under his employment agreement upon certain change in control, termination or resignation events is described under "—Employment Agreements and Arrangements—Employment Agreement with Marc L. Reisch".

        Additional Post-Termination Medical Benefits.    At the time the supplemental retirement benefit described above vests, Mr. Reisch and his dependents would be provided with medical benefits, on the same terms as would have applied had Mr. Reisch continued to be employed by us, until the earlier of (1) the date on which Mr. Reisch attains age 65 or (2) Mr. Reisch becomes eligible to receive comparable coverage from a subsequent employer. If vesting in the supplemental retirement benefit were to occur on account of death, then Mr. Reisch's then-spouse would be entitled to receive the post-retirement medical benefits until the date on which Mr. Reisch would, but for his death, have attained age 65.

        Gross-Up Payments for Excise Taxes.    Under the terms of the employment agreement, if it is determined that any payment, benefit or distribution to or for the benefit of Mr. Reisch would be subject to the excise tax imposed by Section 4999 of the Code by reason of being "contingent on a change in ownership or control" of his employer within the meaning of Section 280G of the Code, or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax, then Mr. Reisch would be entitled to receive an additional payment or payments, or a "gross-up payment". The gross-up payment would be equal to an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed relating to such taxes), Mr. Reisch would retain an amount equal to the excise tax (including any interest and penalties) imposed.

        Acceleration of Options Upon Change in Control.    In the event of a change in control of the Company, the vesting of Mr. Reisch's time options will accelerate in full and the vesting of his performance options may accelerate if specified performance targets have been achieved.

        Post-termination Payments.    The information below is provided to disclose hypothetical payments to Marc L. Reisch under various termination scenarios, assuming, in each situation, that Mr. Reisch was terminated on December 30, 2006 (and excluding any amounts accrued as of the date of termination).

	Post-Termination Payments Marc L. Reisch
	Voluntary termination Without Good Reason or Involuntary Termination for Cause ($)		Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($)		Termination in Connection with a Change in Control ($)(9)		Disability ($)		Death ($)
Severance	—		$3,400,000	(5)	$3,400,000	(5)	—		—
Annual Incentive	—		$850,000	(6)	$850,000	(6)	$850,000	(6)	$850,000	(6)
Stock Options		(3)		(7)	$5,407,960	(10)		(11)		(11)
Incremental Pension Benefits(1)	—		$—		$—		$131,090		$1,262,009	(12)
Continuation of Welfare Benefits	—		$21,216	(8)	$21,216	(8)	—		—
Additional Post-Termination Medical Benefits(2)	—		—		$61,376		$61,376		$39,598
Insurance		(4)		(4)		(4)		(4)		(4)

(1)
Represents the net increase in the actuarial present value of accumulated benefits under Plan D, the Jostens Excess ERISA Plan, the SERP and the additional supplemental retirement benefit under the employment agreement with Mr. Reisch over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 16, Benefit Plans, to our Consolidated Financial Statements).

(2)
Represents the present value of the additional post-termination medical benefits under Mr. Reisch's employment agreement, determined using the assumptions disclosed in Note 16, Benefit Plans, to our Consolidated Financial Statements.

(3)
No additional options would be vested as of termination. Vested options will terminate without payment.

(4)
Assumes the $10 million life insurance policy is transferred to Mr. Reisch, future premiums to be paid by Mr. Reisch.

(5)
Total amount equals two times the sum of Mr. Reisch's annual base salary as of December 30, 2006 plus his target bonus for the year of termination, payable in 24 equal monthly installments.

(6)
Payable as a lump sum.

(7)
No additional options would be vested as of termination; vested options will be subject to call and repurchase by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over the exercise price.

(8)
Mr. Reisch's employment agreement requires that we continue his welfare benefits for 24 months unless he becomes eligible for coverage under comparable benefit plans from any subsequent employer. The table reflects the 2007 monthly premium payable by us for medical, dental and vision benefits in which Mr. Reisch and his dependents participated at December 30, 2006, multiplied by 24 months.

(9)
Mr. Reisch would be entitled to an additional payment (a gross-up) in the event it shall be determined that any payment, benefit or distribution (or combination thereof) by us for his benefit (whether paid or payable or distributed or distributable pursuant to the terms of our employment agreement with Mr. Reisch, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) would be subject to the excise tax imposed by Section 4999 of the Code by reason of being "contingent on a change in ownership or control" of us, within the meaning of Section 280G of the Code or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax. The payment would be in an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed with respect to those taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the excise tax imposed upon the gross-up available to cause the imposition of such taxes to be avoided. Mr. Reisch retains an amount equal to the excise tax (including any interest and penalties) imposed. However, there may be certain statutory exemptions based on our being a privately held Company that would avoid the imposition of the excise tax.

(10)
Value calculated is the gain based on $130.45 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of December 30, 2006) net of exercise prices. Assumes accelerated vesting of all performance options.

(11)
No additional options would be vested as of termination for death or disability, vested options will be subject to call and repurchase by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over exercise price, or at the option of Mr. Reisch or his estate, subject to put to us at the same spread.

(12)
The SERP provides a pre-retirement death benefit such that if an employee dies at any time before satisfying the age and service requirements for receiving a pension benefit, the employee's beneficiary will receive a lump sum payment equal to twice the employee's base salary in effect at the time of death.

Executive Severance Pay Plan

        In 1999, Jostens implemented the Jostens' Executive Severance Pay Plan, which was amended effective February 2003 and entitled the Jostens, Inc. Executive Severance Pay Plan—2003 Revision (the "Executive Severance Plan"). The plan is unfunded. The primary purpose of the Executive Severance Plan is to provide severance benefits for the chief executive officer of Jostens and other executive members of Jostens management as expressly identified under the Executive Severance Plan, whose employment is terminated pursuant to a qualifying termination or resignation, which includes (1) termination of employment by Jostens other than for poor or unsatisfactory job performance or misconduct, (2) a termination of employment by the employee due to a material reduction in title, duties or responsibilities, a reduction in base pay, a change in office more than 30 miles form the employee's prior location, or the failure to obtain the assent of any successor to the Executive Severance Plan to or for the period required by the terms of the plan. A qualifying termination does not include termination of employment by reason of death, retirement, the employee's acceptance of another position with Jostens or if the employee becomes an employee of an acquirer of Jostens. To be eligible for benefits under the Executive Severance Plan, the employee must execute a release of claims against Jostens (unless Jostens elects otherwise). Eligibility for continuation of payments and benefits under the Executive Severance Plan is also subject to participants complying with certain confidentiality provisions and other restrictive covenants during the severance period.

        An eligible employee will receive a cash severance benefit in an aggregate amount equal to nine months to 30 months of the participant's base salary, based on the employee's position with Jostens, with the chief executive officer being eligible for the highest amount. The cash amount is paid periodically on the same basis as the employee's base pay had been paid. Participants under the Executive Severance Plan are also eligible to receive a pro-rated portion of the annual incentive award to which they would have otherwise earned based on the period of time during the year in which they were employed, provided that the participant's termination date is after the fourth month of the fiscal year in which the termination event occurs. The pro-rated annual incentive award is payable at the same time it would have been paid had the employee remained in the employ of Jostens. Subject to compliance with applicable law, Jostens reserves the right under the Executive Severance Plan to pay any of the cash amounts in a lump sum payment.

        In addition, during the period of time over which the participant receives his or her continued payment of base salary, participants are eligible to receive reimbursement for COBRA premiums under Jostens' group medical, dental, vision and life plans, for the amount in excess of the premiums paid by similarly situated active employees. The Executive Severance Plan also provides for a tax gross-up payment if a participant incurs a tax liability in connection with the COBRA reimbursement benefit. Also, participants are eligible for continuation of their perquisites during the period of time over which the participant receives his or her continued payment of base salary. The plan provides, however, that if the employee becomes otherwise engaged or employed during the severance period that payments and benefits are subject to reduction or termination. The payments and benefits are also subject to suspension in the event of a violation of the restrictive covenants.

        Mr. Bailey is the only named executive officer that is eligible to participate in the Executive Severance Plan. If Mr. Bailey's employment had been terminated on December 30, 2006 due to qualifying termination or resignation, he would have been entitled to the following under the Executive Severance Plan:

  •
  an aggregate cash severance amount of $1,250,000, payable periodically on the same basis as his base pay had been paid;

  •
  his full annual incentive award for 2006 equal to $350,000 (assuming payment at target);

  •
  the aggregate amount of the reimbursement relating to Jostens' group medical, dental, vision and life insurance plans, estimated to be $38,559, assuming the monthly premium is the same as the 2007 monthly premium for such coverage throughout the benefit continuation period of 30 months; and

  •
  the estimated cost of $41,690 for continuing Mr. Bailey's perquisites for the 30 month severance period, assuming the cost for such perquisites remains the same as applicable on December 30, 2006.

Additional Pension Plan Benefits

        The information below is provided to disclose hypothetical payments to Messrs. Carousso and Bailey and Ms. Hlavaty under various termination scenarios, assuming, in each situation, that each named executive officer was terminated on December 30, 2006. The information for Mr. Reisch is set forth in the table entitled "Post-Termination Payments—Marc L. Reisch".

	Voluntary or Involuntary Termination		Disability(2)	Death(2)
Paul B. Carousso	$—		$37,334	$438,618
Marie D. Hlavaty	$—		$71,534	$575,197
Michael L. Bailey	$56,029	(1)	$2,280,044	$—

(1)
Represents the increase in the actuarial present value of accumulated benefits under Plan D and the Jostens Excess ERISA Plan over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table due to the value of early retirement subsidies (determined using the assumptions disclosed in Note 16, Benefit Plans, to our Consolidated Financial Statements).

(2)
Represents the net increase in the actuarial present value of accumulated benefits under Plan D, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 16, Benefit Plans, to our consolidated financial statements).

Accelerated Vesting of Restricted Stock

        John Van Horn holds 3,000 shares of restricted stock that would vest upon a termination by us without cause, a termination by Mr. Van Horn with good reason, upon a change in control (as defined under the 2004 Plan) or upon Mr. Van Horn's disability or death. As of December 30, 2006, none of the shares of restricted stock was vested. If one of the foregoing events had occurred on December 30, 2006, Mr. Van Horn would have become fully vested in the stock with a value of $391,350, based on the fair market value of the stock on such date of $130.45 per share. Under the restricted stock award agreement between us and Mr. Van Horn, "Good reason" means a reduction in Mr. Van Horn's base salary (other than a general reduction in base salary that affects all members of our senior management in substantially the same proportion, provided that Mr. Van Horn's base salary is not reduced by more than 10%), a material reduction in Mr. Van Horn's duties and responsibilities or a transfer of Mr. Van Horn's primary workplace by more than fifty miles outside his current workplace. Also under the restricted stock award agreement, termination for "cause" is defined as any of the following:

  •
  Mr. Van Horn's willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered by us;

  •
  the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III and their affiliates;

  •
  the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

  •
  a material breach by Mr. Van Horn of the restricted stock award agreement, or any other agreement, including engaging in any action in breach of restrictive covenants, which continues beyond ten days after a written demand to cure the breach is delivered by us (to the extent that, in our Board's reasonable judgment, the breach can be cured).

Acceleration of Options upon Change in Control

        Messrs. Carousso and Bailey and Ms. Hlavaty hold time options that would immediately become vested and exercisable, and performance options which may accelerate if certain EBITDA or other performance measures have been satisfied, all upon a change in control. See "—Equity Compensation". Assuming a change in control were to have taken place on December 30, 2006, the following individuals would be entitled to the payments with respect to their options in the amounts set forth opposite their names:

Value of Accelerated Equity Awards(1)
Paul B. Carousso	$427,933
Marie D. Hlavaty	$855,774
Michael L. Bailey	$1,664,121

(1)
Value calculated is the gain based on $130.45 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of December 30, 2006) net of exercise prices. Assumes vesting of all performance options.

        The value of accelerated equity awards for Marc L. Reisch is included in the table entitled "Post-Termination Payments—Marc L. Reisch."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

        The following table sets forth information regarding beneficial ownership of our Class A Common Stock and our Class C Common Stock as of April 23, 2007 by (1) each person we believe owns beneficially more than five percent of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

	Class A Voting Common Stock		Class C Voting Common Stock
Holder	Shares(1)	Percent of Class	Shares(1)		Percent of Class
KKR and related funds(2)	2,664,356	44.6%	1	(3)	100.0%
DLJMBP III and related funds(4)	2,664,357	44.6%	—		—
David F. Burgstahler(4)(8)	2,666,438	44.6%	—		—
Alexander Navab(2)(8)	2,666,437	44.6%	1	(3)	100.0%
Tagar C. Olson(2)(8)	2,666,437	44.6%	1	(3)	100.0%
Charles P. Pieper(4)(8)	2,666,438	44.6%	—		—
George M.C. Fisher(2)(5)(6)	4,163	*
Marc L. Reisch(7)(8)(10)	115,989	1.9%	—		—
Marie D. Hlavaty(7)(8)	15,608	*	—		—
Paul B. Carousso(7)(8)	7,805	*	—		—
Michael L. Bailey(7)(8)	38,004	*	—		—
John Van Horn(7)(9)	5,203	*	—		—
Directors and officers (13 persons) as a group(2)(4)(5)(6)(8)(9)(10)	5,540,045	90.8%	1	(3)	100.0%

*
Indicates less than one percent.

(1)
The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Holdings' shares shown as beneficially owned by KKR Millennium GP LLC reflect 2,664,356 shares of Holdings' common stock owned by Fusion Acquisition LLC. KKR Millennium Fund L.P. is the managing member of Fusion Acquisition LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz, Jacques Garaialde, Reinhard Gorenflos, Michael M. Calbert and Scott C. Nuttall as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Navab, who is a director of Holdings and Visant, disclaims beneficial ownership of any of the shares beneficially owned by KKR. Mr. George M.C. Fisher and Mr. Tagar C. Olson are directors of Holdings and Visant and are a senior advisor and an executive, respectively, of KKR. Messrs. Fisher and Olson disclaim beneficial ownership of any shares beneficially owned by KKR. The address of KKR Millennium GP LLC and Messr. Kravis, Raether, Golkin, Navab, Lipschultz, Nuttall, and Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The address of Messrs. Roberts, Michelson, Greene and Calbert is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The address of Messrs. Fisher, Huth, Gorenflos and Garaialde is c/o Kohlberg Kravis Roberts & Co. Ltd., Stirling Square, 7 Carlton Garden, London SW1Y 5AD, England.

(3)
The contribution agreement entered into in connection with the Transactions provided that KKR receive one share of Holdings' Class C Common Stock, which, together with its shares of Holdings' Class A Common Stock, provides KKR with approximately 49.0% of our voting interest.

(4)
Includes 2,664,357 shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which form a part of CS's Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three "Offshore Partners" entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. Mr. Charles P. Pieper is a director of Holdings and Visant and an employee of CS's Alternative Capital Division, of which DLJMBP III is a part, and he does not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and therefore, does not have beneficial ownership of such shares to which he disclaims beneficial ownership. The address for Mr. Pieper is 11 Madison Avenue, New York, NY 10010. Mr. Burgstahler is a director of Holdings and Visant and an employee of Avista Capital Partners, L.P., a private equity firm engaged by CS to serve as consultants to assist in monitoring DLJ Merchant Banking Partners portfolio companies. Mr. Burgstahler disclaims beneficial ownership of any of the shares beneficially owned by DLJMBP III and related funds. The address for Mr. Burgstahler is c/o Avista Capital Partners, 65 East 55th Street, 18th Floor, New York, NY 10022.

(5)
Includes 3,122 shares held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control. Mr. Fisher disclaims beneficial ownership of these shares. A family trust, of which Mr. Fisher's wife serves as trustee, also has an indirect interest through a limited partnership that is an affiliate of Fusion, in less than one percent (1%) of the Class A common stock.

(6)
The address for Mr. George Fisher is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(7)
The address for Mr. Reisch, Mr. Carousso and Ms. Hlavaty is c/o Visant Holding Corp., 357 Main Street, Armonk, New York 10504. The address for Messr. Bailey is c/o Jostens, Inc., 3601 Minnesota Drive, Suite 400 Minneapolis, MN 55435. The address for Mr. Van Horn is c/o Lehigh Direct, 1900 South 25th Avenue, Broadview, Illinois 60155.

(8)
Includes shares underlying stock options that are currently exercisable or will become exercisable within 60 days.

(9)
Excludes 3,000 restricted shares of Class A Common Stock granted to Mr. Van Horn in December 2006. These shares are subject to vesting on January 15, 2009 or earlier under certain circumstances. Mr. Van Horn as a record owner of these shares is entitled to all rights of a common stockholder, provided that any cash or in-kind dividends or distributions paid with respect to these restricted shares, which have not vested, shall be withheld by the Company and shall be paid to him only when the restricted shares are fully vested.

(10)
Includes 46,824 shares held by the Reisch Family LLC, of which Mr. Reisch is a member.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Sponsors

Stockholders Agreement

        In connection with the Transactions, we entered into a stockholders agreement (the "2004 Stockholders Agreement") with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. Of the eight members of our board of directors, KKR and DLJMBP III each has the right to designate four of our directors (currently three KKR and two DLJMBP III designees serve on our board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

  •
  certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" our common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

        Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. We paid $3.1 million and $3.0 million as advisory fees to the Sponsors for the years ended December 30, 2006 and December 31, 2005, respectively. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

        We have retained Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies. Capstone Consulting received $0 in 2006 and $2.1 million during 2005 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent's Class A Common Stock and has been granted 13,527 options to purchase our parent's Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share).

        We from time to time use the services of Merrill Corporation for financial printing. During 2006 and 2005, Merrill received approximately $0.3 million each year for services provided. Also, from time to time we provide printing services to Merrill Corporation. During 2006 and 2005, we received $0.6 and $0.1 million, respectively for services provided to Merrill. DLJMBP has an ownership interest in Merrill. Additionally, Mr. John Castro, President and Chief Executive Officer of Merrill, is a former director of Holdings, and retains certain equity in the form of stock options under the 2003 Plan. Further, Mr. Thompson Dean, who served as a member of our Board until January 16, 2007, also served on the board of directors of Merrill while he was a member of our Board.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) Visant's 8% Senior Redeemable Preferred Stock, which have since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

        In July 2003, Visant Holding, the DLJMB Funds and certain members of management entered into a stockholders' agreement that contains certain provisions which, among other things:

  •
  restrict the ability of the management stockholders to transfer their shares;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the management stockholders to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering;

  •
  grant the DLJMB Funds six demand registration rights; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Other

        For a description of the management stockholder's agreements and sale participation agreements entered into with certain members of management in connection with the Transactions, see matters set forth under "Executive Compensation".

Employment arrangements with John R. DePaul

        Von Hoffmann entered into an employment agreement with John R. DePaul effective with the acquisition of Lehigh by Von Hoffmann in October 2003. This agreement was amended in March 2005 following the acquisition of Von Hoffmann by Visant. Pursuant to that agreement, Mr. DePaul will serve in an executive position until the expiration of the agreement in December 2008, or the earlier termination by either us or Mr. DePaul. In exchange for his services, Mr. DePaul is compensated with a base salary of $330,000 and is entitled to participate in such annual bonus program in which other similar executives of Von Hoffmann are eligible to participate, at such level as determined by the Board annually. In the event that Mr. DePaul is terminated by us for cause, he will be entitled to his base salary through the date of his termination, but will not be entitled to any additional compensation. If Mr. DePaul is terminated without cause, he is entitled to receive salary continuation for 12 months in an aggregate amount equal to $330,000 and continuation of health benefits for up to 12 months. The employment agreement also includes certain restrictive covenants, including a confidentiality provision and non-competition and non-solicitation provisions prohibiting Mr. DePaul from engaging in competition with us or soliciting employees for a period of one year from the termination of his employment.

Historical

Jostens

        Lease Agreements.    Jostens entered into an aircraft lease agreement with us, pursuant to which Jostens paid us an aggregate of $449,400 per year for use of a Citation CJ2 aircraft owned by us. Jostens also entered into a time-sharing agreement with each of DLJMBP III, Inc. and Robert C. Buhrmaster, Jostens' former Chairman and Chief Executive Officer, entitling each to sublease the Citation CJ2 from Jostens at a rate equal to twice Jostens' cost of fuel plus incidentals. The time-sharing agreement with DLJMBP III, Inc. was terminated in connection with the Transactions. We consummated the sale of the Citation CJ2 in late December 2004. In connection with this sale, the lease agreement with Jostens was terminated. Under the terms of Mr. Buhrmaster's separation agreement, he will be entitled to use other Jostens aircraft on the terms provided in the time-sharing agreement and his separation agreement. KA Rentals, an entity wholly owned by Mr. Buhrmaster, agreed to make the aircraft that it owns available to Jostens for lease when Jostens' principal aircraft was not available. Jostens paid KA Rentals an aggregate of $18,558 during 2004 for use of the aircraft under this lease arrangement. We believe that the lease arrangement with KA Rentals was on terms at least as favorable to Jostens as could have been obtained from an unaffiliated third party. The aircraft lease agreement with KA Rentals has been terminated.

        Financial Monitoring Agreements.    Pursuant to a financial advisory agreement with CSFB that Visant Holding entered into on July 29, 2003 and terminated on March 24, 2004, CSFB was retained to act as financial advisor for a five-year period, unless terminated earlier. CSFB was entitled to receive an annual financial advisory retainer of $0.5 million, payable in installments at the beginning of each calendar quarter.

        Pursuant to an agreement with DLJMBP III, Inc. that Visant Holding entered into on July 29, 2003 and amended on March 24, 2004, DLJMBP III, Inc. was retained to act as financial advisor for a five-year period, unless terminated earlier. For its services, DLJMBP III, Inc. was entitled to receive an annual financial advisory retainer of $1.0 million, payable in installments at the beginning of each calendar quarter. DLJMBP III, Inc. further received annual credit used solely to offset amounts payable by DLJMBP III, Inc. to Jostens pursuant to the time-sharing agreement in an amount of up to $0.5 million. This financial monitoring agreement was terminated in connection with the Transactions.

Von Hoffmann

        Financial Services Agreements.    On April 27, 2004, DLJ Merchant Banking II, Inc., or DLJMB II, Inc., Von Hoffmann Corporation and CSFB entered into an agreement pursuant to which, among other things, CSFB assigned its rights and obligations under the financial advisory agreement to DLJMB II, Inc., and, after giving effect to such assignment, the terms of the financial advisory agreement were amended to one year and to provide that DLJMB II, Inc. would be paid an annual financial advisory fee of $0.5 million. This financial advisory agreement was terminated in connection with the Transactions.

        Nelson Loan.    On May 22, 1997, pursuant to a non-recourse secured promissory note, an affiliate of DLJMBP II loaned Craig Nelson, Von Hoffmann Corporation's former Vice President of Human Resources, $100,000 at an interest rate of 9.4% per annum for the purchase of 100,000 shares of Von Hoffmann's common stock. Such affiliate of DLJMBP II subsequently sold this promissory note to Von Hoffmann Corporation. The promissory note was secured by a total of 200,000 shares of common stock of Von Hoffmann. This arrangement was negotiated on an arm's length basis. This arrangement was terminated in connection with the Transactions.

        Other.    On November 21, 2003, Von Hoffmann Corporation entered into an agreement to engage CSFB to act as its exclusive financial advisor with respect to a potential sale of Lehigh Direct. Under the agreement, CSFB would assist Von Hoffmann Corporation in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating a potential sale. For its services, CSFB received a transaction fee equal to $1.0 million. This agreement was terminated in connection with the Transactions.

        Von Hoffmann paid consulting fees to CSFB (or its predecessor) of approximately $0.5 million in 2004.

        In connection with the execution of the Von Hoffmann merger agreement as part of the Transactions, Von Hoffmann entered into a financial advisory agreement with DLJMBP II pursuant to which Von Hoffmann agreed to pay DLJMBP II a financial advisory fee of $2.0 million, which fee was paid upon the closing of the Transactions.

Arcade

        Transactions with DLJMBP II and their Affiliates.    Pursuant to an agreement that was terminated in connection with the Transactions, DLJMBP II, Inc. (upon assignment of such agreement from CSFB) was entitled to receive an annual financial advisory fee of $0.5 million, payable in installments, at the beginning of each calendar quarter.

        In connection with the execution of the Arcade merger agreement as part of the Transactions, Arcade entered into a financial advisory agreement with DLJMBP II pursuant to which Arcade agreed to pay DLJMBP II a financial advisory fee of $2.0 million which fee was paid upon the closing of the Transactions.

        Stockholder Note.    AKI, Inc. had a promissory note payable to Arcade which allowed AKI, Inc. to borrow up to $10.0 million at such interest rates and maturity dates as agreed upon by AKI, Inc. and Arcade. Interest paid to Arcade in connection with the promissory note totaled approximately $21,000 for fiscal 2004.

        Other.    In connection with the Transactions, $0.2 million was paid to Renaissance Brands LLC, whose president was a member of the Board of Directors of Arcade.

Review and Approval of Transactions with Related Parties

        Under its responsibilities set forth in its charter, our Audit Committee reviews and approves all related party transactions, as required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate. The 2004 Stockholders Agreement also requires the consent of the stockholders party thereto to certain related party transactions.

        Under our Code of Conduct, we require the disclosure by employees of situations or transactions that reasonably would be expected to give rise to a conflict of interest. Any such situation or transaction should be avoided unless specifically approved. The Code also provides that conflicts of interest may be waived for our directors, executive officers or other principal financial officers only by our Board of Directors or an appropriate committee of the Board.

Director Independence

        We are not a listed issuer under the rules of the SEC. For purposes of disclosure under Item 407(a) of Regulation S-K, we use the definition of independence under the listing standards of the New York Stock Exchange. Under such definition, none of the members of our Board of Directors would be considered independent.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings, as Guarantor, the lenders from time to time parties thereto, Credit Suisse (formerly known as Credit Suisse First Boston), as Administrative Agent, and Credit Suisse Toronto Branch (formerly known as Credit Suisse First Boston Toronto Branch), as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million, originally consisting of $150 million of a Term Loan A facility, an $870 million Term Loan B facility and a $250 million revolving credit facility.

        On December 21, 2004, Visant entered into the First Amendment (the "First Amendment") to the Credit Agreement, dated as of October 4, 2004. The First Amendment provided for an $870 million Term Loan C facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term Loan B facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term Loan B facility with a new Term Loan C facility and did not incur any additional borrowings under the First Amendment.

        For the year ended December 30, 2006, Visant voluntarily prepaid $100.0 million of scheduled payments under the term loans in its senior secured credit facilities, including all originally scheduled principal payments due under the Term Loan C through most of 2011. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of December 30, 2006, there was $16.7 million outstanding in the form of letters of credit, leaving $233.3 million available under the $250 million revolving credit facility.

        Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan C Facility.

Security and guarantees

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp. and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries.

        Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

Interest rates and fees

        Borrowings under the senior secured credit facilities bear interest as follows:

  •
  Revolving Credit Facility: at our option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum), such applicable margins to be subject to reduction if we attain certain leverage ratios; and

  •
  Term Loan C Facility: at our option, at either adjusted LIBOR plus 2.25% per annum or the alternate base rate plus 1.25% per annum, such applicable margins to be subject to reduction if we attain certain leverage ratios.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily undrawn commitments under the revolving credit facility at a rate equal to 0.50% per annum. After delivery of financial statements to the lenders for the period ending at least one full fiscal quarter following the closing date, such commitment fee will be subject to reduction if we attain certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

        The Term Loan C Facility provides for semi-annual amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

  •
  50% of our annual "excess cash flow", subject to reductions to a lower percentage if we achieve certain leverage ratios; and

  •
  100% of the net proceeds of certain debt issuances.

Voluntary prepayments

        The senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty (except as noted below), subject to certain conditions pertaining to minimum notice and minimum payment/reduction amounts and to customary brokerage costs with respect to LIBOR rate loans.

Covenants

        Visant's senior secured credit facilities contain the following financial, affirmative and negative covenants. The negative covenants in the senior secured credit facilities include limitations (each of which is subject to customary exceptions) on Visant's ability and the ability of Visant Secondary Holdings Corp. and each of Visant's current and future restricted subsidiaries to:

  •
  incur liens;

  •
  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Visant Secondary Holdings Corp., us or our subsidiaries; and

  •
  amend the terms of subordinated debt.

        In addition, the senior secured credit facilities contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

        Visant's senior secured credit facilities contain certain customary events of default, including:

  •
  nonpayment of principal or interest;

  •
  breach of covenants (with notice and cure periods in certain cases);

  •
  material breach of representations or warranties;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  material judgments;

  •
  certain ERISA events;

  •
  actual or asserted invalidity of any material collateral or guarantee; and

  •
  a change of control (as defined in the credit agreement with respect to the senior secured credit facilities).

7 5/8% Senior Subordinated Notes of Visant

General

        Visant issued the Visant notes in October 2004, in an aggregate principal amount of $500.0 million, with a maturity date of October 1, 2012. Capitalized terms used but not defined in this section are defined in the indenture governing the Visant notes.

Ranking

        The Visant notes are unsecured and are subordinated in right of payment to all existing and future senior debt of Visant. The Visant notes are also effectively subordinated to any secured debt of Visant and its subsidiaries to the extent of the value of the assets securing such debt.

Optional Redemption

        Except as described in the following paragraphs, the Visant notes are not redeemable at Visant's option prior to October 1, 2008. Thereafter, the notes will be subject to redemption at any time at the option of Visant, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages thereon, if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2008	103.813%
2009	101.906%
2010 and thereafter	100.000%

        At any time on or prior to October 1, 2008, the notes may be redeemed as a whole but not in part at the option of Visant upon the occurrence of a Change of Control (as defined), upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 120 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus an applicable premium as of, and accrued but unpaid interest and liquidated damages, if any, to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

Change of Control

        If a Change of Control of Visant occurs, Visant must offer to purchase the Visant notes at a purchase price of 101% of the principal amount of the Visant notes plus accrued unpaid interest, if any.

Certain Covenants

        The indenture governing the Visant notes contains covenants that limit Visant's ability and certain of its restricted subsidiaries' ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions;

  •
  engage in transactions with affiliates; and

  •
  create liens.

Events of Default

        The Visant notes specify certain events of default including failure to pay principal and interest on the Visant notes, a failure to comply with covenants, subject to 30 and 60 day grace periods in certain instances, a failure by Visant or its significant subsidiaries to pay certain defaults under indebtedness of

Visant and its restricted subsidiaries and certain bankruptcy and insolvency events with respect to us and our significant subsidiaries.

8 3/4% Senior Notes of Visant Holding

General

        Visant Holding issued the senior notes in April 2006, in an aggregate principal amount of $350.0 million, with a maturity date of December 1, 2013. Capitalized terms used but not defined in this section are defined in the indenture governing the senior notes.

Ranking

        The senior notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed.

Optional Redemption

        Except as described in the following paragraphs, the senior notes are not redeemable at Visant Holding's option prior to December 1, 2008. Thereafter, the notes will be subject to redemption at any time at the option of Visant Holding, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and special interest thereon, if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2008	106.563%
2009	104.375%
2010	102.188%
2011 and thereafter	100.000%

        At any time on or prior to December 1, 2008, Visant Holding may redeem all or a part of the notes upon the occurrence of a Change of Control (as defined), upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus an applicable premium as of, and accrued but unpaid interest and special interest, if any, to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

        In addition, until December 1, 2008, the Visant Holding may, at its option, redeem up to 35% of the aggregate principal amount of senior notes at a redemption price equal to 108.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and liquidated damages, if any, to the applicable redemption date, subject to the right of noteholders to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings of Visant Holding; provided that at least 65% of the sum of the aggregate principal amount of senior notes issued remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Change of Control

        If a Change of Control of Visant Holding occurs, Visant Holding must offer to purchase the senior notes at a purchase price of 101% of the principal amount of the senior notes plus accrued and unpaid interest, if any.

Certain Covenants

        The indenture governing the senior notes contains covenants that limit Visant Holding's ability and its restricted subsidiaries' ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions;

  •
  engage in transactions with affiliates; and

  •
  create liens.

Events of Default

        The senior notes specify certain events of default including failure to pay principal and interest on the senior notes, a failure to comply with covenants, subject to 30 and 60 day grace periods in certain instances, a failure by Visant Holding or its restricted subsidiaries to pay certain defaults under indebtedness of Visant Holding and its restricted subsidiaries and certain bankruptcy and insolvency events with respect to us or our significant subsidiaries.

DESCRIPTION OF THE NOTES

        The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the $247.2 million principal amount at maturity of Visant Holding's 10 1/4% Senior Discount Notes due 2013 (the "Notes"). We have filed copies of the Indenture and the Registration Rights Agreement as exhibits to the registration statement. You may also request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture. In this description, the terms "Company," "we," "our" and "us" refer only to Visant Holding Corp. and not to any of its subsidiaries.

        The Notes were issued under an Indenture, dated as of December 2, 2003 (as supplemented, the "Indenture"), between the Company and BNY Midwest Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Brief Description of the Notes

        The Notes:

  •
  are unsecured senior obligations of the Company;

  •
  are senior in right of payment to all of the existing and future Subordinated Debt of the Company; and

  •
  are effectively junior to all of the existing and future liabilities and preferred stock of the Company's subsidiaries.

Principal, Maturity and Interest

        On December 2, 2003, we issued $247.2 million aggregate principal amount at maturity of Notes. Notes are issuable in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 principal aggregate amount at maturity. The Notes will mature on December 1, 2013. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," we are permitted to issue an unlimited amount of additional Notes under the Indenture (the "Additional Notes"). The Notes initially issued under the Indenture and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

        No cash interest will accrue on the Notes prior to December 1, 2008, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. The Accreted Value of each Note will increase until December 1, 2008 at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the Accreted Value will equal the stated principal amount at maturity on December 1, 2008. Cash interest on the Notes will accrue at the rate of 10 1/4% per annum from December 1, 2008, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 2009. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 15 and November 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

        On and after December 1, 2008, we will be permitted at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of Accreted Value of the Notes on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Period	Redemption Price
2008	105.125%
2009	103.417
2010	101.708
2011 and thereafter	100.000

        Prior to December 1, 2008, we may at our option redeem all or a portion of the Notes at a redemption price equal to 100% of the Accreted Value of the Notes at the redemption date plus the Applicable Premium as of the redemption date. Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        "Applicable Premium" means with respect to a Note at any redemption date, the excess of (1) the present value at such redemption date of the redemption price of such Note on December 1, 2008 (such redemption price being described in the second paragraph in this "—Optional Redemption" section), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the Accreted Value of such Note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 1, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to December 1, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 1, 2008.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and one other nationally recognized investment banking firm selected by the Company that are primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

        If we elect to redeem less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem Notes with a principal amount at maturity of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount at maturity thereof to be redeemed. We will issue a new Note in a principal amount at maturity equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Accreted Value ceases to accrete and interest ceases to accrue, in each case to the extent applicable, on Notes or portions thereof called for redemption unless we default in making the redemption payment.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Asset Sales." We may at any time and from time to time purchase Notes in tender offers, open market purchases, negotiated transactions or otherwise.

Ranking

Senior Company Debt versus Notes

        The indebtedness evidenced by the Notes is unsecured and ranks pari passu in right of payment to the Company's senior Debt. The Notes are unsecured obligations of the Company.

Liabilities of Subsidiaries versus Notes

        We are a holding company with no revenue-generating operations of our own. Our only asset is our equity interest in Visant Secondary Holdings Corp. whose only asset is its equity interest in Visant, another holding company whose only assets are its common equity interests in Jostens, Von Hoffmann and Arcade, which are pledged to secure Visant's obligations under Visant's senior secured credit facilities.

        All of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of our subsidiaries. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Because Visant Holding is the sole obligor of the notes, and its subsidiaries will not guarantee Visant Holding's obligations under the notes or have any obligation with respect to the notes, the notes will be structurally subordinated to the debt and liabilities of Visant Holding's subsidiaries."

        At December 30, 2006, the total indebtedness of our subsidiaries was $1,233.2 million of indebtedness outstanding, including $716.5 million of secured indebtedness under Visant's senior secured credit facilities, $500 million of senior subordinated notes of Visant, and $16.7 million outstanding in the form of letters of credit. Although the Indenture limits the Incurrence of Debt and Preferred Stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Debt or Preferred Stock under the Indenture. See "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock."

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), unless all Notes have been called for redemption pursuant to the provision described above under "—Optional Redemption," each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1)   any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

          (2)   the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Members;

          (3)   to the extent any Jostens Existing Notes are outstanding, a "Change of Control," as defined in the Jostens Existing Indenture, shall have occurred;

          (4)   to the extent any shares of Jostens Senior Preferred Stock are issued and outstanding, a "Change of Control," as defined in the Jostens Certificate of Designation shall have occurred; or

          (5)   the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, (A) 100% of the Voting Stock of Visant (except to the extent Visant is merged with and into the Company or Jostens in accordance with the terms of the Indenture) or (B) 100% of the Voting Stock of Jostens (except to the extent Jostens is merged with and into the Company or Visant in accordance with the terms of the Indenture).

        Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1)   that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2)   the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

          (3)   the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4)   the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Debt are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock" and "—Limitation on Liens." Such restrictions can only be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        Visant's senior secured credit facilities and the indenture for its 7 5/8% Senior Subordinated Notes restrict Jostens and its subsidiaries from paying dividends or otherwise transferring assets to us to allow us to make a Change of Control Offer. Visant's senior secured credit facilities also provide that the occurrence of certain change of control events with respect to Visant or Jostens would constitute a default thereunder. In the event a Change of Control occurs at a time when we do not have access to cash flow from our subsidiaries, we may seek the consent of our lenders and debt and preferred stock holders to permit the dividend or other transfer of assets necessary to permit us to purchase Notes. We may also attempt to refinance the borrowings or preferred stock that contain such prohibitions. If we do not obtain such a consent or repay such borrowings, we will not have the money necessary to purchase the Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture. See "—Risk Factors—Risks Related to Our Indebtedness and the Notes—Visant Holding may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes."

        Future indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or property or assets that will be used or useful in a Permitted Business of the Company or any of its Restricted Subsidiaries; provided that this clause (2) shall not apply to any sale of Equity Interests of or other Investments in Unrestricted Subsidiaries. For purposes of this provision, each of the following will be deemed to be cash:

            (A)  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, or from which the Company and its Restricted Subsidiaries are released; and

            (B)  any Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 150 days after receipt.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

          (1)   to repay Pari Passu Debt or to repay Debt of any Restricted Subsidiary;

          (2)   to make capital expenditures or to acquire properties and assets that will be used or useful in the business of the Company or any of its Subsidiaries; or

          (3)   to the acquisition of a controlling interest in another entity engaged in a Permitted Business;

provided that if during such 360-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) or if the application of such Net Proceeds is part of a project authorized by the Board of Directors in good faith that will take longer than 360 days to complete and such project has begun, such 360-day period will be extended with respect to the amount of Net Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or, until completion of such project, as the case may be. Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will:

          (1)   make an offer to all holders of Notes; and

          (2)   prepay, purchase or redeem (or make an offer to do so) any Pari Passu Debt or Debt of a Restricted Subsidiary in accordance with provisions governing such Debt requiring the Company to prepay, purchase or redeem such Debt with the proceeds from any Asset Sales (or offer to do so), pro rata in proportion to the respective principal amounts of the Notes and such other Debt required to be prepaid, purchased or redeemed or tendered for, in the case of the Notes pursuant to such offer (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their Accreted Value plus accrued and unpaid interest to the date of purchase subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the Indenture.

  To the extent that the aggregate principal amount at maturity of Notes and Pari Passu Debt or Debt of a Restricted Subsidiary tendered pursuant to an Asset Sale Offer or other offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the Accreted Value of Notes surrendered by holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase Notes, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence an Asset Sale Offer prior to the expiration of 360 days after the occurrence of an Asset Sale.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with an Asset Sale Offer and the purchase of Notes pursuant thereto. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Debt and Issuance of Preferred Stock

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur") any Debt (including Acquired Debt) or issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence or issuance of any such Debt, (1) the Company and its Restricted Subsidiaries may Incur Debt (including Acquired Debt) or may issue shares of Disqualified Stock and its Restricted Subsidiaries may issue Preferred Stock, if, in any such case, the Consolidated Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, and (2) Jostens and any Restricted Subsidiary of Jostens may Incur Debt (including Acquired Debt) or issue shares of Disqualified Stock, and Restricted Subsidiaries of Jostens may issue Preferred Stock, if, in any such case, the Consolidated Coverage Ratio for Jostens' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is Incurred or such Disqualified Stock or other Preferred Stock is issued would have been at least 2.00 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period,

        (b)   The provisions of paragraph (a) of this covenant will not apply to any of the following items (collectively, "Permitted Debt"):

          (1)   the Incurrence by the Company or any of its Restricted Subsidiaries of term and revolving Debt and letters of credit (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) under Credit Facilities (including Guarantees of such Debt by the Company or any of its Restricted Subsidiaries); provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the sum of (a) $500.0 million and (b) the greater of $170.0 million and the Borrowing Base at the time such Debt is Incurred;

          (2)   the Incurrence by the Company of Debt represented by the Notes and the Exchange Notes (other than any Additional Notes);

          (3)   the Incurrence by the Company and its Restricted Subsidiaries of the Existing Debt (other than Debt described in clauses (1) and (2));

          (4)   the issuance by the Company and its Restricted Subsidiaries of Preferred Stock outstanding on the Issue Date;

          (5)   the Incurrence by the Company or any of its Restricted Subsidiaries of (A) Acquired Debt or (B) Debt (including Capital Lease Obligations) for the purpose of financing or Refinancing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Company or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Debt is owed to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount at the date of such Incurrence (including all Permitted Refinancing Debt Incurred to Refinance any other Debt Incurred pursuant to this clause (5)) not to exceed an amount equal to $35.0 million; provided that such Debt exists at the date of such purchase or transaction, or is created within 180 days thereafter;

          (6)   the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to Refinance, Debt or Preferred Stock (other than intercompany Debt, Preferred Stock of the Company or Preferred Stock held by any Affiliate of the Company) Incurred or issued pursuant to the paragraph (a) of this covenant, or pursuant to clause (2), (3), (4), (5) or (6) of this paragraph;

          (7)   the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Company and any of its Restricted Subsidiaries including any Debt arising in connection with a Qualified Receivables Transaction; provided, however, that (A) such Debt of the Company shall be subordinated and junior in right of payment to the Notes and (B) (x) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Company or any of its Restricted Subsidiaries and (y) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Debt or issuance of such Preferred Stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

          (8)   the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred (A) for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the Indenture to be outstanding in a notional amount not exceeding the amount of such Debt or (B) for the purpose of fixing or hedging currency exchange rate risk or commodity price risk Incurred in the ordinary course of business, and in each case, not for speculative purposes;

          (9)   the Guarantee by the Company or any Restricted Subsidiary of the Company of Debt of the Company or any other Restricted Subsidiary of the Company, in each case, that was permitted to be Incurred by another provision of this covenant;

          (10) the Incurrence by Foreign Subsidiaries of the Company of Debt for working capital purposes (including acquisitions), and by any Restricted Subsidiary of the Company of Guarantees of Debt of Foreign Subsidiaries of the Company or foreign joint ventures; provided that the aggregate principal amount of such Debt and of the Debt so Guaranteed at any time outstanding does not exceed $30.0 million; and

          (11) the Incurrence by the Company or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, pursuant to this clause (11) not to exceed an amount equal to $50.0 million;

provided, however, that, notwithstanding the foregoing, the Company shall not Guarantee any Debt of any of its Restricted Subsidiaries unless and until Visant has been merged with and into the Company or Jostens and the Company holds directly 100% of the Voting Stock of Jostens.

        (c)   For purposes of determining compliance with this covenant:

          (1)   the outstanding principal amount of any particular Debt shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Debt shall be disregarded;

          (2)   in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Company shall, in its sole discretion, classify such item of Debt (or any portion thereof) on the date of its Incurrence, in any manner that complies with this covenant and such item of Debt (or portion thereof) will be treated as having been Incurred pursuant to only one of the clauses of Permitted Debt or pursuant to paragraph (a) of this covenant;

          (3)   the Company may at any time change the classification of an item of Debt (or any portion thereof) to any other clause of Permitted Debt or to paragraph (a) of this covenant; provided that the Company would be permitted to incur such item of Debt (or that portion thereof) pursuant to that other clause of Permitted Debt or paragraph (a) of this covenant, as the case may be, at the time of reclassification;

          (4)   any Debt outstanding under the Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above; and

          (5)   accrual of interest and the accretion of accreted value or the issuance of preferred stock as paid-in-kind dividends will not be deemed to be an Incurrence of Debt or an issuance of Preferred Stock for purposes of this covenant.

        (d)   Notwithstanding any other provision in this covenant, the maximum amount of Debt that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Debt where the Debt Incurred is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Debt; provided, however, that if any such Debt denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being Refinanced will be the U.S. Dollar Equivalent of the Debt Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Permitted Refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the Permitted Refinancing Debt exceeds the principal amount of the Debt being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Permitted Refinancing Debt is Incurred.

Limitation on Restricted Payments

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other distribution (including any payment by the Company or any Restricted Subsidiary of the Company in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) and dividends payable to the Company or any Restricted Subsidiary of the Company);

          (2)   purchase, redeem or otherwise acquire or retire for value (including any acquisition or retirement by the Company or any Restricted Subsidiary of the Company in connection with any merger or consolidation) any Equity Interests of the Company;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Company, except (a) a payment of interest, principal or other related Obligations at Stated Maturity and (b) the purchase, repurchase or other acquisition or retirement of Subordinated Debt of the Company in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

            (A)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

            (B)  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock"; and

            (C)  such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date, is less than the sum (without duplication) (the "Restricted Payments Basket") of:

              (i)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is negative, 100% of such negative amount); plus

              (ii)   100% of the aggregate net cash proceeds, and the fair market value of any property other than cash, received by the Company from the issue or sale (other than to a Subsidiary of the Company) of, or from capital contributions with respect to, Equity Interests of the Company (other than Disqualified Stock and all warrants, options or other rights to acquire Disqualified Stock (but excluding any debt security that is convertible into, or exchangeable for, Disqualified Stock)), in either case after the Issue Date; plus

              (iii)  the amount by which the aggregate principal amount (or accreted value, if less) of Debt or Disqualified Stock of the Company or any Restricted Subsidiary of the Company is reduced on the Company's consolidated balance sheet upon the conversion or exchange after the Issue Date of any Debt convertible into or exchangeable for Equity Interests (other than Disqualified Stock) of the Company, together with the net cash proceeds received by the Company at the time of such conversion; plus

              (iv)  100% of the aggregate net cash proceeds received by the Company or a Restricted Subsidiary of the Company since the Issue Date (to the extent not included in Consolidated Net Income of the Company) from (x) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) thereof made by the Company and its Restricted Subsidiaries (less the cost of such sale or disposition, if any) and (y) a cash dividend from, or the sale (other than to the Company or a Restricted Subsidiary of the Company) of the stock of, an Unrestricted Subsidiary of the Company; plus

              (v)   upon the redesignation as a Restricted Subsidiary of any Subsidiary that was designated an Unrestricted Subsidiary of the Company after the Issue Date, the fair market value of the Restricted Investments of the Company and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary.

        (b)   The foregoing provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests or Subordinated Debt of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests (other than any Disqualified Stock) of, or a capital contribution to, the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Restricted Payments Basket;

          (3)   the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Debt of the Company (A) made by an exchange for, or with the net cash proceeds from a substantially concurrent Incurrence of, Permitted Refinancing Debt or (B) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Debt but only if the Company shall have complied with the covenants described under the heading "Change of Control" or "Asset Sales," as the case may be, and purchased all Notes validly tendered pursuant to the relevant offer prior to purchasing or repaying such Subordinated Debt;

          (4)   the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis;

          (5)   the payment of any dividend on Disqualified Stock or Preferred Stock issued pursuant to the covenant described under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock"; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);

          (6)   repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

          (7)   cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the

  Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

          (8)   to the extent constituting Restricted Payments, the Specified Affiliate Payments;

          (9)   Restricted Payments in an aggregate amount not to exceed $25.0 million;

          (10) without limitation of the parenthetical at the end of clause (1) of paragraph (a) of this covenant, the payment of any dividends in respect of the Jostens Senior Preferred Stock in the form of additional shares of Jostens Senior Preferred Stock having the terms and conditions set forth in the Jostens Certificate of Designation; or

          (11) the declaration and payment of dividends with the net proceeds received by the Company from the sale of the Notes on the Issue Date.

        (c)   In determining the aggregate amount of Restricted Payments made after the Issue Date in accordance with clause (4)(C) of paragraph (a) of this covenant, amounts expended pursuant to clauses (1) (without duplication) and (4) (but not amounts under any other clauses of the immediately preceding paragraph) shall be included in such calculation; provided that any amounts expended pursuant to such clause (4) relating to dividends paid to the Company or one of its Restricted Subsidiaries shall not be included in such calculation.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment or any property other than cash that increases the Restricted Payments Basket shall be determined in good faith by the Board of Directors of the Company.

        (d)   In making the computations required by this covenant:

          (1)   the Company or the relevant Restricted Subsidiary of the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period; and

          (2)   the Company or the relevant Restricted Subsidiary of the Company will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company and the Restricted Subsidiary of the Company that are available on the date of determination.

        (e)   If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company or any Restricted Subsidiary of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's or any such Restricted Subsidiary's financial statements, affecting Consolidated Net Income of the Company for any period. For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (1), (4), (6), (7), (8), and (12) of paragraph (b) of the covenant described under "—Transactions with Affiliates," shall be considered a Restricted Payment for purposes of, or otherwise restricted by, the Indenture.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

          (1)   (A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Debt owed to the Company or any of its Restricted Subsidiaries;

          (2)   make any loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3)   transfer any of its property or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

            (A)  contracts or instruments in effect on the Issue Date as in effect at the Issue Date, including the Credit Agreement, other Existing Debt and the Jostens Senior Preferred Stock and the related documentation;

            (B)  the Indenture, the Notes, the Exchange Notes, the Jostens Existing Notes (and the indenture related thereto), the Guarantees of the Jostens Existing Notes and any agreement entered into after the Issue Date, provided that the encumbrances or restrictions in such agreements are not materially more restrictive than those contained in the foregoing agreements;

            (C)  any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (D)  purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

            (E)  Debt or other contractual requirements in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors or senior management of the Company, are necessary or advisable to effect such Qualified Receivables Transaction;

            (F)  in the case of clause (3) above, any encumbrance or restriction (x) that restricts in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract or (y) contained in security agreements or mortgages securing Debt to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

            (G)  in the case of clause (3) above, any Lien on property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

            (H)  any restriction under an agreement (including an option or right) to sell property or assets of, or Equity Interests in, the Company or any Restricted Subsidiary pending the closing of such sale, which sale is permitted under the Indenture;

            (I)   restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business;

            (J)   customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Equity Interests therein) entered into in the ordinary course of business;

            (K)  any encumbrances or restrictions created with respect to (x) Debt or Preferred Stock of Jostens or Jostens Guarantors permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" and (y) Debt or Preferred Stock of Restricted Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock," provided that in the case of this clause (y) the Board of Directors of the Company determines (as evidenced by a resolution of the Board of Directors of the Company) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Company to make payments of interest and scheduled payments of principal on the Notes in each case as and when due;

            (L)  any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Company or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Company or any of its Restricted Subsidiaries by such governmental authority; or

            (M) any amendments, modifications, restatements, increases, supplements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (L) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Affiliate Transactions

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, Guarantee or other transaction with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless:

          (1)   such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary of the Company than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

          (2)   the Company delivers to the Trustee:

            (A)  with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $4.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Company; and

            (B)  with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Qualified Party.

        (b)   Notwithstanding the foregoing, the following will not be deemed to be Affiliate Transactions:

          (1)   any employment agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan programs, long-term incentive plans, directors' and officers' indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers or directors and entered into in the ordinary course of business, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers, directors or consultants in the ordinary course of business or in connection with the Company's transition to new ownership;

          (2)   transactions between or among (A) the Company and/or its Restricted Subsidiaries or (B) the Company and/or one or more of its Restricted Subsidiaries and any joint venture; provided that no Affiliate of the Company (other than a Restricted Subsidiary of the Company) owns Capital Stock of any such joint venture;

          (3)   Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described under "—Limitation on Restricted Payments";

          (4)   loans or advances to employees (or Guarantees of third party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

          (5)   transactions among the Company and/or one or more of its Subsidiaries effected as part of a Qualified Receivables Transaction;

          (6)   the payment to DLJMB or its Affiliates of (A) fees with respect to the offering of the Notes, to be paid on the Issue Date, in an amount not to exceed $6.0 million, (B) management, consulting and advisory fees and expenses in an aggregate amount not to exceed $2.5 million in any calendar year, (C) fees in respect of any acquisitions or dispositions in which DLJMB or its Affiliates acted as an adviser to the Company or any of its Restricted Subsidiaries in an amount not to exceed 1% of the value of such transaction, and (D) customary fees for any financing, underwriting or placement services or in respect of other commercial banking or investment banking activities;

          (7)   any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction pursuant thereto;

          (8)   transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Company or the senior management thereof;

          (9)   Debt permitted by clause (11) of paragraph (b) of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary of the Company than those that would have been obtained in a comparable transaction with an unrelated Person, or, if there is no comparable transaction, have been negotiated in good faith by the parties thereto and, if any member of management is then a member of the Board of Directors of the Company or the relevant Restricted Subsidiary, also approved by such member;

          (10) any transaction on arm's length terms with non-affiliates that become Affiliates as a result of such transaction;

          (11) the issuance of Equity Interests of the Company; and

          (12) the entering into of a Tax Sharing Agreement or any transaction pursuant thereto.

Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than any Permitted Business, except to such extent as is not material to the Company and its Restricted Subsidiaries taken as a whole.

Limitation on Liens

        The Company will not create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) (the "Initial Lien") that secures obligations under any Debt of the Company on any asset or property of the Company, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

          (1)   in the case of Liens securing Debt that constitutes Subordinated Debt or is otherwise subordinate or junior in right of payment to the Obligations under the Indenture or the Notes, as the case may be, the Notes are secured by a Lien on such asset, property or proceeds that is senior in priority to such Liens; or

          (2)   in all other cases, the Notes are equally and ratably secured.

        Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Guarantees of Company Debt

        The Company will not permit any Restricted Subsidiary to Guarantee any Debt of the Company or to secure any Debt of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes, as the case may be, on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective; provided, however, that any Guarantee by a Restricted Subsidiary of Subordinated Debt of the Company shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary; provided further, however, that the Company shall not permit a Restricted Subsidiary to secure any Subordinated Debt of the Company or to Guarantee any Equity Interests of the Company.

Limitations on Designations of Unrestricted Subsidiaries

        (a)   The Board of Directors of the Company may designate (a "Designation") any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary, so long as such Designation would not cause a Default; provided that:

          (1)   any then existing Guarantee by the Company or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of such Debt at the time of such Designation; and

          (2)   either (A) the Subsidiary to be so designated has total assets of $1.0 million or less or (B) if such Subsidiary has assets greater than $1.0 million, the "Incurrence" of Debt referred to in clause (1) of this provision would be permitted under paragraph (a) of the "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" covenant described above.

        For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries (excluding Permitted Investments) in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be a Restricted Payment. Such Designation will only be permitted if such Restricted Payment would be permitted at such time.

        The Board of Directors may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"); provided that:

          (1)   no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

          (2)   all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

        Any such Designation or Revocation by the Board of Directors of the Company after the Issue Date shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation and an Officers' Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Merger, Consolidation and Sale of All or Substantially All Assets

        The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

          (1)   the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

          (3)   immediately before and immediately after giving effect to such transaction (including giving effect to any Debt being Incurred in connection in with the transaction) no Default or Event of Default exists; and

          (4)   except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to Incur at least $1.00 of additional

  Debt pursuant to paragraph (a) of the covenant described under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" or (B) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Company for such four-quarter reference period.

        Notwithstanding the foregoing clauses (3) and (4):

            (A)  any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

            (B)  the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the assets and properties of the Company (determined on a consolidated basis for the Company and its Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

SEC Reports

        Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC subject to the next sentence and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

Defaults

        Each of the following constitutes an Event of Default with respect to the Notes:

          (1)   default for 30 days in the payment when due of interest on the Notes;

          (2)   default in payment when due of the principal of the Notes (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer);

          (3)   failure by the Company for 30 days after receipt of notice from the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes to comply with the provisions described above under captions "—Change of Control," "—Asset Sales", or under "—Certain Covenants" under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock," "—Limitation on Restricted Payments," "—Limitation on Liens," "—Limitation on Guarantees of Company Debt" or "—Merger, Consolidation and Sale of All or Substantially All Assets";

          (4)   failure by the Company for 60 days after receipt of notice from the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes specifying such failure to comply with any of its other agreements in the Indenture or the Notes;

          (5)   failure by the Company or any Restricted Subsidiary that is a Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of all such Debt unpaid or accelerated at the time exceeds $25.0 million;

          (6)   any judgment or decree for the payment of money in excess of $25.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) is entered against the Company or any Significant Subsidiary that is a Restricted Subsidiary of the Company and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; or

          (7)   certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare the Accreted Value of and accrued but unpaid interest on all the Notes (the "Default Amount") to be due and payable. Upon such a declaration, the Default Amount shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, the Default Amount on all the Notes will become due and payable without further action or notice.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in aggregate principal amount at maturity of the Notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

          (4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on, the Notes.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy;

          (3)   such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee shall mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of holders of Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof actually know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, forthwith upon any Senior Officer obtaining actual knowledge of any such Default, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

          (1)   reduce the principal amount at maturity of Notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal amount at maturity or Accreted Value of, change the calculation of Accreted Value so as to reduce the Accreted Value at any time, reduce any premium payable upon optional redemption of the Notes or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "—Change of Control" or "—Asset Sales");

          (3)   reduce the rate of or extend the time for payment of interest on any Note;

          (4)   waive a Default or Event of Default in the payment of principal of interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration as provided in the Indenture);

          (5)   make any Note payable in money other than that stated in the Notes;

          (6)   impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (7)   make any change in the foregoing amendment and waiver provisions; or

          (8)   make any change in the ranking or priority of any Note that would adversely affect the Noteholders.

        Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger, consolidation or sale of assets, to provide for Guarantors, to make any change that would provide any additional rights or benefits to the holders of Notes or that, as determined by the Board of Directors of the Company in good faith, does not adversely affect the legal rights of any such holder under the Indenture or the Notes, or to qualification of the Indenture under the Trust Indenture Act.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, the Registration Rights Agreement relating thereto and the Notes when:

          (1)   either:

            (A)  all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance as described under the caption "—Defeasance") have been delivered to the Trustee for cancellation; or

            (B)  all Notes not theretofore delivered to the Trustee for cancellation:

              (i)    have become due and payable;

              (ii)   will become due and payable at maturity within one year; or

              (iii)  are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for such purpose in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal of and interest on the Notes to the date of such deposit (in case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

          (2)   the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and

          (3)   the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture and the Notes have been complied with.

Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") and cure all then existing Events of Default, except for:

          (1)   the rights of holders of outstanding Notes to receive payments in respect of the principal of and interest and on such Notes when such payments are due from the trust referred to below;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely with respect to the Company, bankruptcy and insolvency events) described under "—Defaults" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable Government Notes, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

            (A)  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (B)  since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (5)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

          (6)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (7)   the Company shall have delivered to the Trustee an opinion of counsel, subject to customary assumptions and exclusions, to the effect that after the 91st day following the deposit, the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of the Company or subject to the "automatic stay" under the Bankruptcy Law or, in the case of Covenant Defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the holders;

          (8)   the Company shall deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (9)   the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Concerning the Trustee

        BNY Midwest Trust Company is the Trustee under the Indenture and Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Book-Entry, Delivery and Form

        The Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be on deposit with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC, including the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream").

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuer takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

        DTC has advised the issuer that DTC is a limited-purpose trust issuer created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the issuer that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such systems. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary;

          (2)   the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

          (1)   if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$606.82
June 1, 2004	$637.75
December 1, 2004	$670.43
June 1, 2005	$704.79
December 1, 2005	$740.91
June 1, 2006	$778.88
December 1, 2006	$818.80
June 1, 2007	$860.76
December 1, 2007	$904.88
June 1, 2008	$951.25
December 1, 2008	$1,000.00

          (2)   if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (3)   if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator of which is the number of days from and including the Issue Date to and excluding the next Semi-Annual Accrual Date); or

          (4)   if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Debt Incurred in connection with, or in contemplation of, such other Person's merging with or into or becoming a Restricted Subsidiary of such specified Person; and

          (2)   Debt secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the acquisition of Jostens by the Company on July 29, 2003.

        "Affiliate" of any specified Person means:

          (1)   any other Person, which directly or indirectly, is in control of, controlled by or is under common control with such specified Person;

          (2)   any other Person that owns, directly or indirectly, 15% or more of such specified Person's Voting Stock; or

          (3)   any Person who is a director or officer of such Person.

        For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Certain Covenants—Merger, Consolidation, or Sale of all or Substantially all Assets" and not by the provisions of the Asset Sale covenant), and

          (2)   the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than director's qualifying shares), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

            (A)  that have a fair market value in excess of 1.0% of Total Assets; or

            (B)  for Net Proceeds in excess of 1.0% of Total Assets.

        Notwithstanding the foregoing, the following will not be Asset Sales:

          (1)   a transfer of assets or an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or a transfer of assets by the Company to a Restricted Subsidiary;

          (2)   a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments" (including any formation of or contribution of assets to a Subsidiary of the Company or joint venture);

          (3)   leases or subleases to third parties, of real property owned in fee or leased by the Company or its Subsidiaries or a disposition of a lease of real property, in each case, in the ordinary course of business;

          (4)   any disposition of property or assets (including inventory, accounts receivable and licensing agreements) of the Company or any of its Subsidiaries in the ordinary course of business, or that in the reasonable judgment of the Company, have become uneconomic, obsolete or worn out;

          (5)   the disposition of Cash Equivalents or cash; and

          (6)   sales of accounts or other receivables and related assets (or a fractional undivided interest therein) for the fair market value thereof, in a Qualified Receivables Transaction.

        "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

        "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or (except if used in the definition of "Change of Control") any authorized committee of the Board of Directors of such Person.

        "Borrowing Base" means, as of any date, an amount equal to the sum of: (1) 85% of the aggregate book value of all accounts receivable of the Company and its Restricted Subsidiaries; and (2) 60% of the aggregate book value of all inventory owned by the Company and its Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company shall use the most recent available information for purposes of calculating the Borrowing Base.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (3)   in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of stock.

        "Cash Equivalents" means:

          (1)   securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof;

          (2)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300 million;

          (3)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

          (4)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and in each case maturing within one year after the date of acquisition;

          (5)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P;

          (6)   Debt with a rating of "A" or higher from S&P or "A2" or higher from Moody's; and

          (7)   investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (4) above.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Hedging Agreements" means any futures contract or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in commodities prices.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

          (1)   plus, to the extent deducted in computing such Consolidated Net Income (without duplication):

            (A)  Consolidated Interest Expense and the amortization of debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period;

            (B)  provision for taxes based on income or profits (including franchise taxes) of such Person and its Restricted Subsidiaries for such period;

            (C)  depreciation and amortization expense, including amortization of inventory write-up under APB 16, amortization of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements, Commodity Hedging Agreements or Currency Agreements, license agreements and non-competition agreements), amortization of management fees, non-cash amortization of Capital Lease Obligations, and organization costs; and

            (D)  expenses and charges related to any equity offering or Incurrence of Debt permitted to be Incurred by the Indenture;

            (E)  the amount of any restructuring or other type of special charge or reserve;

            (F)  unrealized gains and losses from hedging, foreign currency or commodities translations and transactions;

            (G)  expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP;

            (H)  any write-downs, write-offs, and other non-cash charges, items and expenses;

            (I)   the amount of any expense relating to any minority interest of Restricted Subsidiaries; and

            (J)   costs of surety bonds in connection with financing activities, and

          (2)   minus any cash payment for which a reserve or charge of the kind described in subclause (E), (H) or (I) of clause (1) above was taken previously during such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to

Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion, including by reason of minority interests) that the Net Income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Coverage Ratio" means with respect to any Person, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the four full fiscal quarters ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio (the "Calculation Date") for which financial statements are available to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, assumes, Guarantees or redeems any Debt (other than working capital borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to Calculation Date, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Cash Flow, resulting therefrom, including because of Pro Forma Cost Savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or determined a discontinued operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Company. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers' acceptance financings or any Qualified Receivables Transaction, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however (a) amortization of debt issuance costs, commissions, fees and expenses and (b) customary commitment, administrative and transaction fees and charges);

          (2)   dividends in respect of any Disqualified Stock of the Company or any Restricted Subsidiary, or cash dividends paid in respect of any Preferred Stock of a Restricted Subsidiary held by Persons other than the Company or a Subsidiary; and

          (3)   commissions, discounts and other fees and charges Incurred in connection with a Qualified Receivables Transaction of the Company or any Restricted Subsidiary,

in each case, on a consolidated basis and in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person and the net losses of any such Person shall only be included to the extent funded with cash or property from the Company or any Restricted Subsidiary;

          (2)   the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been permanently waived (except the amount of Net Income excluded from Consolidated Net Income as a result of this clause (2) shall be included in Consolidated Net Income to the extent such restrictions are permitted under the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries" with respect to such Person);

          (3)   except for purposes of calculating the Consolidated Coverage Ratio, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (4)   the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) since May 10, 2000;

          (5)   the gain and loss on discontinued operations shall be excluded; and

          (6)   non-cash items associated with purchase accounting in connection with the Acquisition shall be excluded.

        "Continuing Members" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1)   was a member of Board of Directors of the Company immediately after the Issue Date; or

          (2)   was nominated for election or elected to the Company's Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the

  Continuing Members who were members of the Company's Board of Directors at the time of that nomination or election.

        "Credit Agreement" means the Credit Agreement dated as of July 29, 2003, by and among, Visant, Jostens, certain of its Subsidiaries, the lenders referred to therein, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent, and The Bank of New York, Fleet National Bank and Wells Fargo Bank, N.A., as co-Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any Guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Credit Facilities" means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including the facilities available under the Credit Agreement), commercial paper facilities or indentures with banks, insurance companies, other institutional lenders or trustees providing for revolving credit loans, term loans, notes, factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities, in each case, as amended, restated, modified or Refinanced in whole or in part from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Company or any Restricted Subsidiary is a party or of which it is a beneficiary.

        "Debt" means, with respect to any Person (without duplication):

          (1)   any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

          (2)   all indebtedness under clause (1) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of:

            (A)  the fair market value of such asset at such date of determination;

            (B)  the amount of such indebtedness of such other Persons; and

            (C)  to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (1) of any other Person;

provided, however, that Debt shall not include:

        (a)   obligations and liabilities in respect of synthetic lease facilities that are accounted for as operating leases in accordance with GAAP (including Guarantees of loans then outstanding by the lenders under any such facility to the lessor thereunder);

        (b)   obligations of the Company or any of its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

          (1)   such obligations are not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)); and

          (2)   the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

        (c)   (1)  obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of a Permitted Business, including letters of credit in respect of workers' compensation claims, security or lease deposits and self-insurance; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and (2) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three business days of Incurrence;

        (d)   purchase price holdbacks in connection with purchasing in the ordinary course of business of the Company and its Restricted Subsidiaries;

        (e)   leases of precious metals used in the ordinary course of business of the Company and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP; or

        (f)    customer deposits in the ordinary course of business.

Except as otherwise expressly provided in this definition, the amount of any Debt outstanding as of any date shall be:

          (1)   the accreted value thereof, in the case of any Debt issued at a discount to par value; and

          (2)   the principal amount thereof in the case of any other Debt.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

          (1)   required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes; or

          (2)   convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes.

        Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Company or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations, (B) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's purchase of such Notes as are required to be repurchased pursuant to the provisions of the Indenture as described under "—Change of Control" and (C) the Jostens Senior Preferred Stock having the terms and conditions set forth in the Certificate of Designation for the Jostens Senior Preferred Stock as in effect on the Issue Date shall not constitute Disqualified Stock under the Indenture.

        For purposes hereof, the amount of any Disqualified Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date as of which the Consolidated Coverage Ratio shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        "DLJMB" means DLJ Merchant Banking III, Inc., a Delaware corporation.

        "Domestic Subsidiary" means any Restricted Subsidiary other than a Foreign Subsidiary.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering for cash by the Company of any Capital Stock of the Company other than Capital Stock that by its terms or otherwise is:

          (1)   required to be redeemed or is redeemable at the option of the holder of such Capital Stock at any time; or

          (2)   convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of a Registration Rights Agreement.

        "Existing Debt" means Debt of the Company and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

        "Foreign Subsidiary" of a Person means any Restricted Subsidiary of such Person that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

          (1)   the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2)   statements and pronouncements of the Financial Accounting Standards Board; and

          (3)   such other statements by such other entity as approved by a significant segment of the accounting profession.

        All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect as of May 10, 2000.

        "Government Notes" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" has the meaning set forth in paragraph (a) of the covenant described under the caption "—Limitation on the Incurrence of Debt and Issuance of Preferred Stock." "Incurred" and "Incurrence" shall have correlative meanings.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Initial Purchasers" means Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (but excluding Guarantees of Debt not otherwise prohibited to be Incurred under the Indenture (to the extent that such Guarantees of Debt do not then require cash payments by the Company and in the event that cash payments are then required, such payments shall constitute an Investment under the Indenture only 90 days subsequent to such payment)), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing plan contributions made in the ordinary course of business), and purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the second paragraph of paragraph (c) of the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments."

        The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        "Issue Date" means December 2, 2003.

        "Jostens" means Jostens, Inc., a Minnesota corporation, and its successors.

        "Jostens Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Rights of the 14% Senior Redeemable Payment-In-Kind Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Jostens as in effect on May 10, 2000.

        "Jostens Existing Indenture" means the Indenture dated as of May 10, 2000, among Jostens, the Jostens Guarantors and The Bank of New York, as trustee.

        "Jostens Existing Notes" means the Jostens 12 3/4% Senior Subordinated Notes due 2010 issued pursuant to the Jostens Existing Indenture.

        "Jostens Guarantors" means the Subsidiaries of Jostens that have Guaranteed the Jostens Existing Notes.

        "Jostens Senior Preferred Stock" means the 14% Senior Redeemable Payment-In-Kind Preferred Stock issued pursuant to the Jostens Certificate of Designations.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof), provided that any property that is the subject of a Sale/Leaseback Transaction shall be deemed to be covered by a Lien.

        "Net Income" means, with respect to any Person and any period, the net income (or loss) of such Person (but not any Subsidiaries) for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person (but not any Subsidiaries), excluding, however:

          (1)   any extraordinary or non-recurring gains or losses or fees, expenses or charges (including those arising in connection with the Acquisition, the financing thereof and the offering of the Notes) or charges from the sale of assets outside the ordinary course of business, together with any related provision for taxes on such gain or loss or fees, expenses or charges; and

          (2)   gain or loss upon the early extinguishment of Debt and deferred financing costs written off in connection with the early extinguishment of Debt;

        provided, however, that Net Income shall be deemed to include any increases during such period to shareholder's equity of such Person attributable to tax benefits from net operating losses and the exercise of stock options that are not otherwise included in Net Income for such period.

        "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation, redundancy and closing costs Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts applied to the repayment of principal, premium, if any, and interest on Debt required (other than required by the third paragraph under the caption "—Asset Sales") to be paid as a result of such transaction, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or Incurred, whether or not arising on or after the commencement of a proceeding under Bankruptcy Law (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

        "Officers" means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the Trustee.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Pari Passu Debt" means Debt of the Company that ranks pari passu in right of payment to the Notes, whether or not it is secured.

        "Permitted Business" means the businesses conducted by Jostens and its Subsidiaries as of May 10, 2000 and any other business reasonably related, complementary or incidental to any of those businesses including the provision of goods or services related to educational institutions.

        "Permitted Holders" means (a) DLJMB or any of its Affiliates or Subsidiaries and (b) any Person who holds common stock of the Company on the Issue Date. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

        "Permitted Investment" means:

          (1)   any Investment in the Company or in a Restricted Subsidiary (including in any Equity Interests of a Restricted Subsidiary);

          (2)   any Investment in (A) cash or Cash Equivalents or (B) to the extent determined by the Company in good faith to be necessary for local currency working capital requirements of a Foreign Subsidiary, other cash equivalents, provided in the case of clause (B), the Investment is made by the Foreign Subsidiary having such operations;

          (3)   any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

          (4)   any securities received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Assets Sales" or in connection with any other disposition of assets not constituting an Asset Sale;

          (5)   any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

          (6)   any Investments relating to a Receivables Subsidiary;

          (7)   loans or advances to employees (or Guarantees of third-party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

          (8)   stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement);

          (9)   receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Company or such Restricted Subsidiary deems reasonable);

          (10) any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date which Investment is disclosed in this prospectus;

          (11) Investments in Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements not otherwise prohibited under the Indenture;

          (12) any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed 10.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

          (13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens on property (A) existing at the time of acquisition thereof or (B) of a Person existing at the time such Person is merged into or consolidated with or acquired by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those acquired or to those of the Person merged into or consolidated with the Company or a Restricted Subsidiary of the Company, as the case may be;

          (2)   banker's Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (3)   Liens to secure Debt (including Capital Lease Obligations) permitted by clause (5) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock" covering only the assets acquired, leased, constructed or improved with such Debt;

          (4)   Liens existing on the Issue Date;

          (5)   customary Liens incurred in connection with a Qualified Receivables Transaction;

          (6)   (A) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (7)   Liens, pledges or deposits in connection with (A) workmen's compensation, obligations and general liability exposure of the Company and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation;

          (8)   Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit;

          (9)   (A) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any real property leased by the Company or any Restricted Subsidiary of the Company on the Issue Date and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

          (10) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

          (11) Liens securing Hedging Obligations entered into in the ordinary course of business;

          (12) Liens securing Permitted Refinancing Debt permitted to be Incurred under the Indenture or amendments or renewals of Liens that were permitted to be incurred; provided, in each case, that such Liens do not extend to any additional property or asset of the Company or a Restricted Subsidiary of the Company;

          (13) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Company or any Restricted Subsidiary of the Company in a transaction entered into in the ordinary course of business of the Company or such Restricted Subsidiary;

          (14) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and

          (15) Liens securing Debt (including related Obligations) permitted to be Incurred under Credit Facilities pursuant to the provisions described of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock."

        "Permitted Refinancing Debt" means any Debt of the Company or any Debt or Preferred Stock of any of its Restricted Subsidiaries issued to Refinance other Debt or Preferred Stock of the Company or any of its Restricted Subsidiaries Incurred or issued in compliance with the Indenture; provided, that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value or liquidation value, if applicable), plus accrued interest or dividends on, the Debt or Preferred Stock so Refinanced (plus the amount of reasonable premium and fees and expenses (including tender premiums and defeasance costs) Incurred in connection therewith);

          (2)   in the case of term Debt being Refinanced, principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of those under the Debt being Refinanced and (B) the maturity date of the Notes and such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of the Weighted Average Life to Maturity of the Debt being Refinanced and the Weighted Average Life to Maturity of the Notes;

          (3)   if the Debt or Preferred Stock being Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt or Preferred Stock being Refinanced; and

          (4)   such Debt is Incurred either by the Restricted Subsidiary who is the obligor on the Debt being Refinanced or by the Company;

provided, however, that clauses (2) and (4) shall not apply to the Refinancing of the Jostens Existing Notes, the Jostens Senior Preferred Stock or any Debt under the Credit Agreement.

        The Company may Incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt or Preferred Stock to be Refinanced; provided that upon the Incurrence of such Permitted Refinancing Debt, the Company shall provide written notice thereof to the Trustee, specifically identifying the Debt or Preferred Stock to be Refinanced with Permitted Refinancing Debt.

        "Person" or "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint- stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Pro Forma Cost Savings" means, with respect to any period ended on any Calculation Date, the reductions in costs with respect to the applicable four-quarter reference period that (1) are directly attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the Indenture or (2) have begun to be implemented prior to the Calculation Date by, or have been identified and approved in good faith by the Board of Directors of, the Company, any Restricted Subsidiary or the business that was the subject of any such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations pursuant to a formalized plan, in the case of each of clause (1) and (2), based on a supportable, good faith estimate of the Chief Financial Officer or other senior financial officer of the Company and determined on a pro forma basis as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses (other than capitalized expenses) Incurred or to be Incurred during the four-quarter reference period in order to achieve such reduction in costs.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company, any Restricted Subsidiary or any Receivables Subsidiary pursuant to which the Company, any Restricted Subsidiary or any Receivables Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (a) a Receivables Subsidiary (in the case of a transfer or encumbrancing by the Company or a Restricted Subsidiary) and (b) any other Person, accounts and other receivables (whether now existing or arising in the future) of the Company or a Restricted Subsidiary which arose in the ordinary course of business of the Company or a Restricted Subsidiary, and any assets related thereto, including all collateral securing such receivables, all contracts and all Guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving receivables.

        "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of receivables and related assets which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of any Debt or any other obligations (contingent or otherwise) of which, directly or indirectly, contingently or otherwise, (1) is Guaranteed by the Company or a Restricted Subsidiary (excluding Standard Securities Undertakings), (2) is recourse to or obligates the Company or a Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (3) subjects any asset of the Company or a Restricted Subsidiary to the satisfaction thereof, other than Standard Securitization Undertakings, (b) with which neither the Company nor a Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions, and (c) with which neither the Company nor a Restricted Subsidiary has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Registration Rights Agreement" means the Registration Rights Agreement dated November 25, 2003, among the Company, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc., or any similar agreement relating to Additional Notes.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary of the Company whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or a Restricted Subsidiary of the Company leases it from such Person.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Officer" means the Chief Executive Officer or the Chief Financial Officer of the Company.

        "Significant Subsidiary" means (1) any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date or (2) any one or more Restricted Subsidiaries of the Company that (A) are not otherwise Significant Subsidiaries, (B) as to which any event described in clause (6) or (7) under "—Defaults" has occurred and is continuing and (C) would together constitute a Significant Subsidiary under clause (1) of this definition.

        "Specified Affiliate Payments" means:

          (1)   the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary, held by any future, present or former employee, director, officer or consultant of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or plan, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions or retirements pursuant to this clause (1) (without giving effect to the immediately following proviso) of $10.0 million in any calendar year) and no payment default on Senior Debt or the Notes shall have occurred and be continuing; provided further that such amount in any calendar year may be increased by an amount not to exceed:

            (A)  the cash proceeds received by the Company (including by way of capital contribution) since the Issue Date from the sale of Equity Interests of the Company to employees, directors, officers or consultants of, the Company or its Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from clause (4)(C)(ii) of paragraph (a) under the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments")

    plus

            (B)  the cash proceeds from key man life insurance policies received by the Company and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby); and provided further that cancellation of Debt owing to the Company from employees, directors, officers or consultants of the Company or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of the Indenture;

          (2)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests; and

          (3)   payments by the Company to shareholders or members of management of the Company and its Subsidiaries in connection with the Acquisition that are reflected as adjustments to the pro forma financial statements included in this prospectus.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or a Restricted Subsidiary which are reasonably customary in a receivables securitization transaction.

        "Stated Maturity" means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.

        "Subordinated Debt" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person,

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to Vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; or

          (2)   any partnership (A) the sole general partner of the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Tax Sharing Agreement" means any tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries and containing customary terms for such an agreement but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which the direct or indirect shareholder is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a "Deconsolidation Event"), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability has not been previously indemnified by the Company or such Subsidiary pursuant to the tax allocation agreement and has not been, or will not be, paid by the Company or such Subsidiary directly to the relevant taxing authority).

        "Total Assets" means, at any time, the total consolidated assets of the Company and its Restricted Subsidiaries at such time, determined in accordance with GAAP. For the purposes of clause (5) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," Total Assets shall be determined giving pro forma effect to the lease, acquisition, construction or improvement of the assets being leased, acquired, constructed or improved with the proceeds of the relevant Debt.

        "Trustee" means BNY Midwest Trust Company until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Company that is designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided under "—Certain Covenants—Limitations on Designations of Unrestricted Subsidiaries"; and

          (2)   any Subsidiary of an Unrestricted Subsidiary;

        but only to the extent permissible under the Indenture, as described above under "—Certain Covenants—Limitations on Designations of Unrestricted Subsidiaries."

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        Except as described under "Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "Visant" means Visant Corporation, a Delaware corporation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person then outstanding and normally entitled of such Person then outstanding and normally (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

          (2)   the then outstanding principal amount of such Debt.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and, with respect to the Company, for so long as the Company owns, directly or indirectly, 100% of the outstanding common stock of Jostens and the only class of Capital Stock of Jostens not owned, directly or indirectly, by the Company is the Jostens Senior Preferred Stock, Jostens.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary discusses the material U.S. federal income and, to the limited extent set forth under the caption "Consequences to Non-U.S. Holders," estate tax considerations relating to the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, this summary does not deal with special situations.

        For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, brokers, financial institutions or "financial service entities," tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, insurance companies, retirement plans, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities or investors in partnerships or pass-through entities;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to U.S. holders (as defined below) of notes whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below.

        If a partnership or other pass-through entity holds our notes, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner or owner of a partnership or other pass-through entity that is considering holding notes, you should consult your tax advisor.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Certain Consequences to Visant Holding

        Because the notes were issued with "significant" original issue discount ("OID") and the yield to maturity of the notes equals or exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the calendar month in which the notes were issued (the "AFR") and (y) 5 percentage points, the notes are considered "applicable high yield discount obligations." As a result, we will not be allowed a deduction for interest (including OID) accrued on the notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code).

        The deferral of deductions for payments of interest or OID on the notes described above may reduce the amount of cash available to us to meet our obligations under the notes.

Consequences to U.S. Holders

        For purposes of the discussion below, a "U.S. holder" is a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Original Issue Discount

        The notes were issued with OID in an amount equal to the excess of the "stated redemption price at maturity" of the notes over their "issue price." For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of "qualified stated interest." None of the payments on the notes will constitute qualified stated interest. The "issue price" of the notes is the first price at which a substantial amount of the notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler). You should be aware that a U.S. holder generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, a U.S. holder generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest.

        The amount of OID includible in income for a taxable year by a U.S. holder will generally equal the sum of the "daily portions" of the total OID on the note for each day during the taxable year (or portion of the taxable year) on which such holder held the note. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be the product of the "adjusted issue price" of a note at the beginning of such accrual period and its "yield to maturity." The "adjusted issue price" of a note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of any U.S. holder (determined without regard to the amortization of any "bond premium" or "acquisition premium" as described below), less any payments made on such note on or before the first day of the accrual period. The "yield to maturity" of a note will be computed on the basis of a constant annual interest rate and compounding at the end of each accrual period. An accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

        In certain circumstances (see "Description of the Notes—Optional Redemption" and "Description of the Notes—Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount or timing of OID a U.S. holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service (the "IRS"), and if the IRS were to challenge this determination, a U.S. holder might be required to include in its gross income an amount of OID in excess of that described above, and might be required to treat income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder. If any such amounts are in fact paid, U.S. holders will be required to recognize such amounts as income.

        A U.S. holder who acquires a note at a "bond premium" (discussed below) will not be subject to the OID rules described herein.

        Market Discount.    If a note is acquired at a "market discount," some or all of any gain realized upon a subsequent sale, other disposition, or full or partial principal payment, of such note may be treated as ordinary income, and not capital gain, as described below. For this purpose, "market discount" is the excess (if any) of the "revised issue price" of a note over the basis of such note immediately after its acquisition by the taxpayer, subject to a statutory de minimis exception. The "revised issue price" of a note is its issue price plus the aggregate amount of OID includible in the gross income of all holders for all periods before the acquisition of the note by the taxpayer (determined without offset for "acquisition premium" (discussed below), if any). Unless a U.S. holder has elected to include the market discount in income as it accrues, gain, if any, realized on any subsequent disposition (other than in connection with certain nonrecognition transactions) or full or partial principal payment of such note will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such U.S. holder held such note.

        The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the U.S. holder and the denominator of which is the total number of days after the date such U.S. holder acquired the note up to and including the date of its maturity or (ii) if the U.S. holder so elects, on a constant interest rate method. A U.S. holder may make that election with respect to any note but, once made, such election is irrevocable.

        A U.S. holder of a note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method, in lieu of recharacterizing gain upon disposition or principal repayment as ordinary income to the extent of accrued market discount at the time of such disposition or repayment. Once made, this election will apply to all notes and other obligations acquired by the electing U.S. holder at a market discount during the taxable year for which the election is made, and all subsequent taxable years, unless the IRS consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. holder will be increased by the market discount thereon as it is included in income.

        Unless a U.S. holder who acquires a note at a market discount elects to include market discount in income currently, such U.S. holder may be required to defer deductions for any interest paid or accrued on indebtedness allocable to such note in an amount not exceeding the deferred income, until such income is realized.

        Bond Premium.    If a U.S. holder purchases a note and immediately after the purchase the adjusted basis of the note exceeds the sum of all amounts payable on the instrument after the purchase date, the note will be treated as having been acquired with "bond premium." A U.S. holder may elect to amortize such bond premium over the remaining term of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

        If bond premium is amortized, the amount of interest that must be included in the U.S. holder's income for each accrual period will be reduced by the portion of premium allocable to such period based on the holder's yield. If such an election to amortize bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. holder's gain or loss upon the sale or other disposition or full or partial principal payment of the note.

        An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. holder's gross income, held at the beginning of the U.S. holder's first taxable year to which the election applies or that are thereafter acquired, and may be revoked only with the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its adjusted basis in the notes by the amount of such allowable amortization.

        Acquisition Premium. A complementary concept to bond premium is acquisition premium. A note is acquired at an "acquisition premium" if the U.S. holder's adjusted tax basis in the note, immediately after its purchase, exceeds the adjusted issue price of the note but is less than or equal to all amounts payable on the note after the purchase date. If a U.S. holder acquires a note at an acquisition premium, the amount of OID includible in the U.S. holder's gross income generally is reduced in each period in proportion to the percentage of the unamortized OID at the date of acquisition represented by the acquisition premium. Alternatively, a U.S. holder may elect to treat its purchase as a purchase at original issuance and accrue the discount on such purchase on a constant yield basis.

Sale or Other Taxable Disposition of the Notes

        Unless a non-recognition provision applies, a U.S. holder generally will recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and such holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note, increased by the amount of OID and market discount, if any, previously included in income and decreased by the amount of any cash payments on the note and the amount of bond premium, if any, amortized with respect to such note. Except as described above with respect to market discount, such gain or loss will generally be capital gain or loss. If the U.S. holder is an individual and has held the notes for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Discharge

        If we were to obtain a discharge of the Indenture with respect to all of the notes then outstanding, as described above under "Description of the Notes—Satisfaction and Discharge," such discharge generally would be deemed to constitute a taxable exchange of the outstanding notes for other property. In such case, a U.S. holder would be required to recognize capital gain or loss in connection with such deemed exchange. In addition, after such deemed exchange, a U.S. holder also might be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Consequences to Non-U.S. Holders

        For purposes of this discussion, a "Non-U.S. holder" is a beneficial owner of a note that is an individual, corporation (or other entity taxable as a corporation), estate or trust that is not a U.S. holder and interest (including OID) and any gain on the sale, exchange or retirement (including a redemption) of a note will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the Non-U.S. holder's conduct of a U.S. trade or business and (2) in the case of a treaty resident, described in clause (1) above and attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States.

Payment of Interest and OID

        Subject to the discussion below concerning backup withholding, generally, interest (including OID) paid on a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest (including OID) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the Non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code and (3) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment.

        The gross amounts of interest (including OID) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. holder must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including OID). These forms must generally be periodically updated. If the notes are traded on an established financial market, a Non-U.S. holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the Non-U.S. holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

        Special procedures relating to U.S. withholding taxes are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

Sale, Exchange or Retirement of Notes

        Except as described below and subject to the discussion below on backup withholding, gain realized by a Non-U.S. holder on the sale, exchange or retirement (including a redemption) of a note generally will not be subject to U.S. federal income or withholding tax unless (1) such gain constitutes U.S. trade or business income, which will be taxed as discussed above (including, if applicable, at tax rates for capital gain); or (2) the Non-U.S. holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Discharge

        As described above under "—Consequences to U.S. Holders—Discharge," a Non-U.S. holder also may be required to recognize income with respect to the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Federal Estate Tax

        Any notes held (or treated as held) by an individual who is a Non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the notes was not U.S. trade or business income.

Information Reporting and Backup Withholding

U.S. Holders

        In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on notes, the proceeds of sale of a note and any payments with respect to any property deemed to have been received as described above under "—Consequences to U.S. Holders—Discharge," made to a U.S. holder, unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding tax may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a refund or credit against such U.S. holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

Non-U.S Holders

        We must report annually to the IRS and to each Non-U.S. holder any interest (including OID) that is paid to the Non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information.

        Non-U.S. holders other than corporations may be subject to backup withholding and additional information reporting. Backup withholding will not apply to payments of interest (including OID) on the notes to a Non-U.S. holder if the Non-U.S. holder properly certifies that it is not a U.S. person or otherwise establishes an exemption. However, such certification or exemption is not effective if we or our paying agent has actual knowledge, or reason to know, that such holder is a U.S. person or that the conditions of another exemption relied upon by the Non-U.S. holder are not, in fact, satisfied.

        The payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge, or reason to know, to the contrary, or the owner otherwise establishes on exemption.

        In addition, in general, any payments with respect to the property deemed to have been received as described above under "—Consequences to U.S. Holders—Discharge," may be subject to information reporting and possible backup withholding, unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the payor does not have actual knowledge, or reason to know, that the Non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or credit against such Non-U.S. holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

        THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse Securities (USA) LLC in connection with the offers and sales of the registered securities in market-making transactions effected from time to time. Credit Suisse Securities (USA) LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

        As of April 23, 2007, affiliates of DLJ Merchant Banking Partners III, L.P. held approximately 41.0% of the voting interests of our parent and approximately 44.6% of our parent's economic interest. David F. Burgstahler and Charles P. Pieper, each of whom is or was a partner of DLJ Merchant Banking, are members of the board of directors of Visant Holding and Visant. Mr. Burgstahler left DLJMB and Credit Suisse Securities (USA) LLC to join Avista Capital Partners on July 1, 2005. As a consultant, Mr. Burgstahler will continue to serve on the boards of, and monitor the operations of, various existing portfolio companies of DLJMB, including Visant. Further, an affiliate of Credit Suisse Securities (USA) LLC is a lender and agent in connection with Visant's senior secured credit facilities, for which it receives customary fees and expenses. DLJ Merchant Banking Partners III, L.P. is a party to the Transaction and Monitoring Agreement for which it is paid an annual fee. DLJMB has, from time to time, provided investment banking and other financial advisory services to Visant in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse Securities (USA) LLC acted as purchaser in connection with the initial sale of the notes and received an underwriting discount in connection therewith. See "Certain Relationships, Related Transactions and Director Independence."

        Credit Suisse Securities (USA) LLC has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse Securities (USA) LLC that, subject to applicable laws and regulations, Credit Suisse Securities (USA) LLC intends to make a market in the securities. However, Credit Suisse Securities (USA) LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—Because there is no public market for the notes, you may not be able to resell your notes."

LEGAL MATTERS

        Simpson Thacher & Bartlett LLP, New York, New York has passed upon the validity of the notes on our behalf.

EXPERTS

        The consolidated financial statements of Visant Holding Corp. and Visant Corporation as of and for the years ended December 30, 2006 and December 31, 2005 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries at January 1, 2005, and January 3, 2004, and for the year ended January 1, 2005, and for period from July 30, 2003 to January 3, 2004, and the period from December 29, 2002 to July 29, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        At the time of the engagement of E&Y as the outside auditors for Visant Holding in October 2003, E&Y considered independence issues in accordance with its standard practice at the time, including consideration of whether the tax operations services it provided to Jostens during fiscal 2003 would impair its independence. As a result of this process, in connection with E&Y becoming Visant Holding's outside auditor in late 2003, E&Y revised its tax services arrangement with Jostens. Based on what was known at the time, E&Y's audit and tax engagement personnel concluded that the services detailed in the tax services engagement letter complied with the applicable independence rules of the SEC, the AICPA independence rules and E&Y policy, and the Audit Committee in place at that time was advised accordingly.

        In connection with the filing of the Visant S-4 registration statement in the fall of 2004, E&Y's policies and procedures required it to review once again its independence with respect to Visant Holding. As part of this process, E&Y reviewed the tax operations services it had provided to Jostens and interviewed members of E&Y's tax operations services team. As a result of this review, E&Y identified three primary activities related to the provision of tax operations services that raised questions about E&Y's independence:

  •
  Calculation of sales tax.    Jostens uses software programs that calculate the amount of sales tax for each sale. E&Y's tax operations services team assisted in maintaining the accuracy of these programs by inputting changes into an ancillary software application to account for changes in laws and regulations in various states. E&Y also made limited edits to customer profiles in Jostens' database in order to update the "taxable/tax exempt" field whenever a customer submitted proof to Jostens that it was exempt from sales tax. In addition, in connection with assisting another accounting firm which provides Jostens with sales tax compliance services, E&Y reviewed spreadsheets generated by such firm that showed the amounts to be paid in sales tax to each jurisdiction in which Jostens sold products to confirm that the aggregate sales tax liability shown on the spreadsheet agreed with the general ledger balance and then initialed the spreadsheet to signify that their review had been completed and that all sales tax returns appeared to be processed timely and completely.

  •
  Check handling.    E&Y's tax operations services team opened mail routed to the Jostens' tax department, which at times included tax refund checks payable to Jostens. Occasionally, a member of E&Y's tax operations services team would mail tax-related checks for Jostens.

  •
  Authorization of Jostens disbursements.    A member of E&Y's tax operations services team authorized certain tax-related disbursements totaling $294,779 in 2003 (out of a total of approximately $10.8 million for all such disbursements in 2003), including $4,986 of disbursements subsequent to E&Y's appointment as auditor in October 2003.

        E&Y's 2004 review discovered a further activity that required consideration with respect to E&Y's independence. On April 8, 2003, Jostens Canada, Ltd. ("JCL"), a subsidiary of Jostens, engaged a law firm in Ottawa, Ontario, Canada, to represent JCL in proceedings for the recovery of Ontario sales tax, which firm is an affiliate of E&Y Canada. Additionally, the engagement letter provided for a contingent fee based upon the amount of tax and interest refunded to JCL.

        E&Y brought the independence matters described above to the attention of the Audit Committee in mid-December 2004. In response, the Audit Committee took prompt action, including retaining outside counsel which interviewed management and E&Y personnel and overseeing a review by our internal audit group of past procedures and documentation related to the matters raised. Together with management and E&Y, the Audit Committee has been involved in the identification of the matters and the analysis of the scope and nature of such matters. The Audit Committee also retained a forensic accounting firm, which was charged with reviewing and confirming the accuracy of the analysis undertaken by our internal audit group and confirming its analysis regarding the lack of discrepancies. On January 17, 2005, E&Y and Jostens agreed to immediately terminate the tax operations services arrangement.

        The Audit Committee and E&Y each concluded that there were violations of the Commission's independence rules. Consequently, the Audit Committee conducted an inquiry into, and an evaluation of, the facts and circumstances surrounding the matters presented, after which inquiry and evaluation the Audit Committee and E&Y each concluded pursuant to Rule 2-01(b) of Regulation S-X under the Exchange Act that there has been no impairment of E&Y's independence for the 2003 or 2004 audit. E&Y concluded, and the Audit Committee concurred, that E&Y's capacity for objective judgment was not and is not diminished and that the investing public would not perceive that an impairment of independence affecting the integrity of the financial statements has occurred. Based upon all the facts and circumstances, E&Y and the Audit Committee shared the view that, throughout the audit and professional engagement period and continuing to date, E&Y has been and continues to be capable of exercising objective and impartial judgment on all issues encompassed within the audit engagement. In particular, the Audit Committee concluded that: the individuals involved did not, at any time, appreciate the consequences of the actions taken; and the amounts involved, individually and in the aggregate, were de minimis. In addition, the Audit Committee understands that the E&Y audit team believed they were independent, that matters affecting independence had been addressed prior to E&Y being engaged in October 2003 and that the audit team conducted themselves accordingly and were not influenced, directly or indirectly, by any of the matters noted. The Audit Committee was separately advised by both management and E&Y that these violations did not result in any change to any aspect of the Company's financial statements.

        In addition to the steps already implemented at the direction of the Audit Committee in connection with the inquiry, including the retention of the forensic accounting firm, the termination of the E&Y tax operations services arrangement, and the termination of the arrangement between JCL and an affiliate of E&Y Canada in January 2005 without payment of any fees or expenses by JCL, Jostens or Visant Holding to such firm, the Audit Committee directed that certain long-term remedial efforts and initiatives be taken which are designed to prevent independence issues from occurring in the future, including:

  •
  the adoption of additional policies and procedures regarding independence;

  •
  the institution of additional training for the management group and finance staff to heighten awareness regarding auditor independence requirements;

  •
  the designation or retention of a person, who will be a member of our internal audit staff, to act as Director of Audit Independence and who will report directly to the Audit Committee on independence issues and will act as a liaison among the Audit Committee, management and the outside auditor;

  •
  the hiring of a corporate Director of Tax who will report to our Vice President of Finance and will be responsible for all tax compliance matters of Visant Holding and each of its operating subsidiaries;

  •
  considering the separation of tax compliance from the attest functions to avoid the potential for an independence issue arising in the future with respect to tax compliance services; and

  •
  considering whether to engage a new auditor for the audit of fiscal year 2005.

        Based on these remediation measures, the Audit Committee believes that the Company has taken and is taking appropriate steps designed to eliminate the possibility of an independence violation arising in the future.

        On February 11, 2005, E&Y issued its independence letter to our Audit Committee pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis the Independence Standards Board's Standard No. 1. That letter reported that E&Y satisfies the auditor independence standards of Regulation S-X in connection with its audit opinion for the financial statements contained in this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Visant Holding Corp. and subsidiaries:
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Statements of Operations for the fiscal years ended December 30, 2006, December 31, 2005, and January 1, 2005	F-4
Consolidated Balance Sheets as of December 30, 2006 and December 31, 2005	F-5
Consolidated Statements of Cash Flows for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-6
Consolidated Statements of Changes in Stockholders' (Deficit) Equity for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-7
Visant Corporation and subsidiaries:
Reports of Independent Registered Public Accounting Firm	F-8
Consolidated Statements of Operations for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-9
Consolidated Balance Sheets as of December 30, 2006 and December 31, 2005	F-10
Consolidated Statements of Cash Flows for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-11
Consolidated Statements of Changes in Stockholder's Equity for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-12
Notes to Consolidated Financial Statements	F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Visant Holding Corp.

        We have audited the accompanying consolidated statements of operations, changes in stockholders' equity, and cash flows of Visant Holding Corp. and subsidiaries (Visant Holding Corp.) and Visant Corporation and subsidiaries (Visant Corporation) for the year ended January 1, 2005. The financial statements are the responsibility of Visant Holding Corp. and Visant Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Visant Holding Corp.'s, and Visant Corporation's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Visant Holding Corp.'s, and Visant Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Visant Holding Corp. and Visant Corporation for the year ended January 1, 2005, in conformity with U.S. generally accepted accounting principles.

ERNST & YOUNG LLP

Minneapolis, Minnesota
February 18, 2005, except for Note 18 as to which the date is March 27, 2006, and except Notes 6 and 21 as to which the date is March 23, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Visant Holding Corp.
Armonk, New York

        We have audited the accompanying consolidated balance sheets of Visant Holding Corp. and subsidiaries (the "Company") as of December 30, 2006 and December 31, 2005, and the related consolidated statements of operations, changes in stockholders' (deficit) equity, and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Holding Corp. and subsidiaries as of December 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 27, 2007

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	2006	2005	2004
Net sales	$1,186,604	$1,110,673	$1,051,915
Cost of products sold	587,555	562,135	586,169

Gross profit	599,049	548,538	465,746
Selling and administrative expenses	394,726	389,398	386,198
Gain on disposal of fixed assets	(1,212)	(387)	(87)
Transaction costs	—	1,172	6,815
Special charges	2,446	5,389	11,799

Operating income	203,089	152,966	61,021
Interest income	(2,484)	(1,291)	(451)
Interest expense	151,484	126,085	125,569
Loss on redemption of debt	—	—	31,931
Other income	—	—	(1,092)

Income (loss) before income taxes	54,089	28,172	(94,936)
Provision for (benefit from) income taxes	15,675	10,524	(34,272)

Income (loss) from continuing operations	38,414	17,648	(60,664)
Income (loss) from discontinued operations, net of tax	9,561	19,001	(40,034)

Net income (loss)	$47,975	$36,649	$(100,698)

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In thousands	2006	2005
ASSETS
Cash and cash equivalents	$18,778	$20,706
Accounts receivable, net	144,681	119,845
Inventories, net	105,333	95,655
Salespersons overdrafts, net of allowance of $12,621 and $12,517, respectively	27,292	30,785
Prepaid expenses and other current assets	19,791	15,479
Deferred income taxes	11,850	13,672
Current assets of discontinued operations	56,649	86,959

Total current assets	384,374	383,101

Property, plant and equipment	305,703	257,657
Less accumulated depreciation	(145,122)	(119,764)

Property, plant and equipment, net	160,581	137,893
Goodwill	919,638	909,432
Intangibles, net	530,669	554,911
Deferred financing costs, net	48,782	50,400
Other assets	13,181	12,075
Long-term assets of discontinued operations	265,519	318,803

Total assets	$2,322,744	$2,366,615

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Short-term borrowings	$—	$11,868
Accounts payable	56,436	38,436
Accrued employee compensation and related taxes	41,256	34,600
Commissions payable	21,671	18,768
Customer deposits	171,258	161,376
Income taxes payable	5,550	9,772
Interest payable	13,227	10,394
Other accrued liabilities	23,637	22,384
Current liabilities of discontinued operations	34,849	39,872

Total current liabilities	367,884	347,470

Long-term debt—less current maturities	1,770,657	1,501,246
Deferred income taxes	175,200	204,572
Pension liabilities, net	21,484	25,112
Other noncurrent liabilities	17,495	18,188
Long-term liabilities of discontinued operations	6,696	14,742

Total liabilities	2,359,416	2,111,330

Mezzanine equity	9,717	—
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,976,659 shares and 5,973,659 at December 30, 2006 and December 31, 2005, respectively
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at December 30, 2006 and December 31, 2005
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at December 30, 2006 and December 31, 2005	60	60
Additional paid-in-capital	175,427	525,593
Accumulated deficit	(222,993)	(270,968)
Accumulated other comprehensive income	1,117	600

Total stockholders' (deficit) equity	(46,389)	255,285

Total liabilities and stockholders' (deficit) equity	$2,322,744	$2,366,615

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands	2006	2005	2004
Net income (loss)	$47,975	$36,649	$(100,698)
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(9,561)	(19,001)	40,034
Depreciation	30,961	35,872	42,431
Amortization of intangible assets	49,832	50,904	93,393
Amortization of debt discount, premium and deferred financing costs	30,754	31,646	23,417
Other amortization	804	774	847
Accrued interest on redeemable preferred stock	—	—	34,161
Deferred income taxes	(27,553)	12,914	(67,379)
Loss on redemption of debt	—	—	31,931
Gain on sale of assets	(1,212)	(387)	(87)
Stock-based compensation	236	116	—
Loss on asset impairments	2,341	—	—
Other	—	—	743
Changes in assets and liabilities:
Accounts receivable	(10,568)	(12,434)	(8,190)
Inventories	(5,965)	(3,490)	(8,316)
Salespersons overdrafts	3,321	(696)	(4,456)
Prepaid expenses and other current assets	(4,903)	(5,631)	1,157
Accounts payable and accrued expenses	17,780	(4,487)	13,423
Customer deposits	10,021	6,392	6,181
Commissions payable	2,711	4,443	(1,545)
Income taxes payable	(4,125)	1,507	10,854
Interest payable	2,833	(1,658)	(634)
Other	(8,411)	(7,212)	(8,403)

Net cash provided by operating activities of continuing operations	127,271	126,221	98,864
Net cash provided by operating activities of discontinued operations	35,355	42,248	15,268

Net cash provided by operating activities	162,626	168,469	114,132

Purchases of property, plant and equipment	(51,874)	(28,703)	(37,659)
Proceeds from sale of property and equipment	10,526	1,289	6,831
Acquisition of businesses	(55,792)	(22)	—
Proceeds from sale of business	64,092	—	—
Other investing activities, net	(413)	(259)	(183)

Net cash used in investing activities of continuing operations	(33,461)	(27,695)	(31,011)
Net cash used in investing activities of discontinued operations	(19,106)	(11,406)	(6,934)

Net cash used in investing activities	(52,567)	(39,101)	(37,945)

Net short-term (repayments) borrowings	(11,454)	3,080	(9,444)
Repurchase of common stock and warrants	—	—	(2,948)
Redemption of preferred stock	—	—	(188,849)
Principal payments on long-term debt	(100,000)	(203,500)	(464,955)
Redemption of senior subordinated notes	—	—	(234,486)
Redemption of senior notes	—	—	(106,456)
Redemption of PIK notes to stockholders	—	—	(81,037)
Proceeds from issuance of long-term debt	350,000	—	1,524,000
Proceeds from issurance of common stock	—	6,133	4,500
Net proceeds from issuance of common stock to KKR	—	—	44,990
Distribution to shareholders	(340,700)	—	—
Debt financing costs	(9,719)	(218)	(61,430)
Other financing	—	920	—

Net cash (used in) provided by financing activities of continuing operations	(111,873)	(193,585)	423,885
Net cash used in financing activities of discontinued operations	—	(108)	(464,336)

Net cash used in financing activities	(111,873)	(193,693)	(40,451)

Effect of exchange rate changes on cash and cash equivalents	(114)	67	116

(Decrease) increase in cash and cash equivalents	(1,928)	(64,258)	35,852
Cash and cash equivalents, beginning of period	20,706	84,964	49,112

Cash and cash equivalents, end of period	$18,778	$20,706	$84,964

Supplemental information:
Interest paid	$116,376	$94,552	$143,976
Income taxes paid, net of refunds—Continuing operations	$42,567	$(5,930)	$(2,753)
Income taxes paid, net of refunds—Discontinued operations	$13,424	$15,359	$4,915

Income taxes paid, net of refunds—Total	$55,991	$9,429	$2,162

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

	Common shares					Accumulated other comprehensive income (loss)
In thousands			Additional paid-in capital	Officer notes receivable	Accumulated deficit
	Number	Amount					Total
Balance—January 3, 2004	3,229	$32	$380,377	$(528)	$(206,919)	$906	$173,868

Net loss					(100,698)		(100,698)
Cumulative translation adjustment						553	553

Comprehensive loss							(100,145)
Accrued interest on officer notes receivable				(38)			(38)
Payment on officer notes receivable				566			566
Issuance of common stock to KKR, net of equity raising costs of $18,587	2,664	27	237,441				237,468
Issuance of common stock	47		4,500				4,500
Repurchase of common stock	(31)	—	(2,948)				(2,948)
Return of capital			(175,648)				(175,648)
Gain on redemption of preferred stock			74,691				74,691

Balance—January 1, 2005	5,909	$59	$518,413	$—	$(307,617)	$1,459	$212,314

Net income					36,649		36,649
Cumulative translation adjustment						(859)	(859)
Comprehensive income							35,790
Issuance of common stock and stock based compensation expense	65	1	6,261				6,262
Tax benefit for equity raising costs			919				919

Balance—December 31, 2005	5,974	$60	$525,593	$—	$(270,968)	$600	$255,285

Net income					47,975		47,975
Cumulative translation adjustment						654	654
Minimum pension liability						(137)	(137)

Comprehensive loss							48,492
Reclass to mezzanine equity			(9,717)				(9,717)
Distribution to shareholders			(340,700)				(340,700)
Issuance of common stock and stock based compensation expense	3	—	251				251

Balance—December 30, 2006	5,977	$60	$175,427	$—	$(222,993)	$1,117	$(46,389)

The accompanying notes are an integral part of the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Visant Corporation
Armonk, New York

        We have audited the accompanying consolidated balance sheets of Visant Corporation and subsidiaries (the "Company") as of December 30, 2006 and December 31, 2005, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Corporation and subsidiaries as of December 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 27, 2007

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	2006	2005	2004
Net sales	$1,186,604	$1,110,673	$1,051,915
Cost of products sold	587,555	562,135	586,169

Gross profit	599,049	548,538	465,746
Selling and administrative expenses	394,366	389,171	386,327
Gain on disposal of fixed assets	(1,212)	(387)	(87)
Transaction costs	—	1,172	6,815
Special charges	2,446	5,389	11,799

Operating income	203,449	153,193	60,892
Interest income	(2,449)	(1,195)	(423)
Interest expense	107,871	108,040	109,079
Loss on redemption of debt	—	—	31,931
Other income	—	—	(1,092)

Income (loss) before income taxes	98,027	46,348	(78,603)
Provision for (benefit from) income taxes	31,214	17,249	(28,229)

Income (loss) from continuing operations	66,813	29,099	(50,374)
Income (loss) from discontinued operations, net of tax	9,561	19,001	(40,034)

Net income (loss)	$76,374	$48,100	$(90,408)

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In thousands	2006	2005
ASSETS
Cash and cash equivalents	$18,043	$19,874
Accounts receivable, net	144,681	119,845
Inventories, net	105,333	95,655
Salespersons overdrafts, net of allowance of $12,621 and $12,517, respectively	27,292	30,785
Prepaid expenses and other current assets	20,309	15,514
Deferred income taxes	11,850	13,672
Current assets of discontinued operations	56,649	86,959

Total current assets	384,157	382,304

Property, plant and equipment	305,703	257,657
Less accumulated depreciation	(145,122)	(119,764)

Property, plant and equipment, net	160,581	137,893
Goodwill	919,638	909,432
Intangibles, net	530,669	554,911
Deferred financing costs, net	35,557	45,430
Other assets	13,181	12,075
Long-term assets of discontinued operations	265,519	318,803

Total assets	$2,309,302	$2,360,848

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$11,868
Accounts payable	56,436	38,436
Accrued employee compensation and related taxes	41,256	34,600
Commissions payable	21,671	18,768
Customer deposits	171,258	161,376
Income taxes payable	14,764	10,167
Other accrued liabilities	34,287	32,843
Current liabilities of discontinued operations	34,849	39,872

Total current liabilities	374,521	347,930

Long-term debt—less current maturities	1,216,500	1,316,500
Deferred income taxes	194,925	217,427
Pension liabilities, net	21,484	25,112
Other noncurrent liabilities	17,495	18,188
Long-term liabilities of discontinued operations	6,696	14,742

Total liabilities	1,831,621	1,939,899

Preferred stock $.01 par value; authorized 300,000 shares; none issued and outstanding at December 30, 2006 and December 31, 2005, respectively	—	—
Common stock $.01 par value; authorized 1,000 shares; issued and outstanding at December 30, 2006 and December 31, 2005, respectively	—	—
Additional paid-in-capital	648,599	668,758
Accumulated deficit	(172,035)	(248,409)
Accumulated other comprehensive income	1,117	600

Total stockholder's equity	477,681	420,949

Total liabilities and stockholder's equity	$2,309,302	$2,360,848

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands	2006	2005	2004
Net income (loss)	$76,374	$48,100	$(90,408)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	(9,561)	(19,001)	40,034
Depreciation	30,961	35,872	42,225
Amortization of intangible assets	49,832	50,904	93,393
Amortization of debt discount, premium and deferred financing costs	9,880	13,603	7,120
Other amortization	804	774	847
Accrued interest on redeemable preferred stock	—	—	34,161
Deferred income taxes	(20,683)	19,414	(61,498)
Loss on redemption of debt	—	—	31,931
Gain on sale of assets	(1,212)	(387)	(87)
Loss on asset impairments	2,341	—	—
Other	—	—	1,032
Changes in assets and liabilities:
Accounts receivable	(10,568)	(12,434)	(8,190)
Inventories	(5,965)	(3,490)	(8,316)
Salespersons overdrafts	3,321	(696)	(4,456)
Prepaid expenses and other current assets	(4,903)	(5,631)	1,157
Accounts payable and accrued expenses	17,780	(4,487)	13,897
Customer deposits	10,021	6,392	6,181
Commissions payable	2,711	4,443	(1,545)
Income taxes payable	4,543	1,732	11,016
Interest payable	256	(1,658)	(634)
Other	(8,822)	(8,233)	(7,349)

Net cash provided by operating activities of continuing operations	147,110	125,217	100,511
Net cash provided by operating activities of discontinued operations	35,355	42,248	15,268

Net cash provided by operating activities	182,465	167,465	115,779

Purchases of property, plant and equipment	(51,874)	(28,703)	(32,743)
Proceeds from sale of property and equipment	10,526	1,289	1,831
Acquisition of business	(55,792)	(22)	—
Proceeds from sale of business	64,092	—	—
Other investing activities, net	(413)	(259)	(183)

Net cash used in investing activities of continuing operations	(33,461)	(27,695)	(31,095)
Net cash used in investing activities of discontinued operations	(19,106)	(11,406)	(6,934)

Net cash used in investing activities	(52,567)	(39,101)	(38,029)

Net short-term (repayments) borrowings	(11,454)	3,080	(9,444)
Redemption of preferred stock	—	—	(188,849)
Principal payments on long-term debt	(100,000)	(203,500)	(460,955)
Redemption of senior subordinated notes	—	—	(234,486)
Redemption of senior notes	—	—	(106,456)
Redemption of PIK notes to stockholders	—	—	(81,037)
Proceeds from issuance of long-term debt	—	—	1,520,000
Net proceeds from issuance of common stock to KKR	—	9,000	47,490
Distribution to shareholders	(20,161)	—	—
Debt financing costs	—	(218)	(61,255)
Other financing	—	920	—

Net cash (used in) provided by financing activities of continuing operations	(131,615)	(190,718)	425,008
Net cash used in financing activities of discontinued operations	—	(108)	(464,336)

Net cash used in financing activities	(131,615)	(190,826)	(39,328)

Effect of exchange rate changes on cash and cash equivalents	(114)	67	116

(Decrease) increase in cash and cash equivalents	(1,831)	(62,395)	38,538
Cash and cash equivalents, beginning of period	19,874	82,269	43,731

Cash and cash equivalents, end of period	$18,043	$19,874	$82,269

Supplemental information:
Interest paid	$96,630	$94,552	$143,976
Income taxes paid, net of refunds—Continuing operations	$42,567	$(5,930)	$(2,753)
Income taxes paid, net of refunds—Discontinued operations	$13,424	$15,359	$4,915

Income taxes paid, net of refunds—Total	$55,991	$9,429	$2,162

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

						Accumulated other comprehensive income (loss)
	Common shares
In thousands			Additional paid-in capital	Officer notes receivable	Accumulated deficit
	Number	Amount					Total
Balance—January 3, 2004	1	$—	$519,815	$(528)	$(206,101)	$906	$314,092
Net loss					(90,408)		(90,408)
Cumulative translation adjustment						553	553

Comprehensive loss							(89,855)
Accrued interest on officer notes receivable				(38)			(38)
Payment on officer notes receivable				566			566
Contribution from Visant Holding Corp., net of equity raising costs of $18,587			239,968				239,968
Distribution to shareholders			(175,648)				(175,648)
Gain on redemption of preferred stock			74,691				74,691

Balance—January 1, 2005	1	$—	$658,826	$—	$(296,509)	$1,459	$363,776

Net income					48,100	—	48,100
Cumulative translation adjustment						(859)	(859)

Comprehensive income							47,241
Contribution from Visant Holding Corp.			9,013				9,013
Tax benefit for equity raising costs			919				919

Balance—December 31, 2005	1	$—	$668,758	$—	$(248,409)	$600	$420,949

Net income					76,374		76,374
Cumulative translation adjustment						654	654
Minimum pension liability						(137)	(137)

Comprehensive income							76,891
Distribution to Visant Holding Corp.			(20,159)				(20,159)

Balance—December 30, 2006	1	$—	$648,599	$—	$(172,035)	$1,117	$477,681

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies

Description of Business

        The Company is a marketing and publishing services enterprise servicing school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. The Company was formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade. These subsidiaries are currently integrated into three reportable segments: Jostens Scholastic, Jostens Yearbook and Marketing and Publishing Services.

        On June 8, 2006, the Company entered into definitive agreements to sell its Jostens Photography businesses, which previously comprised a reportable segment. The transactions closed on June 30, 2006. The discontinued operations of the Jostens Photography businesses are excluded from the consolidated financial statements retrospective from the date of disposition (see Note 6).

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses together were held as assets for sale. On January 3, 2007, the Company entered into a Stock Purchase Agreement (the "Von Hoffmann Stock Purchase Agreement") with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. This sale is subject to regulatory approval and is pending based on ongoing regulatory review through a second request by the Federal Trade Commission. The operations of Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented. (see Note 6).

        On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff will operate as a direct subsidiary of Visant under the Neff brand name and its results will be reported together with the results of the Jostens scholastic operations as the renamed Scholastic segment.

Basis of Presentation

        The consolidated financial statements included herein are:

  •
  Visant Holding Corp. and its wholly-owned subsidiaries (Holdings) which includes Visant Corporation (Visant); and

  •
  Visant and its wholly-owned subsidiaries.

        There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than certain indebtedness of Holdings. Holdings has 10.25% senior discount notes, which had an accreted value of $204.2 and $184.7 million as of December 30, 2006 and December 31, 2005, respectively, and $350.0 million principal amount of 8 3/4% Senior Notes as of December 30, 2006.

        All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

        Certain reclassifications of previously reported amounts have been made to conform to the current year presentation. The reclassifications are related to discontinued operations and are discussed in Note 6.

Fiscal Year

        The Company utilizes a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31st.

Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results will differ from these estimates.

Revenue Recognition

        The SEC's Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

        Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

        Selling and administrative expenses are expensed as incurred. These costs primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

        The Company expenses advertising costs as incurred. Selling and administrative expenses include advertising expense of $5.6 million for 2006, $6.0 million for 2005 and $6.2 million for 2004.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

        Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany. The Company believes this supplier is also a supplier to its major class ring competitors in the United States. Arcade's products utilize specific grades of paper and foil laminates for which we rely on limited suppliers with whom we do not have written supply agreements in place.

Derivative Financial Instruments

        All derivatives are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivatives and Hedging Activities, as amended. SFAS No. 133 requires that the Company recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of a derivative's change in fair value is recognized in earnings in the current period.

Stock-Based Compensation

        Effective January 1, 2006, the Company adopted SFAS No. 123R (revised 2004), Share Based Payment ("SFAS No. 123R"), which requires the recognition of compensation expense related to all equity awards granted including awards modified, repurchased or cancelled based on the fair values of the awards at the grant date. For the year ended December 30, 2006, the Company recognized compensation expense related to stock options of approximately $0.2 million, which is included in selling and administrative expenses. Refer to Note 17, Stock-based Compensation, for further details.

Mezzanine Equity

        Certain management stockholder agreements contain a repurchase feature whereby Holdings is obligated, under certain circumstances such as death and disability (as defined in the agreement), to repurchase the common shares from the holder and settle amounts in cash. In accordance with SAB No. 107, Share-Based Payment, such equity instruments are considered temporary equity and have been classified as mezzanine equity in the balance sheet as of December 30, 2006.

Cash and Cash Equivalents

        All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Allowance for Doubtful Accounts

        The Company makes estimates of potentially uncollectible customer accounts receivable and evaluates the adequacy of the allowance periodically. The evaluation considers historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer's ability to pay, and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

        The Company makes estimates of potential future product returns related to current period product revenue. The Company evaluates the adequacy of the allowance periodically. This evaluation considers historical return experience, changes in customer demand and acceptance of the Company's products and prevailing economic conditions. The Company makes adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

        The Company makes estimates of potentially uncollectible receivables arising from sales representative draws paid in advance of earned commissions. These estimates are based on historical commissions earned and length of service for each sales representative. The Company evaluates the adequacy of the allowance on a periodic basis. The evaluation considers historical loss experience, length of time receivables past due, adverse situations that may affect a sales representative's ability to repay and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold and certain paper types, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Property, Plant and Equipment

        Property, plant and equipment are stated at historical cost except when adjusted to fair value in applying purchase accounting in conjunction with an acquisition or merger. Maintenance and repairs are charged to operations as incurred. Major renewals and improvements are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7

Capitalization of Internal-Use Software

        Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

        Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter and there were no indications of impairment.

Impairment of Long-Lived Assets

        Long-lived assets, including intangible assets with finite lives, are evaluated in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS No. 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in the evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate used to evaluate potential investments. There were no indicators of impairment at December 30, 2006.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Warranty Costs

        Provisions for warranty costs related to Jostens' scholastic products, particularly class rings due to their lifetime warranty, are recorded based on historical information and current trends in manufacturing costs. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. For fiscal years ended 2006, 2005 and 2004, the provision for the lifetime warranty on rings was less than $1.0 million. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs in the accompanying consolidated balance sheets were approximately $0.6 million and $1.0 million as of December 30, 2006 and December 31, 2005, respectively.

Recent Accounting Pronouncements

        In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation defines the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The new guidance became effective for us in the beginning of fiscal 2007. The cumulative effect of adopting FIN 48 will be recorded in retained earnings and other accounts as applicable. We are currently evaluating the provisions of FIN 48 to determine the impact on our financial statements.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements that establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the provisions of SFAS No. 157 to determine the impact, if any, on our financial statements.

        In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS No. 158"). SFAS No. 158 requires the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. The new guidance will be effective for us the first fiscal year ending after June 15, 2007. We are currently evaluating the provisions of SFAS No. 158 to determine the impact, if any, on our financial statements.

        In September 2006, the SEC Staff issued SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"), to clarify consideration of the effects of the prior year errors when quantifying misstatements in current year financial statements. SAB 108 states that registrants should quantify errors using both a balance sheet approach and an income statement approach when quantifying and evaluating the materiality of a misstatement. The new guidance is applicable to annual financial statements for fiscal years ending after November 15, 2006. The Company assessed the effects of the adoption and determined that adopting this pronouncement did not have an impact on the financial statements.

2.    Transactions

        On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and affiliates of DLJ Merchant Banking Partners completed transactions which created a marketing and publishing services enterprise, servicing the school affinity products, direct marketing, fragrance and cosmetics sampling and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade (the "Transactions").

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. ("DLJMBP II") and DLJ Merchant Banking Partners III, L.P. ("DLJMBP III") owned approximately 82.5% of Holdings' outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of the Company and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of March 12, 2007, affiliates of KKR and DLJMBP III (the "Sponsors") held approximately 49.0% and 41.0%, respectively, of the voting interests of the Company, while each continued to hold approximately 44.6% of the economic interests. As of March 12, 2007, the other co-investors held approximately 8.4% of the voting interests and 9.1% of the economic interests of the Company, and members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests of Holdings.

3.    2003 Jostens Merger

        On June 17, 2003, Holdings entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity organized by Holdings for the sole purpose of effecting its acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens surviving as an indirect subsidiary of Holdings (the "2003 Jostens merger").

        Holdings was capitalized in July 2003 through the issuance of common stock to DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds (collectively, the "DLJMB Funds") and members of management, and received proceeds of $322.9 million. Holdings established a wholly-owned subsidiary, Jostens IH Corp. (subsequently renamed Visant Corporation), and capitalized it through the purchase of common stock for $317.9 million. Visant used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens. Jostens used the proceeds from the capital contribution, along with incremental borrowings under its senior secured credit facility, to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of its common stock and warrants representing a cash payment of $48.25 per share. In addition, Jostens paid approximately $41.2 million of fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $16.0 million of expensed costs consisting primarily of investment banking, legal and accounting fees. Jostens also recognized $2.6 million of transaction costs as a result of writing off certain prepaid management fees having no future value.

        The 2003 Jostens merger was accounted for as a purchase in accordance with the provisions of SFAS No. 141 Business Combinations. The price paid to holders of common stock and warrants of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the merger.

        The allocation of the purchase price, excluding certain transaction costs, was as follows:

In thousands
Current assets	$165,280
Property, plant and equipment	101,389
Intangible assets	660,399
Goodwill	709,724
Other assets	18,622
Current liabilities	(202,635)
Long-term debt	(594,494)
Redeemable preferred stock	(106,511)
Deferred income taxes	(252,209)
Other liabilities	(28,521)

Purchase price	$471,044

4.    Restructuring Activity and Other Special Charges

        For the year ended December 30, 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for Jostens Yearbook and $0.1 million for Jostens Scholastic. Marketing and Publishing Services incurred $0.2 million of special charges for severance costs and related benefits offset by reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for Jostens Yearbook, Jostens Scholastic and Marketing and Publishing Services, respectively.

        Restructuring accruals of $1.4 million as of December 30, 2006 and $3.2 million as of December 31, 2005 are included in other accrued liabilities in the consolidated balance sheets. The accruals as of December 30, 2006 include amounts provided for severance related to reductions in corporate and administrative employees from Jostens and the Marketing and Publishing Services segment.

        On a cumulative basis through December 30, 2006, the Company incurred $17.5 million of employee severance costs related to initiatives that began in 2004 ("2004 initiatives"), which affected 254 employees. To date, the Company has paid $16.1 million in cash related to these initiatives.

        Changes in the restructuring accruals during fiscal 2006 were as follows:

In thousands	2006 Initiatives	2005 Initiatives	2004 Initiatives	Total
Balance at December 31, 2005	$—	$1,550	$1,682	$3,232
Restructuring charges	981	(651)	(14)	316
Severance paid	(468)	(788)	(913)	(2,169)

Balance at December 30, 2006	$513	$111	$755	$1,379

        The Company expects the majority of the remaining severance related to the 2004, 2005, and 2006 Initiatives to be paid during 2007.

5.    Acquisitions

        On September 8, 2006, a newly formed subsidiary of the Company acquired substantially all of the assets and assumed certain liabilities of the Vertis, Inc. fragrance sampling business for approximately $42.3 million in cash. The acquired business currently operates under the Arcade Marketing name. The acquisition was a strategic step to continue to expand the Company's Marketing and Publishing Services segment which services the fragrance, cosmetic, personal care and other consumer product market segments. The results of these acquired operations have been included in the Consolidated Financial Statements since that date.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations ("SFAS 141"). The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition. The estimates utilized to determine the purchase price allocation are subject to change due to certain working capital adjustments.

        The allocation of the purchase price was as follows:

In thousands
Current assets	$9,720
Property, plant and equipment	387
Intangible assets	21,200
Goodwill	13,103
Current liabilities	(2,084)

$42,326

        In connection with the purchase accounting related to the acquisition of the Vertis fragrance sampling business, the intangible assets and goodwill approximated $34.2 million, which consisted of:

In thousands
Customer relationships	$4,200
Restrictive covenants	17,000
Goodwill	13,103

$34,303

        The amounts allocated to the customer relationships of $4.2 million will be amortized over a 15-year period. The amounts allocated to the restrictive covenants of $17.0 million relate to the restrictive covenant agreement between the Company and Vertis in connection with the acquisition. The restrictive covenants will be amortized over the life of the agreement, which is 10 years.

        The results of operations from this acquisition are reported as part of the Marketing and Publishing Services business segment, and as such, all of its goodwill will be allocated to that segment. Substantially all of the goodwill will be fully amortizable for tax purposes.

        On June 16, 2006, the Company acquired through a wholly owned subsidiary substantially all of the assets and assumed certain liabilities of the Dixon Web operation of the Sleepeck Printing Company, a provider of innovative marketing services and products located in Dixon, Illinois, for approximately $12.5 million in cash. At the time of the acquisition, the name of the business was established as Dixon Direct Corp. ("Dixon"). The results of Dixon's operations have been included in the consolidated financial statements since that date. The acquisition, combined with capital expenditures made at the Dixon facility subsequent to the transaction, significantly expand Visant's Marketing and Publishing Services capacity and production capabilities.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141. The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition. The estimates utilized to determine the purchase price allocation are considered final at December 30, 2006.

        The allocation of the purchase price was as follows:

In thousands
Current assets	$3,851
Property, plant and equipment	9,600
Goodwill	2,220
Current liabilities	(3,012)
Other non-current liabilities	(191)

$12,468

        Dixon is reported as part of the Marketing and Publishing Services business segment, and as such, all of its goodwill will be allocated to that segment. Substantially all of the goodwill will be fully amortizable for tax purposes.

        These acquisitions, both individually and in the aggregate, were not material to the Company's operations, financial position or cash flows.

6.    Discontinued Operations

        As of December 30, 2006 the Company's Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the "Von Hoffmann businesses") were held as assets for sale. Consequently, the results of these businesses, which comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment, have been reclassified on the consolidated statement of operations to be included in the caption titled "Income (loss) from discontinued operations, net". Previously the results of these businesses included certain allocated corporate costs which have been reallocated to the remaining continuing operations.

        Included in the income (loss) from discontinued operations in the consolidated statements of operations are the following:

In thousands	2006	2005	2004
Net sales from discontinued operations	$290,838	$322,607	$342,709
Pretax income (loss) from discontinued operations	25,145	29,898	(61,837)
Income tax provision (benefit) from discontinued operations	9,442	11,857	(19,856)

Income (loss) from discontinued operations, net of tax	$15,703	$18,041	$(41,981)

        The Von Hoffmann businesses have been classified in the consolidated balance sheets as discontinued operations. The major classes of assets and liabilities of the discontinued operations are summarized as follows:

In thousands	2006	2005
Assets:
Accounts receivable, net	$32,338	$43,897
Inventories, net	22,809	33,307
Prepaid expenses and other current assets	1,461	1,260

Total current assets of discontinued operations	56,608	78,464

Property, plant and equipment, net	91,567	93,075
Goodwill	173,952	173,952

Total assets of discontinued operations	$322,127	$345,491

Liabilities:
Accounts payable	$13,591	$16,228
Accrued employee compensation and related taxes	5,797	5,384
Commissions payable	456	547
Customer deposits	1,291	3,080
Other accrued liabilities	6,428	4,113

Total current liabilities of discontinued operations	27,563	29,352

Other noncurrent liabilities	6,522	6,981

Total liabilities of discontinued operations	$34,085	$36,333

        During the second quarter of 2006, the Company consummated the sale of its Jostens Photography businesses, which previously comprised a reportable segment. The sale closed on June 30, 2006 with the Company recognizing net proceeds of $64.1 million. Accordingly, this segment has been reported as discontinued. Included in the (loss) income from discontinued operations in the consolidated statements of operations are the following:

In thousands	2006	2005	2004
Net sales from discontinued operations	$21,645	$66,893	$67,537
Pretax (loss) income from discontinued operations	(8,941)	4,275	3,304
Income tax (benefit) provision from discontinued operations	(3,425)	3,315	1,357

Net operating (loss) income from discontinued operations	(5,516)	960	1,947
Loss on sale of segment, net of tax	(626)	—	—

(Loss) income from discontinued operations, net of tax	$(6,142)	$960	$1,947

        Included in loss on sale of segment is tax expense of $6.1 million arising from the taxable gain on the transaction.

        The Jostens Photography segment has been classified in the consolidated balance sheets as discontinued operations. The major classes of assets and liabilities of the discontinued operations are summarized as follows:

In thousands	2006	2005
Assets:
Accounts receivable, net	$—	$598
Inventories, net	—	1,820
Salespersons overdrafts	—	5,878
Prepaid expenses and other current assets	41	199

Total current assets of discontinued operations	41	8,495

Property, plant and equipment, net	—	4,931
Goodwill	—	25,017
Intangibles, net	—	21,828

Total assets of discontinued operations	$41	$60,271

Liabilities:
Accounts payable	$50	$1,947
Accrued employee compensation and related taxes	—	1,610
Commissions payable	—	1,640
Customer deposits	—	1,865
Other accrued liabilities	5,542	1,733

Total current liabilities of discontinued operations	5,592	8,795

Other noncurrent liabilities	174	7,761

Total liabilities of discontinued operations	$5,766	$16,556

        In addition, $1.7 million for 2006 and 2005 of transition benefits relating to the Jostens Recognition business, which was discontinued in 2001, are included in "current liabilities of discontinued operations" in the consolidated balance sheet for all periods presented. Transition benefits will continue to be paid through the period of statutory obligations.

7.    Accumulated Other Comprehensive Income

        The following amounts were included in determining comprehensive income for the years indicated:

In thousands	Foreign currency translation	Minimum pension liability	Accumulated other comprehensive income (loss)
Balance at January 3, 2004	$906	$—	$906
Fiscal 2004 period change	553	—	553

Balance at January 1, 2005	$1,459	$—	$1,459
Fiscal 2005 period change	(859)	—	(859)

Balance at December 31, 2005	$600	$—	$600
Fiscal 2006 period change	654	(137)	517

Balance at December 30, 2006	$1,254	$(137)	$1,117

8.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

In thousands	2006	2005
Trade receivables	$154,685	$129,464
Allowance for doubtful accounts	(2,726)	(3,685)
Allowance for sales returns	(7,278)	(5,934)

Accounts receivable, net	$144,681	$119,845

        Net inventories were comprised of the following:

In thousands	2006	2005
Raw materials and supplies	$31,814	$23,510
Work-in-process	34,142	31,594
Finished goods	39,369	40,543

	105,325	95,647
LIFO reserve	8	8

Inventories, net	$105,333	$95,655

Precious Metals Consignment Arrangement

        The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to $32.5 million in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in the financial statements. The value of consigned inventory at December 30, 2006 and 2005 was $16.4 million and $26.1 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.6 million for 2006 and 2005, and $0.5 million for 2004. The obligations under the consignment agreement are guaranteed by Visant.

9.    Property, Plant and Equipment

        Net property, plant and equipment consisted of:

In thousands	2006	2005
Land	$9,204	$13,210
Buildings	36,275	37,306
Machinery and equipment	217,991	171,805
Capitalized software	24,499	20,551
Transportation equipment	1,054	892
Furniture and fixtures	6,619	5,687
Construction in progress	10,061	8,206

Total property, plant and equipment	305,703	257,657
Less accumulated depreciation and amortization	(145,122)	(119,764)

Property, plant and equipment, net	$160,581	$137,893

        Property, plant and equipment are stated at historical cost except for adjustments to fair value that were made in applying purchase accounting (See Note 3, 2003 Jostens Merger). Depreciation expense was $31.0 million for 2006, $35.9 million for 2005 and $42.4 million for 2004. Amortization related to capitalized software is included in depreciation expense and totaled $2.6 million for 2006, $5.0 million for 2005 and $5.7 million for 2004.

10.    Goodwill and Other Intangible Assets

Goodwill

        Goodwill is as follows:

In thousands	2006	2005
Balance at beginning of period	$909,432	$909,476
Goodwill acquired during the period	15,323	23
Reduction in goodwill	(5,150)	(113)
Currency translation	33	46

Balance at end of period	$919,638	$909,432

        Goodwill acquired during 2006 related to the acquisitions of Dixon Direct and the Vertis fragrance sampling business is included in the Marketing and Publishing Services reporting segment. The reduction in goodwill for the year ended 2006 primarily attributed to $4.9 million for the resolution of an income tax uncertainty that arose in connection with a purchase business combination completed by Jostens in May of 2000. The goodwill resolution was allocated to the Jostens Scholastic and Jostens Yearbook reporting segments in the amounts of $2.0 million and $2.9 million, respectively.

        As of December 30, 2006, goodwill has been allocated to reporting segments as follows:

In thousands
Jostens Scholastic	$294,240
Jostens Yearbook	393,144
Marketing and Publishing Services	232,254

$919,638

Other Intangible Assets

        Information regarding other intangible assets as of December 30, 2006 and December 31, 2005 is as follows:

		2006			2005
In thousands	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
School relationships	10 years	$330,000	$(113,161)	$216,839	$330,000	$(80,288)	$249,712
Internally developed software	2 to 5 years	12,200	(10,454)	1,746	12,200	(8,055)	4,145
Patented/unpatented technology	3 years	19,767	(15,109)	4,658	19,752	(12,201)	7,551
Customer relationships	4 to 40 years	36,509	(9,746)	26,763	31,759	(8,178)	23,581
Other	3 to 10 years	61,410	(24,927)	36,483	39,717	(13,975)	25,742

		459,886	(173,397)	286,489	433,428	(122,697)	310,731
Trademarks	Indefinite	244,180	—	244,180	244,180	—	244,180

		$704,066	$(173,397)	$530,669	$677,608	$(122,697)	$554,911

        Amortization expense was $49.8 million for 2006, $50.9 million for 2005 and $93.4 million for 2004. Estimated amortization expense for each of the five succeeding fiscal years based on intangible assets as of the end of 2006 is as follows:

In thousands
2007	$46,893
2008	44,510
2009	39,634
2010	38,955
2011	37,422
Thereafter	79,075

$286,489

        Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter, and there were no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of 2006 and 2005 totaled approximately $1.2 billion for both periods.

11.    Debt

        As of the end of 2006 and 2005, the Company's debt obligations consisted of the following:

In thousands	2006	2005
Holdings:
Senior discount notes, 10.25% fixed rate, net of discount of $43,043 at December 30, 2006 and $62,454 at December 31, 2005 with semi-annual interest accretion through December 1, 2008, thereafter semi-annual and payable at maturity—December 2013	$204,157	$184,746
Senior notes, 8 3/4% fixed rate, with semi-annual interest payments of $15.3 million, principal due and payable at maturity December 2013	350,000	—
Visant:
Borrowings under our senior secured credit facility:
Term Loan C, variable rate, 7.37% at December 30, 2006 and 6.78% at December 31, 2005, with semi-annual principal and interest payments through October 1, 2011	716,500	816,500
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	500,000

	1,770,657	1,501,246
Less current portion	—	—

	$1,770,657	$1,501,246

        Maturities of the Company's debt, at face value, as of the end of 2006 are as follows:

In thousands
Holdings:
2010 and thereafter	$597,200
Visant:
2006	—
2007	—
2008	—
2009	—
2010	—
Thereafter	1,216,500

$1,813,700

        During 2006, the Company voluntarily prepaid $100.0 million of term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term Loans A and C for 2006 through mid-2011. With these pre-payments, the outstanding balance under the Term Loan C facility was reduced to $716.5 million. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of December 30, 2006, there was $16.7 million outstanding in the form of letters of credit, leaving $233.3 million available under the $250 million revolving credit facility. Visant's senior secured credit facilities allow Visant, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant's ability to borrow the full amount of additional term loan borrowings under such a facility.

Holdings Senior Discount Notes and Senior Notes

        On December 2, 2003, the Company issued $247.2 million in principal amount of 10.25% senior discount notes (the "Holdings discount notes") due December 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States for gross proceeds of $150.0 million. On March 8, 2004, the Company completed an offer to exchange the entire principal amount at maturity of these notes for an equal principal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act.

        The Holdings discount notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of the Company's subsidiaries, including its senior secured credit facilities and the Visant notes, and are not guaranteed. No cash interest will accrue on the Holdings discount notes prior to December 1, 2008. Thereafter, cash interest on the Holdings discount notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2009, at a rate of 10.25%. The Holdings discount notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The accreted value of the Holdings discount notes will increase from the date of issuance until December 1, 2008 at a rate of 10.25% per annum such that on December 1, 2008, the accreted value will equal the stated principal amount at maturity. The Holdings discount notes will mature on December 1, 2013. The Holdings discount notes may be redeemed at the option of Holdings on or after December 1, 2008 at prices ranging from 105.125% of principal to 100% in 2011 and thereafter.

        The discount accretion is being amortized to interest expense through 2008 and during 2006 and 2005, the amount of interest expense related to the discount accretion was $19.9 million and $18.0 million, respectively. In addition, transaction fees and related costs of $5.7 million associated with the Holdings discount notes were capitalized and are being amortized as interest expense through December 1, 2013.

        At the end of the first quarter of 2006, Holdings privately placed $350.0 million of 8 3/4% Senior Notes (the "Holdings senior notes") due 2013, with settlement on April 4, 2006. As a result, on April 4, 2006, the Company received proceeds net of $9.3 million of deferred financing costs. All net proceeds from the offering were used to fund a dividend to stockholders of Holdings, which was paid on April 4, 2006. The Holdings senior notes are unsecured and are not guaranteed by any of the Company's subsidiaries and are subordinate in right of payment to all of Holdings' existing and future secured indebtedness and that of its subsidiaries, and senior in right of payment to all of Holdings' existing and future subordinated indebtedness. Cash interest on the Holdings senior notes accrues and is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006, at a rate of 8 3/4%. The Holdings senior notes may be redeemed at the option of Holdings prior to December 1, 2008, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium. The senior notes may be redeemed at the option of Holdings on or after December 1, 2008, in whole or in part, in cash at prices ranging from 106.563% of principal in 2008 to 100.0% of principal in 2011 and thereafter. On October 10, 2006, Holdings consummated the exchange offer for all outstanding notes privately placed for an equal principal amount of registered notes.

        The transaction fees and related costs of $9.7 million associated with the Holdings senior notes were capitalized and are being amortized as interest expense through 2013.

        The indentures governing the Holdings discount notes and Holdings senior notes restrict Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings' or any of its restricted subsidiaries' equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings), subject to certain exceptions.

Senior Secured Credit Facility

        On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as Guarantor, the lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270.0 million consisting of $150.0 million of a Term Loan A facility, an $870.0 million Term B loan facility and a $250.0 million revolving credit facility. Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant's ability to borrow the full amount of additional term loan borrowings under such a facility. Any additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

        On December 21, 2004, Visant entered into the First Amendment (the "First Amendment") to the Credit Agreement, dated as of October 4, 2004 (as amended by the First Amendment, the "Credit Agreement"). The First Amendment provided for an $870 million Term C loan facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term B loan facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term B facility with a new Term C facility and did not incur any additional borrowings under the First Amendment.

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the parent of Visant, and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries. Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant's and its subsidiaries' ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of the Company's subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

        The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant's net income and the amount of any capital contributions received by Visant after October 4, 2004 and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

        The borrowings under the Credit Agreement bear a variable interest rate based upon either the London Interbank Offered Rate ("LIBOR") or an alternative base rate ("ABR") based upon the greater of the federal funds effective rate plus 0.5%, or the prime rate, plus a fixed margin. The interest rate per year on the Term A and Term C loan facilities is ABR or LIBOR plus a basis point spread. Both are subject to a step-down determined by reference to a performance test. The Term C loan facility will amortize on a semi-annual basis commencing on July 1, 2005 and mature on October 4, 2011 with amortization prior to the maturity date to be at nominal percentages. In addition, transaction fees and related costs of $38.1 million associated with the senior secured credit facilities were capitalized and are being amortized as interest expense over the lives of the facilities.

        The interest rate per year on the revolving credit facility was initially LIBOR plus 2.50% or ABR plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50%) and are subject to adjustment based on pricing grid. The revolving credit facility contains a sub-facility that allows the Company's Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $250.0 million facility. The revolving credit facility expires on October 4, 2009. At the end of 2006, there was $16.7 million outstanding in the form of letters of credit, leaving $233.3 million available under this facility. The Company is obligated to pay commitment fees of 0.50% on the unused portion of this facility. The interest rate on the revolving credit facility and the commitment fee rate are both subject to step-downs determined by reference to a performance test.

Visant Senior Subordinated Notes

        On October 4, 2004, in connection with the Transactions, Visant issued $500 million in principal amount of 7.625% senior subordinated notes (the "Visant notes") due October 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. On March 30, 2005, the Company completed an offer to exchange the entire principal amount of these notes for an equal principal amount of notes with substantially identical terms that have been registered under the Securities Act.

        The Visant notes are not collateralized, are subordinate in right of payment to all existing and future senior indebtedness of Visant and its subsidiaries and are guaranteed by all restricted subsidiaries that are domestic subsidiaries and guarantee the senior secured credit facilities. Cash interest on the Visant notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7.625%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% of principal in 2010 and thereafter. In addition, transaction fees and related costs of $22.8 million associated with the Visant notes were capitalized and are being amortized as interest expense through October 1, 2012.

        The indenture governing the Visant notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant's or any restricted subsidiary's equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

Additional Information

        The indentures governing the Holdings discount notes, the Holdings senior notes and the Visant senior subordinated notes also contain numerous covenants including, among other things, restrictions on the Company's ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to the Company; engage in transactions with affiliates; and create liens.

        Visant's senior secured credit facilities and the Visant and Holdings notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the notes.

        As of the end of 2006, the fair value of debt, excluding the Holdings discount notes, the Holdings senior notes and the Visant notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the Holdings discount notes, the Holdings senior notes and the Visant notes as of the end of 2006 was $219.4 million, $361.4 million and $507.5 million, respectively, and was estimated based on quoted market prices of the respective notes.

        A failure to comply with the covenants under the senior secured credit facilities, subject to certain grace periods, would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder.

        As of December 30, 2006, the Company was in compliance with all covenants under its material debt obligations.

12.    Redeemable Preferred Stock

        In connection with the 2003 Jostens merger, Visant issued 8% senior redeemable preferred stock (the "Visant preferred stock") to the DLJMBP Funds and received proceeds of $100.0 million. A portion of the net proceeds from the Holdings discount notes offering was used to purchase all of the outstanding Visant preferred stock for $102.8 million, which Holdings contributed to the capital of Visant.

        In conjunction with the Transactions as described in Note 2, all outstanding shares of redeemable preferred stock of Jostens and Arcade, together with accrued dividends, were redeemed in full.

13.    Derivative Financial Instruments and Hedging Activities

        The Company's involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. There were no open forward foreign currency exchange contracts at the end of 2006 and 2005.

14.    Commitments and Contingencies

Leases

        Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense for continuing operations was $6.4 million for 2006, $6.2 million for 2005 and $7.1 million for 2004. Future minimum lease payments under the leases are as follows:

In thousands
2007	$4,785
2008	3,847
2009	3,794
2010	2,913
2011	2,600
Thereafter	5,615

Total lease payments	$23,554

Forward Purchase Contracts

        The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The purchase commitment at the end of 2006 was $13.2 million with delivery dates occurring throughout 2007. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS No. 133. The fair market value of the open precious metal forward contracts at the end of 2006 was $14.1 million based on quoted futures prices for each contract.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations have been more stringent and, accordingly, more costly over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we have been involved in environmental remediation on a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens managed the remediation project, which began in 2000. As of December 30, 2006, Jostens had made payments totaling $8.0 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of

$2.7 million, net of legal costs. In July 2006, the State of Illinois Environmental Protection Agency issued a "No Further Remediation" letter with respect to this site. Jostens has certain ongoing monitoring obligations. We do not expect the cost of such ongoing monitoring to be material.

        While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Legal Proceedings

        In communications with U.S. Customs and Border Protection ("Customs"), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens' import practices has revealed that during the relevant period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs in December 2006, Jostens received a pre-penalty notice that Customs is disputing the validity of Jostens' prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003 and in a separate communication was advised that Customs is contemplating a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to a two year waiver of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired at the end of 2007 and 2008, respectively. Jostens has elected to continue to address this matter by filing a petition in response to the pre-penalty notice. This petition was filed in January 2007 disputing Customs' claims and advancing its arguments to support that no loss of revenue or penalty should be issued against the Company, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. The penalty proceeding is in the early stages, and it is not clear what Customs' final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for the subject imports. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any potential liability. However, Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

15.    Income Taxes

        Holdings filed its first consolidated federal tax return for 2004, which included the taxable income (loss) for its acquired companies for the post Transaction three-month period ended January 1, 2005. Holdings and its subsidiaries file state tax returns on a consolidated or separate basis as required in the applicable jurisdictions.

Holdings

        The U.S. and foreign components of income (loss) from continuing operations before income taxes and the provision for (benefit from) income taxes from continuing operations of Holdings consist of:

In thousands	2006	2005	2004
Domestic	$45,995	$23,219	$(97,034)
Foreign	8,094	4,953	2,098

Income (loss) before income taxes	$54,089	$28,172	$(94,936)

Federal	$34,480	$3,119	$4,940
State	5,855	3,737	622
Foreign	2,927	1,651	1,256

Total current income taxes	$43,262	8,507	6,818
Deferred	(27,587)	2,017	(41,090)

Provision for (benefit from) income taxes	$15,675	$10,524	$(34,272)

A reconciliation between the provision for (benefit from) income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

In thousands	2006		2005		2004
Federal tax (benefit) at statutory rate	$18,931	35.0%	$9,860	35.0%	$(33,228)	35.0%
State tax (benefit), net of federal tax benefit	1,614	3.0%	1,311	4.6%	(2,438)	2.6%
State deferred tax rate change, net of federal benefit	(2,950)	(5.5)%	—	—	—	—
Foreign tax credits used (generated), net	957	1.8%	(1,049)	(3.7)%	(233)	0.2%
Foreign earnings repatriation, net	1,679	3.1%	(480)	(1.7)%	—	—
Domestic manufacturing deduction	(1,373)	(2.5)%	(378)	(1.3)%	—	—
Nondeductible interest expense	—	—	—	—	13,299	(14.0)%
Nondeductible transaction costs	—	—	—	—	1,072	(1.1)%
(Decrease) increase in deferred tax valuation allowance	(2,743)	(5.1)%	850	3.0%	(12,278)	12.9%
Other differences, net	(440)	(0.8)%	410	1.5%	(466)	0.5%

Provision for (benefit from) income taxes	$15,675	29.0%	$10,524	37.4%	$(34,272)	36.1%

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

In thousands	2006	2005
Tax depreciation in excess of book	$(12,023)	$(14,495)
Basis difference on property, plant and equipment	(5,530)	(8,789)
Capitalized software development costs	(1,896)	(1,894)
Pension benefits	(24,038)	(22,968)
Basis difference on intangible assets	(188,610)	(208,835)
Other	(4,650)	(4,791)

Deferred tax liabilities	(236,747)	(261,772)

Reserves for accounts receivable and salespersons overdrafts	8,126	8,046
Reserves for employee benefits	15,790	17,067
Other reserves not recognized for tax purposes	4,135	5,737
Foreign tax credit carryforwards	13,401	15,475
Capital loss carryforwards	—	670
Basis difference on pension liabilities	20,978	21,442
Amortization of original issue discount	19,640	12,855
Other	4,728	5,725

Deferred tax assets	86,798	87,017
Valuation allowance	(13,401)	(16,145)

Deferred tax assets, net	73,397	70,872

Net deferred tax liability	$(163,350)	$(190,900)

Visant

        The U.S. and foreign components of income (loss) from continuing operations before income taxes and the provision for (benefit from) income taxes from continuing operations of Visant consist of:

In thousands	2006	2005	2004
Domestic	$89,933	$41,395	$(80,701)
Foreign	8,094	4,953	2,098

Income (loss) before income taxes	$98,027	$46,348	$(78,603)

Federal	$42,908	$3,326	$5,089
State	6,340	3,755	635
Foreign	2,927	1,652	1,256

Total current income taxes	52,175	8,733	6,980
Deferred	(20,961)	8,516	(35,209)

Provision for (benefit from) income taxes	$31,214	$17,249	$(28,229)

        A reconciliation between the provision for (benefit from) income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

In thousands	2006		2005		2004
Federal tax (benefit) at statutory rate	$34,309	35.0%	$16,222	35.0%	$(27,511)	35.0%
State tax (benefit), net of federal tax benefit	2,172	2.2%	1,674	3.6%	(2,112)	2.7%
State deferred tax rate change, net of federal benefit	(3,347)	(3.4)%	—	—	—	—
Foreign tax credits used (generated), net	957	1.0%	(1,049)	(2.3)%	(233)	0.3%
Foreign earnings repatriation, net	1,679	1.7%	(480)	(1.0)%	—	—
Domestic manufacturing deduction	(1,373)	(1.4)%	(378)	(0.8)%	—	—
Nondeductible interest expense	—	—	—	—	13,299	(16.9)%
Nondeductible transaction costs	—	—	—	—	1,072	(1.4)%
(Decrease) increase in deferred tax valuation allowance	(2,743)	(2.8)%	850	1.8%	(12,278)	15.6%
Other differences, net	(440)	(0.5)%	410	0.9%	(466)	0.6%

Provision for (benefit from) income taxes	$31,214	31.8%	$17,249	37.2%	$(28,229)	35.9%

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

In thousands	2006	2005
Tax depreciation in excess of book	$(12,023)	$(14,495)
Basis difference on property, plant and equipment	(5,530)	(8,789)
Capitalized software development costs	(1,896)	(1,894)
Pension benefits	(24,038)	(22,968)
Basis difference on intangible assets	(188,610)	(208,835)
Other	(4,509)	(4,791)

Deferred tax liabilities	(236,606)	(261,772)

Reserves for accounts receivable and salespersons overdrafts	8,126	8,046
Reserves for employee benefits	15,790	17,067
Other reserves not recognized for tax purposes	4,135	5,737
Foreign tax credit carryforwards	13,401	15,475
Capital loss carryforwards	—	670
Basis difference on pension liabilities	20,978	21,442
Other	4,502	5,725

Deferred tax assets	66,932	74,162
Valuation allowance	(13,401)	(16,145)

Deferred tax assets, net	53,531	58,017

Net deferred tax liability	$(183,075)	$(203,755)

        During 2006, Holdings was notified by the Internal Revenue Service that the congressional Joint Committee on Taxation had approved a claim for refund by Jostens for the taxable years 2000 and 2001. The Company received a federal refund of approximately $7.6 million, including $1.2 million of interest. A substantial portion of the tax refund was recorded as a reduction of goodwill of $4.9 million and was attributable to the resolution of an income tax uncertainty that arose in connection with a purchase business combination completed by Jostens in May 2000.

        As described in Note 6, the Company completed the sale of its Jostens Photography businesses, which previously comprised a reportable segment. The tax effects of the sale and the related results of operations have been reported as loss from discontinued operations in 2006.

        During 2006, the Canadian subsidiary of Holdings repatriated $31.5 million of earnings attributed primarily to the gain on sale of the Jostens Photography businesses. Another foreign subsidiary of Holdings repatriated $1.6 million of earnings during 2006. The tax effects of the Canadian distribution are reflected in the results from discontinued operations. Foreign tax credit carryforwards and the related valuation allowance are reflected in the continuing operations balance sheet. As a result of the sale of the Jostens Photography businesses, the Company realized approximately $2.1 million of tax benefit attributable to foreign tax credit carryforwards which resulted in a decrease in the Company's valuation allowance. In connection with the repatriation, the Company concluded that approximately $7.3 million of undistributed foreign earnings are indefinitely invested in its foreign businesses. At the end of 2006, the Company had foreign tax credit carryforwards totaling $13.4 million of which approximately $11.4 million expire in 2012, $1.1 million expire in 2013 and $0.9 million expire in 2015. The Company has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized.

        During 2006, the Company determined that its $0.7 million valuation allowance for capital loss carryovers was no longer required because the Company generated capital gains in connection with the sale of property used in continuing operations.

        During 2006, the Company adjusted the effective tax rate at which it expects deferred tax assets and liabilities to be realized or settled in the future. The effect of the adjustment was to decrease income tax expense from continuing operations by $2.9 million and $3.3 million for Holdings and Visant, respectively. The change in effective tax rate was required to reflect the effect of the Company's 2005 state income tax returns which included a complete year's results of operations for companies it began to include in the fourth quarter of 2004 as a result of the Transactions.

        During 2005, two foreign subsidiaries of Holdings repatriated a total of $12.6 million of earnings that were eligible for the favorable rate of tax provided under the American Jobs Creation Act of 2004. The benefit of the repatriation in relation to the tax that would otherwise have been payable was approximately $2.7 million. In connection with the repatriation, the Company concluded that approximately $6.0 million of undistributed foreign earnings were indefinitely invested in its foreign businesses. Consistent with the provisions of Accounting Principles Board Opinion No. 23, "Accounting for Income Taxes—Special Areas", the Company reduced income tax expense from continuing operations by $1.1 million to reverse deferred income taxes that had been accrued at December 2004. The overall tax effect of the repatriation in December 2005, including the effect of reducing accrued deferred income taxes, was to decrease income tax expense from continuing operations by approximately $0.7 million. The overall effect of the repatriation on discontinued operations was to increase income tax expense by approximately $1.2 million. During 2004 the Company provided deferred income taxes of $0.2 million on approximately $3.3 million of undistributed Canadian earnings that were not considered indefinitely invested at that time.

        During 2004, in connection with the Transactions, as further described in Note 2, the Company acquired the stock of Von Hoffmann and Arcade and refinanced its credit facilities. As part of the refinancing, two applicable high yield debt obligations were refinanced resulting in approximately $56.0 million of interest deductions. The effect of these deductions, along with certain other refinancing costs, contributed to a consolidated net operating loss for income tax purposes for 2004 of approximately $113.0 million for each of Holdings and Visant. For taxable periods prior to the Transaction date, Von Hoffmann and Arcade filed separate federal and state tax returns reflecting the taxable results of their consolidated separate operations. As described in Note 6, the results of Von Hoffmann are reported as discontinued operations including the taxable results prior to the Transaction date. The taxable results of Arcade and other retained entities of the Marketing and Publishing Services segment for periods prior to the Transaction date are included in the amounts reported above for the U.S. and foreign components of income (loss) from continuing operations, the income tax rate reconciliation with the U.S. federal statutory rate and the tax effect of temporary differences which give rise to deferred tax assets and liabilities.

        During 2004, in connection with the repayment of one of the high yield debt obligations, the Company reduced a deferred tax asset valuation allowance by $12.5 million. Prior to the transaction, the allowance had been established because it was more likely than not that the related tax benefit would not be realized.

        During 2003, the Company filed an appeal with the Internal Revenue Service (IRS) concerning a proposed adjustment of approximately $8.0 million in connection with its audit of Jostens' federal income tax returns filed for years 1996 through 1998. On February 1, 2005, the IRS notified the Company that agreement had been reached wherein no further deficiency or overassessment remained for the years 1996 through 1998. Based on the IRS notification, the Company recorded an adjustment in 2004 reducing tax reserves and goodwill by $11.0 million for the tax and related interest attributable to the contested liability.

        As described in Note 11, during December 2003, Holdings issued $150 million of senior discount notes due 2013. The notes have significant original issue discount ("OID") and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal rate in effect for the month the notes were issued and five percentage points. As a result, Holdings will not be allowed a deduction for interest (including OID) accrued on the notes until such time as it actually pays such interest (including OID) in cash or other property. Holdings has provided deferred income taxes of approximately $19.6 million on $54.1 million of OID accrued through December 2006.

16.    Benefit Plans

Pension and Other Postretirement Benefits

        Jostens has noncontributory defined benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. The benefits for Jostens' qualified pension plans have been funded through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans.

        Effective December 31, 2005, the pension plans were closed to newly hired nonunion employees. Pension benefits for current salaried nonunion employees were modified to provide a percentage of career average earnings, rather than final average earnings for service after January 1, 2006 except for certain grandfathered employees who met specified age and service requirements as of December 31, 2005.

        Jostens also provides certain medical benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees. Effective January 1, 2006, the retiree medical plan was closed to active employees who were not yet age 50 with at least 10 years of service. Prescription drug coverage for Medicare eligible retirees was also eliminated from the program as of January 1, 2006. Visant is obligated for certain post-retirement benefits under the employment agreement with its Chief Executive Officer.

        Eligible employees from The Lehigh Press, Inc. participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. The plan provides benefits based on years of service and final average compensation. Effective December 31, 2006 the pension plan was closed to hourly nonunion employees hired after December 31, 2006 and benefit accruals were frozen for all salaried nonunion employees. In addition, Von Hoffmann maintains an unfunded supplemental retirement plan (SRP) for certain key executives of Lehigh Press. The SRP no longer has any active participants accruing benefits under the SRP. Based on an announcement made prior to holding the Von Hoffmann businesses as discontinued operations, effective January 1, 2007, eligible plant hourly employees from Von Hoffmann's Jefferson City location employed as of December 31, 2006 were added to the Jostens defined pension plan, Plan C. This closed group of employees began accruing benefits on January 1, 2007. These employees will no longer participate in the plan following the disposition of Von Hoffmann. Von Hoffmann also contributes to a multi-employer pension plan covered by labor union contracts. Contribution amounts are determined by contract and we do not administer or control the funds in any way.

        The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2006 and 2005 as well as the funded status and amounts both recognized and not recognized in the balance sheets as of December 30, 2006 and December 31, 2005, for all defined benefit plans combined. The information presented for all the plans is based on a measurement date of

September 30. Furthermore, the Jostens plans represent 87% of the aggregate benefit obligation and 90% of the aggregate plan assets as of the end of 2006.

			Postretirement benefits
	Pension benefits
In thousands
	2006	2005	2006	2005
Change in benefit obligation
Benefit obligation, beginning of period	$266,529	$255,501	$3,607	$5,556
Service cost	6,603	8,016	20	40
Interest cost	14,988	14,901	195	311
Plan amendments	(2,994)	(4,110)	42	(3,420)
Actuarial (gain) loss	(6,201)	4,083	(809)	1,840
Administrative expenses	(447)	(660)	—	—
Special termination benefits	—	—	—	—
Benefits paid	(12,089)	(11,202)	(294)	(720)

Benefit obligation, end of period	$266,389	$266,529	$2,761	$3,607

Change in plan assets
Fair value of plan assets, beginning of period	$255,892	$233,519	$—	$—
Actual return on plan assets	23,125	30,524	—	—
Company contributions	2,064	3,711	294	720
Administrative expenses	(447)	(660)	—	—
Benefits paid	(12,089)	(11,202)	(294)	(720)

Fair value of plan assets, end of period	$268,545	$255,892	$—	$—

Funded status
Funded status, end of period	$28,886	$15,474	$—	$—
Unfunded status, end of period	(26,730)	(26,111)	(2,761)	(3,607)

Net unfunded status, end of period	2,156	(10,637)	(2,761)	(3,607)
Unrecognized cost:
Net actuarial loss	(12,015)	(5,296)	666	1,573
Prior service cost	(6,241)	(3,725)	(3,098)	(3,420)

Net amount recognized	$(16,100)	$(19,658)	$(5,193)	$(5,454)

Amounts recognized in the balance sheets:
Prepaid benefit cost	$9,088	$6,807	$—	—
Accrued benefit cost	(25,188)	(26,465)	(5,193)	(5,454)

Net amount recognized	$(16,100)	$(19,658)	$(5,193)	$(5,454)

        During 2006, the discount rate assumption changed from 5.75% to 6.00% for the pension and postretirement plans which resulted in a decrease in liability. Asset returns in 2006 were slightly below expectations and salary increases were higher than expected. The plan demographic and asset experience combined with changes in assumptions resulted in a net gain for 2006.

        The accumulated benefit obligation (ABO) for all defined benefit pension plans was $257.4 million and $255.1 million at the end of 2006 and 2005, respectively. The ABO differs from the projected benefit obligation shown in the table in that it includes no assumption about future compensation levels.

        Non-qualified pension plans, included in the tables above, with obligations in excess of plan assets were as follows:

In thousands	2006	2005
Projected benefit obligation	$26,730	$26,111
Accumulated benefit obligation	25,291	25,324
Fair value of plan assets	—	—

        All of the qualified pension plans have fair value in excess of the projected benefit obligation and accumulated benefit obligation as of year-end 2006.

        Net periodic benefit (income) expense of the pension and other postretirement benefit plans included the following components:

	Pension benefits
In thousands
	2006	2005
Service cost	$6,603	$8,016
Interest cost	14,989	14,901
Expected return on plan assets	(22,611)	(21,255)
Amortization of prior year service cost	(478)	53
Amortization of net actuarial loss	3	1

Net periodic benefit (income) expense	$(1,494)	$1,716

	Postretirement benefits
In thousands
	2006	2005
Service cost	$20	$40
Interest cost	194	311
Amortization of prior year service cost	(280)	—
Amortization of net actuarial loss	99	—

Net periodic benefit expense	$33	$351

Assumptions

        Weighted-average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2006	2005	2006	2005
Discount rate:
Jostens	6.00%	5.75%	6.00%	5.75%
Lehigh Press, Inc.	6.00%	5.75%	N/A	N/A
Rate of compensation increase:
Jostens	6.30%	6.30%	N/A	N/A
Lehigh Press, Inc.	3.00%	3.00%	N/A	N/A

        Weighted-average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2006	2005	2006	2005
Discount rate:
Jostens	5.75%	6.00%	5.75%	6.00%
Lehigh Press, Inc.	5.75%	5.75%	N/A	N/A
Expected long-term rate of return on plan assets:
Jostens	9.50%	9.50%	N/A	N/A
Lehigh Press, Inc.	9.50%	9.50%	N/A	N/A
Rate of compensation increase:
Jostens	6.30%	6.30%	N/A	N/A
Lehigh Press, Inc.	3.00%	3.00%	N/A	N/A

        We employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established with a proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

        Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2006	2005
Health care cost trend rate assumed for next year	7.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2008	2008

        Assumed health care cost trend rates have some effect on the amounts reported for health care plans. For 2006, a one percentage point change in the assumed health care cost trend rates would have the following effects:

In thousands	Impact of 1% Increase	Impact of 1% Decrease
Effect on total of service and interest cost components	$11	$(10)
Effect on postretirement benefit obligation	$149	$(136)

Plan Assets

        Our weighted-average asset allocations for the pension plans as of the measurement dates of 2006 and 2005, by asset category, are as follows:

Asset Category	2006	2005	Target
Equity securities	79.7%	79.4%	80.0%
Debt securities	19.7%	19.8%	20.0%
Real estate	—	—	—
Other	0.6%	0.8%	—

Total	100.0%	100.0%	100.0%

        We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner, however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

Contributions

        Due to the funded status of the qualified plans, there are no projected contributions for 2007. The total contributions do include $2.0 million to the nonqualified pension plans and $0.4 million to the postretirement benefit plans. The actual amount of contributions is dependent upon the actual return on plan assets and actual disbursements from the postretirement benefit and nonqualified pension plans.

Benefit Payments

        Estimated benefit payments under the pension and postretirement benefit plans are as follows:

In thousands	Pension benefits	Postretirement benefits
2007	$12,869	$381
2008	13,519	373
2009	14,236	360
2010	15,022	341
2011	15,959	325
2012 through 2016	94,608	1,311

Total estimated payments	$166,213	$3,091

401(k) Plans

        We have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans' eligibility requirements. We provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. In some instances, we have provided discretionary profit sharing contributions and we may do so in the future. The aggregate matching and other contributions for the continuing operations were $4.2 million for 2006, $4.8 million for 2005, and $4.9 million for 2004. The aggregate matching contributions for the discontinued operations 401(k) savings plans that we are disposing of were $4.7 million for 2006, $4.7 million for 2005, and $5.1 million for 2004.

        On December 15, 2006, we merged the Jostens, Inc. 401(k) Retirement Savings Plan and the Jostens, Inc. Topeka Union 401(k) Pre-Tax Retirement Savings Plan into the Von Hoffmann Corporation and Arcade Marketing, Inc. Retirement Savings Plan and renamed the Plan the Visant 401(k) Retirement Savings Plan. On January 1, 2007, Lehigh Press Inc. salaried, office administrative and newly hired nonunion hourly employees became eligible for the Visant 401(k) Retirement Savings Plan. Employees who had been participating in the Lehigh Press, Inc. Investment Opportunity Plan had their account balances transferred to the Visant Plan on December 29, 2006.

17.    Stock-based Compensation

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A "change in control" under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings' subsidiaries), including any "person" as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings' subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the "2004 Plan"), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of December 30, 2006 there were 54,686 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments through 2009, and/or "performance options", which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a "change in control" (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A "change in control" under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder's agreement and sale participation agreement. As of December 30, 2006, there were 170,876 options vested under the 2004 Plan and 171,029 unvested and subject to vesting.

        Prior to January 1, 2006, the Company applied the intrinsic method under Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees. Since all options previously granted to employees were "at the money", no compensation cost was reflected in net income (loss). For the years ended December 31, 2005 and January 1, 2005, respectively, the Company's pro forma net income (loss) incorporating the stock-based compensation expense provisions under SFAS No. 123, Share-based Payment, would not have been materially different than reported net income.

        Effective January 1, 2006, the Company adopted SFAS No. 123R, which requires the recognition of compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to the adoption of SFAS No. 123R, the Company used the minimum value method in its SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, the Company would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption.

        On April 4, 2006, the Company declared and paid a special cash dividend of $57.03 per share to the common stockholders of Holdings. In connection with the special cash dividend, on April 4, 2006, the exercise prices of issued and outstanding options as of April 4, 2006 under the 2003 Plan and the 2004 Plan were reduced by an amount equal to the dividend. The 2003 and 2004 Plans and underlying stock option agreements contain provisions that provide for anti-dilutive protection in the case of certain extraordinary corporate transactions, such as the special dividend, and the incremental compensation cost, defined as the difference in the fair value of the modified award immediately before and after the modification, was calculated as zero. As a result of the above modification, all stock option awards previously accounted for under APB No. 25 will be prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification.

        The Company had granted non-employee awards to the Company's directors and to certain related parties, as disclosed in Note 20, Related Party Transactions, prior to January 1, 2006, for which compensation expense has been recorded in 2006 and 2005.

        For the year ended December 30, 2006, the Company recognized total compensation expense related to stock options of approximately $0.2 million which is included in selling, general and administrative expenses. For the year ended December 30, 2006, 94,537 options had vested. During the year ended December 30, 2006, no stock options were exercised.

        During the quarter and year ended December 30, 2006, the Company granted 3,000 shares of restricted Class A Common Stock to an officer of the Company under the 2004 Plan.

        During the quarter and year ended December 30, 2006, the Company granted 14,650 options under the 2004 Plan to certain employees of the Company or its subsidiaries. The per-share weighted-average fair value of stock options granted during fiscal 2006 was $33.12 on the date of grant using the Black-Scholes option pricing model. The following key assumptions were used to value options issued:

2006
Expected Life	6.3 years
Expected Volatility	30.8%
Dividend yield	—

        The following table summarizes stock option activity for Holdings:

Shares in thousands	Shares	Weighted - average exercise price
Outstanding at December 31, 2005	388	$37.78	*
Granted	15	$130.45
Forfeited	(5)	$39.07
Cancelled	(1)	$30.09

Outstanding at December 30, 2006	397	$41.21

Vested or expected to vest at December 30, 2006	397	$41.21

Exercisable at December 30, 2006	224	$38.04

        * Weighted average exercise price at December 31, 2005 has been adjusted to reflect the special dividend declared in April 2006.

        The weighted average remaining contractual life of outstanding options at December 30, 2006 was approximately 8.4 years.

18.    Business Segments

        During the fourth quarter of 2005, we further disaggregated the Company's reportable segments, to reflect better our operations following the integration of the companies as a result of the

Transactions and the manner in which the chief operating decision-maker regularly assesses the information for decision-making purposes.

        During the second quarter of 2006, we entered into definitive agreements to sell our Jostens Photography businesses, which previously comprised a reportable segment. This sale closed on June 30, 2006. Accordingly, this segment has been reported as discontinued operations (see Note 6).

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale. On January 3, 2007, the Company entered into a Stock Purchase Agreement (the "Von Hoffmann Stock Purchase Agreement") with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. This sale is subject to regulatory approval and is pending based on ongoing regulatory review through a second request by the Federal Trade Commission. The operations of Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented. (see Note 6).

        On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff will operate as a direct subsidiary of Visant under the Neff brand name and its results will be reported together with the results of Jostens scholastic operations as the renamed Scholastic segment.

        Our three reportable segments as of December 30, 2006 consist of:

  •
  Jostens Scholastic—provides services related to the marketing, sale and production of class rings, graduation products and other scholastic products;

  •
  Jostens Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks; and

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book covers and other components for educational publishers.

Jostens

        Jostens provides school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in two segments: a) Scholastic and b) Yearbook

        Scholastic.    Jostens provides services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. In the Scholastic segment, Jostens primarily serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling scholastic products to students and administrators through independent sales representatives. Jostens provides customer service in the marketing and sale of class rings and certain other graduation products, which often involves customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Yearbook.    Jostens provides services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segment, and innovative, highly personalized products primarily targeted to the direct marketing sector. The Marketing and Publishing Services segment is also a producer of supplemental materials and related components such as decorative covers and plastic transparencies for educational publishers. The Marketing and Publishing Services segment offers a portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. The Company also specializes in higher quality in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. The personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts. This group also produces components for educational publishers.

        The following table presents information of Holdings by business segment:

In thousands	2006	2005	2004
Net sales
Jostens Scholastic	$437,630	$424,984	$406,081
Jostens Yearbook	358,687	348,512	333,621
Marketing and Publishing Services	390,396	337,388	312,213
Inter-segment eliminations	(109)	(211)	—

	$1,186,604	$1,110,673	$1,051,915

Operating income
Jostens Scholastic	$51,189	$27,069	$27,667
Jostens Yearbook	82,235	66,700	3,006
Marketing and Publishing Services	69,665	59,197	30,348

	$203,089	$152,966	$61,021

Interest, net
Jostens Scholastic	$55,682	$48,224	$44,530
Jostens Yearbook	45,191	39,351	36,456
Marketing and Publishing Services	48,127	37,219	44,132

	$149,000	$124,794	$125,118

Depreciation and Amortization
Jostens Scholastic	$27,332	$31,121	$31,889
Jostens Yearbook	35,580	38,757	84,246
Marketing and Publishing Services	18,685	17,672	20,536

	$81,597	$87,550	$136,671

Capital expenditures
Jostens Scholastic	$4,477	$3,941	$9,048
Jostens Yearbook	27,267	15,435	12,586
Marketing and Publishing Services	20,130	9,327	16,025

	$51,874	$28,703	$37,659

In thousands	2006	2005
Goodwill
Jostens Scholastic	$294,240	$296,495
Jostens Yearbook	393,144	395,776
Marketing and Publishing Services	232,254	217,161

	$919,638	$909,432

Intangible assets
Jostens Scholastic	$231,910	$249,017
Jostens Yearbook	239,567	261,874
Marketing and Publishing Services	59,192	44,020

	$530,669	$554,911

Assets
Jostens Scholastic	$709,770	$727,030
Jostens Yearbook	811,352	815,453
Marketing and Publishing Services	479,454	418,370

	$2,000,576	$1,960,853

        Net sales are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in 2006, 2005, and 2004.

        The following table presents net sales by class of similar products and certain geographic information:

In thousands	2006	2005	2004
Net sales by classes of similar products
Jostens Scholastic	$437,630	$424,984	$406,081
Jostens Yearbook	358,687	348,512	333,621
Marketing and Publishing Services	390,396	337,388	312,213
Inter-segment eliminations	(109)	(211)	—

	$1,186,604	$1,110,673	$1,051,915

Net sales by geographic area
United States	$1,125,201	$1,046,141	$978,812
France	8,760	7,270	19,177
Other, primarily Canada	52,643	57,262	53,926

	$1,186,604	$1,110,673	$1,051,915

Net property, plant and equipment and intangible assets by geographic area
United States	$1,609,773	$1,601,099	$1,636,764
Other, primarily Canada	1,115	1,137	1,192

	$1,610,888	$1,602,236	$1,637,956

19.    Common Stock

        Holdings' common stock, $0.01 par value per share, consists of Class A and Class C common stock. Holdings' charter also authorizes the issuance of non-voting Class B common stock, but currently no such shares are outstanding. Holders of Class A common stock are entitled to one vote for each share held for any matter coming before the stockholders of Holdings. The holder of the share of Class C common stock is entitled to a number of votes for any matter coming before the stockholders of Holdings equal to:

  (i)
  initially, the excess of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings, over (y) the percentage of all votes entitled to be cast by the initial holder of the share of Class C common stock together with any permitted transferees of the initial holder, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock acquired by the initial holder pursuant to the Contribution Agreement, dated July 21, 2004, between Holdings and the initial holder, such excess determined based on the shares of common stock issued and outstanding immediately prior to October 4, 2004, giving effect to any shares of common stock acquired by the initial holder pursuant to the Contribution Agreement at the closing thereunder; and

  (ii)
  thereafter, the number of votes will be permanently reduced to an amount equal to the excess, if any, of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings (as reduced by any shares of Class A common stock of Holdings issued on the date of the closing under the Contribution Agreement or thereafter to any person other than the initial holder), over (y) the percentage of all votes entitled to be cast by the initial holder, together with its transferees, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock then held by the initial holder, together with its transferees, not to exceed the percentage voting interest attributed to such share pursuant to clause (i) above; and

  (iii)
  if the share of Class C common stock is transferred by the initial holder (or its permitted transferee) to any person other than a permitted transferee of the initial holder, the share of Class C Common Stock will entitle the holder to the same voting rights as the share of Class C common stock entitled the holder immediately prior to the transfer.

        The share of Class C common stock will at all times entitle the holder to at least one vote on any matter coming before the stockholders of Holdings. In addition, the share of Class C common stock will automatically convert into one fully-paid and non-assessable share of Class A common stock (1) upon the consummation of an initial public offering or (2) upon the first occurrence that the share of Class C common stock is entitled to only one vote for any matter coming before the stockholders of Holdings, as more fully provided by the certificate of incorporation.

20.    Related Party Transactions

Transactions with Sponsors

Stockholders Agreement

        In connection with the Transactions, we entered into a stockholders agreement (the "2004 Stockholders Agreement") with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. Of the eight members of our board of directors, KKR and DLJMBP III each has the right to designate four of our directors (and currently three KKR and two DLJMP III designees serve on our board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

  •
  certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" our common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

        Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. We paid $3.1 million and $3.0 million as advisory fees to the Sponsors for the years ended December 30, 2006 and December 31, 2005, respectively. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

        We have retained Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies. Capstone Consulting received nil in 2006 and $2.1 million during 2005 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent's Class A Common Stock and has been granted 13,527 options to purchase our parent's Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share).

        We from time to time use the services of Merrill Corporation for financial printing. During 2006, Merrill received $0.3 million for services provided. Also, from time to time we provide printing services to Merrill Corporation. During 2006 we received $0.6 million for services provided to Merrill. DLJMBP has an ownership interest in Merrill. Additionally, Mr. John Castro, President and Chief Executive Officer of Merrill, is a former director of Holdings, and retains certain equity in the form of stock options under the 2003 Plan. Further, Mr. Thompson Dean, who served as a member of our Board until January 16, 2007, also served on the board of directors of Merrill while he was a member of our Board.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) Visant's 8% Senior Redeemable Preferred Stock, which have since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Equity Incentive Plans and Management Stockholders Agreement

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A "change in control" under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings' subsidiaries), including any "person" as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings' subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the "2004 Plan"), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of December 30, 2006 there were 56,986 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments through 2009, and/or "performance options", which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a "change in control" (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A "change in control" under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder's agreement and a sale participation agreement, which together generally provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to Holdings stock and outstanding and exercisable options;

  •
  "piggyback" registration rights on behalf of the members of management;

  •
  "tag-along" rights in connection with transfers by Fusion Acquisition LLC ("Fusion"), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and "drag-along" rights for Fusion and DLJMBP III; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

21.    Condensed Consolidating Guarantor Information

        As discussed in Note 11, Debt, Visant's obligations under the senior secured credit facilities and the 7.625% senior subordinated notes are guaranteed by certain of its wholly-owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,163,949	$43,981	$(21,326)	$1,186,604
Cost of products sold	(4,711)	592,483	21,003	(21,220)	587,555

Gross profit	4,711	571,466	22,978	(106)	599,049
Selling and administrative expenses	4,142	374,512	15,712	—	394,366
Loss (gain) on sale of assets	68	(1,280)	—	—	(1,212)
Special charges	—	2,446	—	—	2,446

Operating income (loss)	501	195,788	7,266	(106)	203,449
Net interest expense	99,987	110,629	(116)	(105,078)	105,422
Equity (earnings) loss in subsidiary, net of tax	(71,042)	(2,426)	—	73,468	—

(Loss) income before income taxes	(28,444)	87,585	7,382	31,504	98,027
Provision for (benefit from) income taxes	362	29,557	1,336	(41)	31,214

(Loss) income from continuing operations	(28,806)	58,028	6,046	31,545	66,813
Income (loss) from discontinued operations, net	167	13,014	(3,620)	—	9,561

Net (income) loss	$(28,639)	$71,042	$2,426	$31,545	$76,374

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,078,899	$56,759	$(24,985)	$1,110,673
Cost of products sold	(12,454)	564,559	34,961	(24,931)	562,135

Gross profit	12,454	514,340	21,798	(54)	548,538
Selling and administrative expenses	11,249	361,762	16,160	—	389,171
Gain on sale of assets	—	(377)	(10)	—	(387)
Transaction costs	539	633	—	—	1,172
Special charges	—	5,339	50	—	5,389

Operating income (loss)	666	146,983	5,598	(54)	153,193
Net interest expense	94,420	113,255	460	(101,290)	106,845
Equity (earnings) loss in subsidiary, net of tax	(43,399)	(6,348)	—	49,747	—

(Loss) income before income taxes	(50,355)	40,076	5,138	51,489	46,348
Provision for (benefit from) income taxes	2,802	14,553	(85)	(21)	17,249

(Loss) income from continuing operations	(53,157)	25,523	5,223	51,510	29,099
Income from discontinued operations, net	—	17,876	1,125	—	19,001

Net (loss) income	$(53,157)	$43,399	$6,348	$51,510	$48,100

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2004

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,020,387	$43,560	$(12,032)	$1,051,915
Cost of products sold	—	574,186	24,005	(12,022)	586,169

Gross profit	—	446,201	19,555	(10)	465,746
Selling and administrative expenses	(299)	370,238	16,388	—	386,327
Gain on sale of assets	—	(87)	—	—	(87)
Transaction costs	678	6,137	—	—	6,815
Special charges	—	11,799	—	—	11,799

Operating (loss) income	(379)	58,114	3,167	(10)	60,892
Loss on redemption of debt	—	31,122	809	—	31,931
Other income	—	(1,092)	—	—	(1,092)
Net interest expense	24,587	83,421	648	—	108,656
Equity loss (earnings) in subsidiary, net of tax	93,435	(3,965)	—	(89,470)	—

(Loss) income before income taxes	(118,401)	(51,372)	1,710	89,460	(78,603)
(Benefit from) provision for income taxes	(8,506)	(341)	115	(19,497)	(28,229)

(Loss) income from continuing operations	(109,895)	(51,031)	1,595	108,957	(50,374)
(Loss) income from discontinued operations, net	—	(42,404)	2,370	—	(40,034)

Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)

CONDENSED CONSOLIDATING BALANCE SHEET
2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$1,707	$4,275	$12,061	$—	$18,043
Accounts receivable, net	1,943	128,162	14,576	—	144,681
Inventories, net	—	103,411	2,111	(189)	105,333
Salespersons overdrafts, net	—	26,431	861	—	27,292
Prepaid expenses and other current assets	2,697	15,814	1,280	—	19,791
Intercompany receivable (payable)	36,180	9,881	—	(45,543)	518
Deferred income taxes	(963)	12,738	75	—	11,850
Current assets of discontinued operations	—	56,649	—	—	56,649

Total current assets	41,564	357,361	30,964	(45,732)	384,157
Property, plant, and equipment, net	1,279	159,227	75	—	160,581
Goodwill	—	897,642	21,996	—	919,638
Intangibles, net	—	520,713	9,956	—	530,669
Deferred financing costs, net	35,557	—	—	—	35,557
Intercompany receivable (payable)	1,256,090	106,377	—	(1,362,467)	—
Other assets	40	13,065	76	—	13,181
Investment in subsidiaries	489,114	72,521	—	(561,635)	—
Long-term assets of discontinued operations	(80)	265,599	—	—	265,519

	$1,823,564	$2,392,505	$63,067	$(1,969,834)	$2,309,302

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$2,562	$48,249	$5,390	$235	$56,436
Accrued employee compensation	6,759	32,931	1,566	—	41,256
Customer deposits	—	166,250	5,008	—	171,258
Commissions payable	—	20,605	1,066	—	21,671
Income taxes payable	6,100	5,668	3,069	(73)	14,764
Interest payable	9,987	663	—	—	10,650
Intercompany payable (receivable)	17,787	23,242	4,749	(45,778)	—
Other accrued liabilities	2,025	18,497	3,115	—	23,637
Current liabilities of discontinued operations	955	28,301	5,593	—	34,849

Total current liabilities	46,175	344,406	29,556	(45,616)	374,521
Long-term debt, less current maturities	1,216,500	—	—	—	1,216,500
Intercompany payable (receivable)	305,332	1,317,506	(38,874)	(1,583,964)	—
Deferred income taxes	(988)	196,195	(282)	—	194,925
Pension liabilities, net	—	21,484	—	—	21,484
Other noncurrent liabilities	245	17,104	146	—	17,495
Long-term liabilities of discontinued operations		6,696			6,696

Total liabilities	1,567,264	1,903,391	(9,454)	(1,629,580)	1,831,621
Stockholder's equity	256,300	489,114	72,521	(340,254)	477,681

	$1,823,564	$2,392,505	$63,067	$(1,969,834)	$2,309,302

CONDENSED CONSOLIDATING BALANCE SHEET
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$13,029	$(1,454)	$8,299	$—	$19,874
Accounts receivable, net	2,231	107,437	10,177	—	119,845
Inventories, net	—	94,465	1,273	(83)	95,655
Salespersons overdrafts, net	—	27,849	2,936	—	30,785
Prepaid expenses and other current assets	3,361	11,504	614	—	15,479
Intercompany receivable (payable)	2,076	416	130	(2,587)	35
Deferred income taxes	(1,207)	14,804	75	—	13,672
Current assets of discontinued operations	—	79,190	7,769	—	86,959

Total current assets	19,490	334,211	31,273	(2,670)	382,304
Property, plant, and equipment, net	517	137,252	124	—	137,893
Goodwill	—	901,221	8,211	—	909,432
Intangibles, net	—	532,915	21,996	—	554,911
Deferred financing costs, net	45,430	—	—	—	45,430
Intercompany receivable (payable)	1,326,662	69,039	462	(1,396,163)	—
Other assets	40	11,805	230	—	12,075
Investment in subsidiaries	417,555	70,095	—	(487,650)	—
Long-term assets of discontinued operations	—	290,936	27,867	—	318,803

	$1,809,694	$2,347,474	$90,163	$(1,886,483)	$2,360,848

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$11,868	$—	$11,868
Accounts payable	5,098	29,332	4,005	1	38,436
Accrued employee compensation	6,226	27,387	987	—	34,600
Customer deposits	—	156,879	4,497	—	161,376
Commissions payable	—	17,727	1,041	—	18,768
Income taxes payable	2,186	3,957	4,056	(32)	10,167
Interest payable	9,790	604	—	—	10,394
Intercompany payable (receivable)	2,679	(26)	—	(2,588)	65
Other accrued liabilities	—	20,129	2,255	—	22,384
Current liabilities of discontinued operations	—	33,222	6,650	—	39,872

Total current liabilities	25,979	289,211	35,359	(2,619)	347,930
Long-term debt, less current maturities	1,316,500	—	—	—	1,316,500
Intercompany payable (receivable)	164,246	1,370,675	(22,339)	(1,512,582)	—
Deferred income taxes	(1,612)	218,954	85	—	217,427
Pension liabilities, net	—	25,112	—	—	25,112
Other noncurrent liabilities	—	17,836	352	—	18,188
Long-term liabilities of discontinued operations	—	8,131	6,611	—	14,742

Total liabilities	1,505,113	1,929,919	20,068	(1,515,201)	1,939,899
Stockholder's equity	304,581	417,555	70,095	(371,282)	420,949

	$1,809,694	$2,347,474	$90,163	$(1,886,483)	$2,360,848

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(28,639)	$71,042	$2,426	$31,545	$76,374
Other cash provided by operating activities	9,602	74,222	18,003	(31,091)	70,736
Net cash provided by (used in) discontinued operations	1,232	52,932	(18,809)	—	35,355

Net cash (used in) provided by operating activities	(17,805)	198,196	1,620	454	182,465
Purchases of property, plant, and equipment	(1,028)	(50,846)	—	—	(51,874)
Proceeds from sale of property and equipment	3	10,523	—	—	10,526
Acquisition of business, net of cash acquired	(54,792)	(1,000)	—	—	(55,792)
Proceeds from sale of business	—	16,292	47,800	—	64,092
Other investing activities, net	—	(413)	—	—	(413)
Net cash used in discontinued operations	(18,537)	(569)	—	(19,106)

Net cash (used in) provided by investing activities	(55,817)	(43,981)	47,231	—	(52,567)
Net short-term borrowings	—	414	(11,868)	—	(11,454)
Principal payments on long-term debt	(100,000)	—	—	—	(100,000)
Intercompany payable (receivable)	182,461	(182,007)	—	(454)	—
Distribution to shareholder	(20,161)	—	—	—	(20,161)
Other financing activities, net	—	33,107	(33,107)	—	—

Net cash provided by (used in) financing activities	62,300	(148,486)	(44,975)	(454)	(131,615)
Effect of exchange rate changes on cash and cash equivalents	—	—	(114)	—	(114)

(Decrease) increase in cash and cash equivalents	(11,322)	5,729	3,762	—	(1,831)
Cash and cash equivalents, beginning of period	13,029	(1,454)	8,299	—	19,874

Cash and cash equivalents, end of period	$1,707	$4,275	$12,061	$—	$18,043

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(53,157)	$43,399	$6,348	$51,510	$48,100
Other cash provided by operating activities	87,703	33,381	7,544	(51,511)	77,117
Net cash provided by discontinued operations	—	38,643	3,605	—	42,248

Net cash provided by (used in) operating activities	34,546	115,423	17,497	(1)	167,465
Purchases of property, plant, and equipment	(502)	(28,192)	(9)	—	(28,703)
Proceeds from sale of property and equipment	—	1,279	10	—	1,289
Other investing activities, net	—	(259)	(22)	—	(281)
Net cash used in discontinued operations	—	(10,624)	(782)	—	(11,406)

Net cash used in investing activities	(502)	(37,796)	(803)	—	(39,101)
Net short-term borrowings	—	—	3,080	—	3,080
Principal payments on long-term debt	(203,500)	—	—	—	(203,500)
Intercompany payable (receivable)	91,619	(91,620)	—	1	—
Net contribution from Visant Holding Corp	9,000	—	—	—	9,000
Debt financing costs	13	(231)	—	—	(218)
Other financing activities, net	920	15,119	(15,119)	—	920
Net cash used in discontinued operations	—	(108)	—	—	(108)

Net cash (used in) provided by financing activities	(101,948)	(76,840)	(12,039)	1	(190,826)
Effect of exchange rate changes on cash and cash equivalents	—	—	67	—	67

(Decrease) increase in cash and cash equivalents	(67,904)	787	4,722	—	(62,395)
Cash and cash equivalents, beginning of period	80,933	(2,241)	3,577	—	82,269

Cash and cash equivalents, end of period	$13,029	$(1,454)	$8,299	$—	$19,874

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2004

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)
Other cash provided by operating activities	97,975	202,856	(955)	(108,957)	190,919
Net cash provided by discontinued operations	—	13,649	1,619	—	15,268

Net cash (used in) provided by operating activities	(11,920)	123,070	4,629	—	115,779
Purchases of property, plant, and equipment	(62)	(32,662)	(19)	—	(32,743)
Proceeds from sale of property and equipment	—	1,831	—	—	1,831
Other investing activities, net	—	(152)	(31)	—	(183)
Net cash used in discontinued operations	—	(5,786)	(1,148)	—	(6,934)

Net cash used in investing activities	(62)	(36,769)	(1,198)	—	(38,029)
Net short-term repayments	—	(3,438)	(6,006)	—	(9,444)
Principal payments on long-term debt	—	(460,955)	—	—	(460,955)
Proceeds from issuance of long-term debt	1,520,000	—	—	—	1,520,000
Intercompany (receivable) payable	(1,430,150)	1,350,338	(595)	80,407	—
Net contribution from Visant Holding Corp.	239,968	63,577	—	(256,055)	47,490
Distribution to shareholders	(175,648)	—	—	175,648	—
Debt financing costs	(61,255)	—	—	—	(61,255)
Redemption of preferred stock	—	(188,849)	—	—	(188,849)
Redemption of senior notes	—	(106,456)	—	—	(106,456)
Redemption of senior subordinated notes	—	(234,486)	—	—	(234,486)
Redemption of PIK notes to stockholders	—	(81,037)	—	—	(81,037)
Net cash used in discontinued operations	—	(464,336)	—	—	(464,336)

Net cash provided by (used in) financing activities	92,915	(125,642)	(6,601)	—	(39,328)
Effect of exchange rate changes on cash and cash equivalents	—	—	116	—	116

Increase (decrease) in cash and cash equivalents	80,933	(39,341)	(3,054)	—	38,538
Cash and cash equivalents, beginning of period	—	37,100	6,631	—	43,731

Cash and cash equivalents, end of period	$80,933	$(2,241)	$3,577	$—	$82,269

22.    Subsequent Event

        On January 3, 2007, the Company entered into a Stock Purchase Agreement with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which were previously included in the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. As discussed in Note 6, the operations of these companies have been classified as discontinued operations in the accompanying financial statements. The regulatory review of the proposed transaction through a second request by the Federal Trade Commission has been completed and the Company expects to close the transaction on or about May 16, 2007.

        On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff will operate as a direct subsidiary of Visant under the Neff brand name and its results will be reported together with the results of Jostens scholastic operations as the renamed Scholastic segment.

VISANT HOLDING CORP.

$247,200,000 Principal Amount at Maturity
of 10 1/4 Senior Discount Notes Due 2013

PROSPECTUS

UNTIL                           , 2007, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby, all of which will be borne by us, are as follows:

Printing expenses	$7,500
Legal fees	50,000
Accounting fees	50,000

Total	$107,500

Item 14. Indemnification of Directors and Officers.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrant's directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by Visant Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Visant Holding Corp. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

        The amended and restated certificate of incorporation of Visant Holding Corp. provides that indemnification may be provided to any person who was or is a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Visant Holding Corp. shall indemnify its directors for all liabilities arising from a breach of fiduciary duty except (i) for any breach of the director's duty of loyalty to Visant Holding Corp. or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities.

        Our equity securities are not registered pursuant to Section 12 of the Exchange Act. For the quarter ended December 30, 2006, we did not issue or sell securities pursuant to offerings that were not registered under the Securities Act of 1933, as amended (the "Securities Act"), except (a) on November 30, 2006, Holdings granted 2,300 options to purchase Class A Common Stock with an exercise price of $130.45 per share to an employee under the 2004 Stock Option Plan, as amended and restated (the "2004 Plan"); (b) on December 1, 2006, Holdings granted 12,350 options to purchase Class A Common Stock with an exercise price of $130.45 per share to certain employees under the 2004 Plan; and (c) on December 15, 2006, Holdings issued 3,000 shares of restricted Class A Common Stock to one of our officers under the 2004 Plan, in each case in accordance with Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

        (a) Exhibits

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

        (b) Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries

	Allowance for uncollectible accounts(1)	Allowance for sales returns(2)	Salesperson overdraft reserve(1)
Balance, January 3, 2004	$2,975	$5,791	$9,690

Charged to expense	973	21,165	3,241
Deductions	770	21,157	2,070

Balance, January 1, 2005	$3,178	$5,799	$10,861

Charged to expense	1,972	22,247	4,419
Deductions	1,465	22,112	2,763

Balance, December 31, 2005	$3,685	$5,934	$12,517

Charged to expense	1,012	24,512	6,672
Deductions	1,971	23,168	6,568

Balance, December 30, 2006	$2,726	$7,278	$12,621

(1)
Uncollectible accounts written off, net of recoveries

(2)
Returns processed against reserve

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described under Item 14 or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Visant Holding Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 7th day of May, 2007.

VISANT HOLDING CORP.
By:	/S/ MARC L. REISCH Name: Marc L. Reisch Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Visant Holding Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 7th day of May, 2007.

Signature	Capacity	Date
/S/ MARC L. REISCH Marc L. Reisch	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 7, 2007
/S/ PAUL B. CAROUSSO Paul B. Carousso	Vice President—Finance (Principal Financial and Accounting Officer)	May 7, 2007
/S/ DAVID F. BURGSTAHLER David F. Burgstahler	Director	May 7, 2007
/S/ GEORGE M.C. FISHER George M.C. Fisher	Director	May 7, 2007
/S/ ALEXANDER NAVAB Alexander Navab	Director	May 7, 2007
/S/ TAGAR C. OLSON Tagar C. Olson	Director	May 7, 2007
/S/ CHARLES P. PIEPER Charles P. Pieper	Director	May 7, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1(16)	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.
2.2(14)	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp.
2.3(15)	Contribution Agreement, dated as of July 21, 2004, between Visant Holding Corp.(f/k/a Jostens Holding Corp.) and Fusion Acquisition LLC.
2.4(2)	Amendment No. 1 to Contribution Agreement, dated as of September 30, 2004, between Visant Holding Corp. and Fusion Acquisition LLC.
2.5(27)	Stock Purchase Agreement, dated January 2, 2007, among Visant Corporation, Visant Holding Corporation and R.R. Donnelley & Sons Company.
3.1(3)	Second Amended and Restated Certificate of Incorporation of Visant Holding Corp.
3.2(23)	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Visant Holding Corp.
3.3(3)	By-Laws of Visant Holding Corp.
4.1(4)	Indenture, dated December 2, 2003, between Visant Holding Corp. and BNY Midwest Trust Company, as trustee.
4.2(4)	Registration Rights Agreement, dated November 25, 2003 among Visant Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.
4.3(6)	Indenture, dated October 4, 2004 among Visant Corporation, the guarantors parties thereto and The Bank of New York, as trustee.
4.4(6)	Exchange and Registration Rights Agreement, dated October 4, 2004, among Visant Corporation, the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.
4.5(2)	Registration Rights Agreement, dated as of October 4, 2004, between Visant Holding Corp. and the Stockholders named therein.
4.6(26)	Indenture, dated April 4, 2006, between Visant Holding Corp. and U.S. Bank National Association, as trustee.
4.7(26)	Registration Rights Agreement, dated April 4, 2006, among Visant Holding Corp., Lehman Brothers Inc. and Banc of America Securities LLC.
5.1†	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities offered hereby.
10.1(6)
Credit Agreement, dated as of October 4, 2004, among Visant Corporation, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto.

10.2(6)
U.S. Guarantee, dated as of October 4, 2004, among Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.
10.3(6)
Canadian Guarantee, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.
10.4(6)
Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, each of the subsidiaries of Visant Corporation listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.
10.5(6)
Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.
10.6(6)
Pledge Agreement, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.
10.7(6)
Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.
10.8(6)
Trademark Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.
10.9(6)
Patent Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation., the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.
10.10(6)
Copyright Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.
10.11(17)	Stock Purchase and Stockholders' Agreement, dated as of September 3, 2003, among Visant Holding Corp., Visant Corporation and the stockholders party thereto.
10.12(19)	Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003.
10.13(18)	Jostens, Inc. Executive Severance Pay Plan-2003 Revision, effective February 26, 2003.*
10.14(7)	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000.*
10.15(22)	Form of Contract entered into with respect to Executive Supplemental Retirement Plan.*
10.16(1)	Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of January 6, 2005.*

10.17(2)	Employment Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*
10.18(2)	Management Stockholder's Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*
10.19(2)	Restricted Stock Award Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*
10.20(2)	Sale Participation Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*
10.21(2)	Stock Option Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*
10.22(8)	Employment Agreement, dated as of January 31, 2002, between Von Hoffmann Corporation and Robert Mathews.*
10.23(13)	Separation Agreement, dated as of July 14, 2004, among Visant Holding Corp., Jostens, Inc. and Robert C. Buhrmaster.*
10.24(13)	Separation Agreement, dated as of September 17, 2004, among Visant Holding Corp., Jostens, Inc. and Steven A. Tighe.*
10.25(5)	Separation Agreement, dated September 30, 2004, among AHC I Acquisition Corp., AKI Holding Corp., AKI, Inc. and William J. Fox.*
10.26(5)
Amendment No. 1 and Agreement, dated as of December 21, 2004, to the Credit Agreement dated as of October 4, 2004, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp., the lending institutions from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent.
10.27(1)	Stockholders Agreement, dated as of October 4, 2004, among Visant Holding Corp. and the stockholders named therein.
10.28(5)	Amendment No. 1 to Executive Employment Agreement, dated as of December 30, 2004, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert S. Mathews.*
10.29(2)	Transaction and Monitoring Agreement, dated as of October 4, 2004, between Visant Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc.
10.30(23)	Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of March 14, 2005.*
10.31(23)	Form of Management Stockholder's Agreement.*
10.32(23)	Form of Sale Participation Agreement.*
10.33(23)	Form of Visant Holding Corp. Stock Option Agreement.*
10.34(17)	Form of Jostens, Inc. Stock Option Agreement.*
10.35(23)	Form of Von Hoffmann Holdings, Inc. Stock Option Agreement.*
10.36(19)	Employment Agreement, dated as of September 5, 2003, between Von Hoffmann Corporation and John R. DePaul.*
10.37(25)	Amendment No. 1 to Executive Employment Agreement, dated as of April 1, 2005, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and John R. DePaul.*

10.38(25)	Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated March 22, 2006.*
10.39(25)	Form of Contract entered into with respect to Executive Supplemental Retirement Plan.*
10.40(18)	Jostens Holding Corp. 2003 Stock Incentive Plan, effective October 30, 2003.*
10.41(28)	Form of Amended and Restated Contract entered into with respect to Executive Supplemental Retirement Plan.*
12.1(28)	Computation of Ratio of Earnings to Fixed Charges.
14.1(23)	Visant Holding Corp. and Visant Corporation and Subsidiaries Code of Business Conduct and Ethics.
16.1(24)	E&Y Letter Change in Certifying Accountant.
21(28)	Subsidiaries of Visant Holding Corp.
23.1†	Consent of Deloitte & Touche LLP.
23.2†	Consent of Ernst & Young LLP.
23.3†	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto).
24.1†	Power of Attorney (included in signature pages hereto).
25.1(29)	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee.
(1)
Incorporated by reference to Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on February 14, 2005.

(2)
Incorporated by reference to Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.

(3)
Incorporated by reference to Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on February 2, 2004.

(4)
Incorporated by reference to Visant Holding Corp.'s Form S-4 (file no. 333-112055), filed on January 21, 2004.

(5)
Incorporated by reference to Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.

(6)
Incorporated by reference to Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.

(7)
Incorporated by reference to Jostens, Inc.'s Form S-4(file no. 333-45006), filed on September 1, 2000.

(8)
Incorporated by reference to Von Hoffmann Holdings, Inc. and Von Hoffmann Corporation's Form S-1(file no. 333-90992), filed on June 21, 2002.

(9)
Incorporated by reference to AKI Holding Corp.'s Form S-4/A (file no. 333-60991), filed on October 13, 1998.

(10)
Incorporated by reference to AKI Holding Corp.'s Form S-4 (file no. 333-60991), filed on August 7, 1998.

(11)
Incorporated by reference to AKI, Inc.'s Form S-4/A (file no. 333-60989), filed on November 13, 1998.

(12)
Incorporated by reference to AKI, Inc.'s Form S-4 (file no. 333-60989), filed on August 7, 1998.

(13)
Incorporated by reference to Visant Holding Corp.'s Form 10-Q, filed on November 16, 2004.

(14)
Incorporated by reference to AKI, Inc.'s Form 10-K, filed on September 1, 2004.

(15)
Incorporated by reference to Visant Holding Corp.'s Form 10-Q, filed on August 17, 2004.

(16)
Incorporated by reference to Von Hoffmann Holdings Inc.'s Form 10-Q/A, filed on August 12, 2004.

(17)
Incorporated by reference to Visant Holding Corp.'s Form 10-K, filed on April 28, 2004.

(18)
Incorporated by reference to Jostens, Inc.'s Form 10-K, filed on April 1, 2004.

(19)
Incorporated by reference to Von Hoffmann Holdings Inc.'s Form 10-Q, filed on November 10, 2003.

(20)
Incorporated by reference to Jostens, Inc.'s Form 10-Q, filed on November 12, 2003.

(21)
Incorporated by reference to Jostens, Inc.'s Form 10-Q, filed on August 13, 1999.

(22)
Incorporated by reference to Jostens, Inc.'s Form 8, dated May 2, 1991.

(23)
Incorporated by reference to Visant Holding Corp.'s Form 10-K, filed April 1, 2005.

(24)
Incorporated by reference to Visant Holding Corp.'s Form 8-K, filed April 19, 2005.

(25)
Incorporated by reference to Visant Holding Corp.'s Form 10-K, filed on March 30, 2006.

(26)
Incorporated by reference to Visant Holding Corp.'s Form 8-K, filed on April 6, 2006.

(27)
Incorporated by reference to Visant Holding Corp.'s Form 8-K, filed on January 5, 2007.

(28)
Incorporated by reference to Visant Holding Corp.'s Form 10-K, filed March 28, 2007.

(29)
Incorporated by reference to Visant Holding Corp.'s Post-Effective Amendment No. 4 to Form S-4 (file no. 333-112055), filed September 13, 2005.

†
Filed herewith.

*
Management contract or compensatory plan or arrangement

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Company Background
Ownership and Corporate Structure
Summary of Terms of the Notes
Information About Us
Summary Historical Consolidated Financial Data
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at December 30, 2006
Option Exercises and Stock Vested in 2006
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Termination, Severance and Change of Control Arrangements
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
VISANT HOLDING CORP. AND SUBSIDIARIES Notes to Consolidated Financial Statements
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2006
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2005
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2004
CONDENSED CONSOLIDATING BALANCE SHEET 2006
CONDENSED CONSOLIDATING BALANCE SHEET 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2006
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2004
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX